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                       Central and South West Corporation

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                              1998 FINANCIAL REPORT

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                                  March 5, 1999





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TABLE OF CONTENTS


Management's Discussion and Analysis of Financial Condition
 and Results of Operations.....................................................1


Consolidated Statements of Income.............................................35


Consolidated Statements of Stockholders'Equity................................36


Consolidated Balance Sheets...................................................37


Consolidated Statements of Cash Flows.........................................39


Notes to Consolidated Financial Statements....................................40


Report of Independent Public Accountants......................................86


Report of Management..........................................................89


Glossary of Terms.............................................................90




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FORWARD-LOOKING INFORMATION
This report made by CSW and certain of its subsidiaries contains forward-looking statements within the meaning of Section 21E of the Exchange Act. Although CSW and each of its subsidiaries believe that their expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those
projected.   Important  factors  that  could  cause  actual  results  to  differ materially from those in the forward-looking statements include, but are not limited to:
 - the impact of general economic changes in the United States and in countries in which CSW either currently has made or in the future may make investments,
 -  the impact of deregulation on the United States electric utility business,
 - increased competition and electric utility industry restructuring in the United States,
 - the impact of the proposed AEP Merger including any regulatory conditions imposed on the merger, the inability to consummate the AEP Merger, or other merger and acquisition activity including the SWEPCO Plan,
 - federal and state regulatory developments and changes in law which may have a substantial adverse impact on the value of CSW System assets,
 -  timing and adequacy of rate relief,
 -  adverse changes in electric load and customer growth,
 -  climatic changes or unexpected changes in weather patterns,
 - changing fuel prices, generating plant and distribution facility performance,
 -  decommissioning costs associated with nuclear generating facilities,
 - costs associated with any year 2000 computer related failure(s) either within the CSW System or supplier failures that adversely affect the CSW System,
 - uncertainties in foreign operations and foreign laws affecting CSW's investments in those countries,
 - the effects of retail competition in the natural gas and electricity distribution and supply businesses in the United Kingdom, and
 - the timing and success of efforts to develop domestic and international power projects.

In the non-utility area, the previously mentioned factors apply and also include, but are not limited to:
 - the ability to compete effectively in new areas, including telecommunications, power marketing and brokering, and other energy related services, and
 - evolving federal and state regulatory legislation and policies that may adversely affect those industries generally or the CSW System's business in areas in which it operates.



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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

      Reference is made to CSW's Consolidated Financial Statements and related Notes to Consolidated Financial Statements and Selected Financial Data. The information contained therein should be read in conjunction with, and is essential in understanding, the following discussion and analysis. The RESULTS OF OPERATIONS of CSW precede its financial statements.


OVERVIEW

      The electric utility industry is changing rapidly as it is becoming more competitive. In anticipation of increasing competition and fundamental changes in the industry, CSW's management is implementing a strategic plan designed to help position CSW to be competitive in this rapidly changing environment and is developing a global energy business.

      CSW has undertaken key initiatives in the implementation of this overall strategy and is determining new directions for the corporation's future. One of these key initiatives is the proposed merger between AEP and CSW that was announced in December 1997. CSW would become a subsidiary of AEP in the proposed merger. The proposed merger would join two companies which are low cost providers of electricity and would achieve greater economies of scale than either company could achieve on its own. In addition, CSW International continues to make investments in South America. CSW continues to pursue the acquisition of the non-nuclear generating assets of Cajun, a Louisiana member electric cooperative. In 1998, C3 Communications sold its interest in ChoiceCom and retained the long haul, high-capacity fiber optic network from that partnership. These initiatives are discussed in more detail below and elsewhere in this report.

      CSW believes that compared to other electric utilities, the CSW System is well positioned to capitalize on the opportunities and challenges of an increasingly deregulated and competitive market for the generation, transmission and distribution of electricity. (The foregoing statement constitutes a forward-looking statement within the meaning of Section 21E of the Exchange Act. Actual results may differ materially from such projected information due to changes in the underlying assumptions. See FORWARD-LOOKING INFORMATION). The CSW System benefits from economies of scale by virtue of its size and is a reliable and relatively low-cost provider of electric power. Specifically, CSW seeks competitive advantages through its diverse and stable customer base, competitive prices for electricity, diversified fuel mix, extensive transmission interconnections, diversity of regulation and financial flexibility. See RECENT DEVELOPMENTS AND TRENDS for additional information.


LIQUIDITY AND CAPITAL RESOURCES

      Overview of Operating, Investing and Financing Activities
      Net cash inflows from operating activities increased $216 million to $942 million during 1998 compared to 1997. The increase in net cash inflows is due primarily to the absence in 1998 of $190 million of federal and state income tax payments made in the first half of 1997 for the gain on CSW's 1996 sale of Transok. However, these payments were offset in part by the utilization of Alternative Minimum Tax credits that CSW had previously generated. Also contributing to the increase were better fuel recovery positions and a higher accounts payable balance. The increase in net cash inflows was offset in part by an increase in the accounts receivable balance. The second installment of the

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United Kingdom  windfall  profits tax was paid in December 1998 in the amount of
(pound)55 million, or $91 million; however, this cash outflow did not reduce the increase in cash flows from operations when compared to the prior year because a comparable amount was paid in December 1997.

      Net cash outflows from investing activities decreased $269 million to an outflow of $635 million during 1998 compared to an outflow of $904 million for 1997. CSW Energy obtained permanent external financing during the first half of 1997 for the Orange cogeneration project and subsequently reduced its equity investment in the project. In addition, CSW Energy made its final payment on the Ft. Lupton cogeneration project in the first half of 1997. CSW Energy also experienced a decrease in construction expenditures for the Phillips Sweeny project that began operating in the first quarter of 1998. Further reducing the cash outflows from investing activities was a cash inflow resulting from CSW International's Enertek partner, Alpek, assuming its 50% obligation of that power plant project. Reduced spending at the U.S. Electric Operating Companies for facilities also contributed to the lower net cash outflows from investing activities.

      Net cash flows from financing activities decreased $229 million to an outflow of $225 million during 1998 compared to an inflow of $4 million for the same period last year. In the second quarter of 1997, CSW received proceeds from the issuance of Trust Preferred Securities. The proceeds were used primarily to reacquire preferred stock and pay down short-term debt in the second quarter of 1997. In April 1997, CSW made changes to its common stock plans and stopped issuing original shares. The decrease in net cash from financing activities was due in part to funding these common stock plans through open market purchases. The decrease in cash flows from financing activities was offset in part by higher amounts of reacquisitions and maturities of long-term debt in 1997 compared to 1998. Also partially offsetting the decrease in cash flows from financing activities was a cash inflow in 1998 from financing CSW Energy's Sweeny project.

      The non-cash impacts of exchange rate differences on the translation of foreign currency denominated assets and liabilities were recorded on a separate line on the cash flow statement in accordance with accounting guidelines.

      Internally Generated Funds
      Internally generated funds, which consist of cash flows from operating activities less common and preferred stock dividends, should meet most of the capital requirements of the CSW System. However, CSW's strategic initiatives, including expanding CSW's core electric utility and non-utility businesses through acquisitions or otherwise, may require additional capital from external sources. For a description of certain restrictions on CSW's ability to raise capital from external sources, see PROPOSED AEP MERGER. Productive investment of net funds from operations in excess of capital expenditures and dividend payments is necessary to enhance the long-term value of CSW for its investors. CSW is continually evaluating the best use of internally generated funds, which totaled $564 million, $343 million and $499 million for 1998, 1997 and 1996, respectively.

      Capital Expenditures
      The CSW System's need for capital results primarily from its construction of facilities to provide reliable electric service to its customers. The historical capital requirements of the CSW System have been primarily for the construction of electric utility plant. However, current projected capital expenditures are expected to be primarily for existing transmission and distribution systems and for various non-utility investments. The U.S. Electric Operating Companies maintain a continuing construction program, the nature and extent of which is based upon current and estimated future demands upon the system. Planned construction expenditures for the U.S. Electric Operating Companies for the next three years are primarily to improve and expand

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transmission  and distribution  facilities and will be funded primarily  through internally generated funds. These improvements will be required to meet the anticipated needs of new customers and the growth in the requirements of existing customers.

      CSW regularly evaluates its capital spending policies and generally seeks to fund only those projects and investments that management believes will offer satisfactory returns in the current environment. Consistent with this strategy, the CSW System is likely to continue to make additional investments in energy-related and non-utility businesses and will continue to search for other electric utility properties to acquire. Primary sources of capital for these expenditures are long-term debt, trust preferred securities and preferred stock issued by the U.S. Electric Operating Companies, long-term and short-term debt issued by CSW, as well as internally generated funds. Historically, the issuance of common stock by CSW has also been a source of capital. CSW Energy and CSW International typically use various forms of non-recourse project financing to provide a portion of the capital required for their respective projects as well as utilizing long-term debt for other investments. Although CSW and each of the U.S. Electric Operating Companies expect to fund the majority of their respective capital expenditures for their existing utility systems through internally generated funds, for any significant investment or acquisition, additional funds from the capital markets may be required. For a description of certain restrictions on CSW's ability to make investments and raise capital from external sources, including through the issuance of common stock, see PROPOSED AEP MERGER.

      The historical and estimated capital expenditures for the CSW System, including the U.S. Electric Operating Companies, SEEBOARD and other operations are shown in the CAPITAL EXPENDITURES table. The amounts include construction expenditures for the U.S. Electric Operating Companies and, for SEEBOARD and CSW's other operations, construction expenditures and net equity investments. The 1996 CSW amount does not include SEEBOARD acquisition expenditures. The majority of the capital expenditures for the U.S. Electric Operating Companies for 1996 through 1998 were spent on transmission and distribution facilities. It is anticipated that the majority of the estimated capital expenditures for 1999 through 2001 will be for transmission and distribution facilities as well. For a description of certain restrictions on CSW's ability to make capital expenditures, including through the issuance of common stock, see PROPOSED AEP MERGER (The table and statements below contain forward-looking information within the meaning of Section 21E of the Exchange Act. Actual results may differ materially from such projected information due to changes in the underlying assumptions. See FORWARD-LOOKING INFORMATION).

                              CAPITAL EXPENDITURES
                                                    Estimated Expenditures
                1996      1997      1998           1999       2000      2001
              ------------------------------    --------------------------------
                                 (millions including AFUDC)

CSW             $644      $760      $584          $855       $814       $664

         Estimated capital expenditures for 1999 - 2001 do not include expenditures for acquisition-type investments.

      Although CSW does not believe that the U.S. Electric Operating Companies will require substantial additions of generating capacity over the next several years, the U.S. Electric system's internal resource plan presently anticipates that any additional capacity needs will come from a variety of sources including power purchases. See Integrated Resource Plan below for additional information regarding the U.S. Electric System's capacity needs.

      Inflation
      Annual inflation rates, as measured by the U.S. Consumer Price Index, have averaged approximately 2.3% during the three years ended December 31, 1998. CSW believes that inflation, at this level, does not materially affect CSW's results of operations or financial position. However, under existing regulatory

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practice,  only the historical cost of plant is recoverable from customers. As a result, cash flows designed to provide recovery of historical plant costs may not be adequate to replace plant in future years.

      Financial Structure, Shelf Registrations and Credit Ratings
      As of December 31, 1998, the capitalization ratios of CSW were 46% common stock equity, 2% preferred stock, 4% Trust Preferred Securities and 48% long-term debt. CSW is committed to maintaining financial flexibility through a strong capital structure and favorable securities ratings in order to access capital markets opportunistically or when required. CSW continually monitors the capital markets for opportunities to lower its cost of capital through refinancing activities. The estimated embedded cost of long-term debt for CSW is 7.3%.

      CSW can issue common stock, either through the purchase and reissuance of shares from the open market or original issue shares, to fund its LTIP, stock option plan, PowerShare plan and Retirement Savings Plan. CSW began funding these plans through open market purchases on April 1, 1997. CPL has shelf registration statements on file for the issuance of up to $60 million of FMBs, up to $75 million of preferred stock, and up to $350 million of Senior Notes. PSO has a shelf registration statement on file for the issuance of up to $35 million of Senior Notes. For a description of certain restrictions on CSW's ability to raise capital from external sources, see PROPOSED AEP MERGER.

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      The current securities ratings for each of the Registrants is presented in the following table, including the securities rating on the Trust Preferred Securities issued by CPL Capital I, PSO Capital I and SWEPCO Capital I.

                                                     Duff         Standard &
                                         Moody's   & Phelps         Poor's
                                       ---------------------------------------
CPL
           First mortgage bonds            A3           A             A
           Senior unsecured               Baa1         A-            A-
           Preferred stock                Baa1        BBB+          BBB+
           Trust preferred (CPL
            Capital I)                    Baa1        BBB+          BBB+
           Junior subordinated
              deferrable
              Interest debentures         Baa2         --            --
PSO
           First mortgage bonds            A1          AA-           AA-
           Senior unsecured                A2          A+             A
           Preferred stock                 a3          A+            A-
           Trust preferred (PSO
            Capital I)                     a2          A+            A-
           Junior subordinated
              deferrable
              Interest debentures          A3          --            --
SWEPCO
           First mortgage bonds           Aa3          AA            AA-
           Senior unsecured                A1          AA-            A
           Preferred stock                 a1          AA-            A-
           Trust preferred (SWEPCO
            Capital I)                     aa3         AA-            A-
           Junior subordinated
              deferrable
              Interest debentures          A2          --            --
WTU
           First mortgage bonds            A2          A+              A
           Senior unsecured                A3          --             A-
           Preferred stock                 a3           A           BBB+
CSW
           Commercial paper               P-2          D-2           A-2

These securities ratings may be revised or withdrawn at any time, and each rating should be evaluated independently of any other rating.

      Long-Term Financing
      CSW Services used short-term debt to repay a $60 million variable rate bank loan due December 1, 2001 in two $30 million installments on January 28, 1998 and April 27, 1998. On April 1, 1998, SWEPCO called the remaining 274,010 shares of its $100 par value 6.95% preferred stock. SWEPCO used short-term debt to fund the $28 million redemption cost.

      On September 1, 1998, CPL reacquired in its entirety $36 million principal amount outstanding of its 7% Series L FMBs, due February 1, 2001 at a call price of 100.53. On September 1, 1998, PSO reacquired in their entirety $25 million principal amount outstanding of its 7 1/4% Series K FMBs, due January 1, 1999 and $30 million principal amount outstanding of its 7 3/8% Series L FMBs, due March 1, 2002, at call prices of 100 and 100.77, respectively. CPL and PSO used short-term borrowings and internally generated cash to fund the reacquisitions.

      The final installment of (pound)55 million, or $91 million, related to the windfall profits tax, enacted by the United Kingdom government, was paid by SEEBOARD on December 1, 1998.

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      Short-Term Financing and Accounts Receivable Factoring
      The CSW System uses short-term debt, primarily commercial paper, to meet fluctuations in working capital requirements and other interim capital needs. CSW has established a system money pool to coordinate short-term borrowings for certain of its subsidiaries, primarily the U.S. Electric Operating Companies. In addition, CSW also incurs borrowings for other subsidiaries that are not included in the money pool. As of December 31, 1998, CSW had revolving credit facilities totaling $1.0 billion to back up its commercial paper program. At December 31, 1998, CSW had $811 million outstanding in short-term borrowings. The maximum amount of short-term borrowings outstanding during the year, which had a weighted average interest yield for the year of 5.8%, was $1.1 billion during June 1998.

      CSW Credit purchases, without recourse, the accounts receivable of the U.S. Electric Operating Companies and certain non-affiliated electric utility companies. The sale of accounts receivable provides the U.S. Electric Operating Companies with cash immediately, thereby reducing working capital needs and revenue requirements. In addition, CSW Credit's capital structure contains greater leverage than that of the U.S. Electric Operating Companies, so CSW's cost of capital is lowered. CSW Credit issues commercial paper to meet its financing needs. At December 31, 1998, CSW Credit had a $1.0 billion revolving credit agreement, secured by the assignment of its receivables, to back up its commercial paper program, which had $749 million outstanding. The maximum amount of such commercial paper outstanding during the year, which had a weighted average interest yield of 5.6%, was $1.0 billion during September 1998.

      CSW Energy and CSW International
      CSW Energy has authority from the SEC to expend up to $250 million for general development activities related to qualifying facilities and independent power facilities. CSW Energy may seek specific authority to spend additional amounts on certain projects subject to limitations contained in the AEP merger agreement. See NOTE 3. COMMITMENTS AND CONTINGENT LIABILITIES, for a discussion of CSW's investments and commitments in CSW Energy projects at December 31, 1998.

      In January 1997, CSW received authority from the SEC under the Holding Company Act to spend an amount up to 100% of consolidated retained earnings on EWG or FUCO investments, subject to certain restrictions. This represents a twofold increase in authority previously granted under the Holding Company Act. However, the amount of any such expenditures is subject to the terms of the AEP merger agreement. As of December 31, 1998, CSW had invested an amount equal to 49% of consolidated retained earnings, as defined by Rule 53 of the Holding Company Act, on EWG and FUCO investments. For a description of certain restrictions  on the  ability  of CSW  and  its  subsidiaries  to  make  capital expenditures in respect of qualifying facilities and independent power facilities and to make EWG and FUCO investments, see PROPOSED AEP MERGER.


RECENT DEVELOPMENTS AND TRENDS

      AEP Merger
      In December 1997, AEP and CSW announced that their boards of directors approved a definitive merger agreement. If the merger is completed, the combined company will be a diversified electric utility serving more than 4.6 million customers in 11 states and approximately 4 million customers outside the United States. In 1998, CSW undertook a corporate realignment to more effectively position itself for competition and to better align itself with AEP related to the proposed merger of the two companies. The merger must receive regulatory approval from federal and state authorities and must satisfy a number of other conditions, some of which may not be waived by the parties. There can be no assurance that the AEP Merger will be consummated, and if it is, the timing of such consummation or the effect of any regulatory conditions that may be imposed on such consummation. See PROPOSED AEP MERGER.

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      Competition and Industry Challenges
      Competitive forces at work in the electric utility industry are impacting the CSW System and electric utilities generally. Increased competition facing electric utilities is driven by complex economic, political and technological factors. These factors have resulted in legislative and regulatory initiatives that are likely to result in even greater competition at both the wholesale and retail levels in the future. As competition in the industry increases, the U.S. Electric Operating Companies will have the opportunity to seek new customers and at the same time be at risk of losing customers to other competitors.
Additionally, the U.S. Electric Operating Companies will continue to compete with suppliers of alternative forms of energy, such as natural gas, fuel oil and coal, some of which may be less expensive than electricity. In the United Kingdom, the franchised electricity supply business opened to full competition on a phased-in basis beginning October 1998. As a result, SEEBOARD will be able to seek customers while risking the loss of existing customers to other competitors. CSW believes that, overall, its prices for electricity and the quality and reliability of its service currently place it in a position to compete effectively in the energy marketplace (The foregoing statement constitutes a forward-looking statement within the meaning of Section 21E of the Exchange Act. Actual results may differ materially from such projected information due to changes in the underlying assumptions. See FORWARD-LOOKING INFORMATION). See RATES AND REGULATORY MATTERS for a discussion of several current issues affecting the CSW System.

      Electric industry restructuring and the development of competition in the generation and sale of electric power requires resolution of several important issues, including, but not limited to: (i) who will bear the costs of prudent utility investments or past commitments incurred under traditional cost-of-service regulation that will be uneconomic in a competitive environment, sometimes referred to as stranded costs; (ii) whether all customers have access to the benefits of competition; (iii) how, and by whom, the rules of competition will be established; (iv) what the impact of deregulation will be on conservation, environmental protection and other regulator-imposed programs; and
(v) how transmission system reliability will be ensured. The degree of risk to CSW and the U.S. Electric Operating Companies associated with various federal and state restructuring proposals aimed at resolving any or all of these issues will vary depending on many factors, including the proposals' competitive position and treatment of stranded utility investment, primarily at CPL, resulting from such requirements. Although the U.S. Electric Operating Companies believe they are in a position to compete effectively in a deregulated, more competitive marketplace, if stranded costs are not recovered from customers then the U.S. Electric Operating Companies may be required by existing accounting standards to recognize potentially significant losses from unrecovered stranded costs, especially with respect to STP (The foregoing statement constitutes a forward-looking statement within the meaning of Section 21E of the Exchange Act. Actual results may differ materially from such projected information due to changes in the underlying assumptions. See FORWARD-LOOKING INFORMATION). See Regulatory Accounting for additional information.

      A majority of the states, including the four states in which the U.S. Electric Operating Companies operate, have considered industry restructuring including retail competition. Several states have enacted legislation mandating retail competition, including Oklahoma in which PSO operates. CSW cannot predict when and if it will be subject to legislative or regulatory initiatives enacting industry restructuring and retail competition, nor can they predict the scope or effect of such initiatives on their results of operations or financial condition in Texas, Louisiana, Oklahoma and Arkansas. For additional information related to such state initiatives, see Industry Restructuring Initiatives in Texas, Louisiana, Oklahoma and Arkansas.

      Wholesale Electric Competition in the United States
      The Energy Policy Act, which was enacted in 1992, significantly altered the way in which electric utilities compete. The Energy Policy Act created exemptions from regulation under the Holding Company Act and permits utilities, including registered utility holding companies and non-utility companies, to own

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EWGs.  EWGs  are a  relatively  new  category  of  non-utility  wholesale  power producers that are free from most federal and state regulation, including restrictions under the Holding Company Act. These provisions enable broader participation in wholesale power markets by reducing regulatory hurdles to such participation. The Energy Policy Act also allows the FERC, on a case-by-case basis and with certain restrictions, to order wholesale transmission access and to order electric utilities to enlarge their transmission systems. A FERC order requiring a transmitting utility to provide wholesale transmission service must include provisions generally that permit the utility to recover from the FERC applicant all of the costs incurred in connection with the transmission services and any enlargement of the transmission system and associated services. Wholesale energy markets, including the market for wholesale electric power, have been increasingly competitive since enactment of the Energy Policy Act. The U.S. Electric Operating Companies must compete in the wholesale energy markets with other public utilities, cogenerators, qualifying facilities, EWGs and others for sales of electric power. While CSW believes the Energy Policy Act will continue to make the wholesale markets more competitive, CSW is unable to predict how the Energy Policy Act will ultimately impact the U.S. Electric Operating Companies.

      FERC Orders 888 and 889
      The FERC issued Order No. 888 in 1996, which is the final comparable open access transmission service rule. The provisions of FERC Order No. 888 provide for comparable transmission service between utilities and their transmission customers by requiring utilities to take transmission service under their open access tariffs for wholesale sales and purchases and by requiring utilities to rely on the same transmission information that their transmission customers rely on to make wholesale purchases and sales.

      In addition, the Texas Commission adopted a rule governing transmission access and pricing for ERCOT in 1996. The pricing method adopted by the Texas Commission is a hybrid combination of an ERCOT-wide postage stamp rate covering 70% of total ERCOT transmission costs and a distance-sensitive component which recovers the remaining 30% of ERCOT's transmission costs. CPL and WTU began recording transmission revenues and expenses in accordance with the Texas Commission's rule on January 1, 1997. In May 1998, the Texas Commission issued an order in Docket No. 17285, Complaint of CPL and WTU against Texas Utilities Electric Company, granting CPL and WTU the relief they sought, which is to net the annual payment paid to Texas Utilities Electric Company under a prior FERC settlement for transmission service in ERCOT against the amounts CPL and WTU would otherwise owe Texas Utilities Electric Company under the Texas Commission's transmission rule. Texas Utilities Electric Company has appealed the order.

      FERC Order No. 888 requires holding companies to offer single system transmission rates. The transmission rates of the U. S. Electric Operating Companies are under the exclusive jurisdiction of the FERC while the transmission rates of most of the transmitting utilities in ERCOT are under the exclusive jurisdiction of the Texas Commission. Because the two commissions have different approaches to defining and implementing comparable open access transmission service, Order No. 888 granted the U. S. Electric Operating Companies an exemption permitting them an opportunity to propose a solution that provides comparability to all wholesale users. On November 1, 1996, the U. S. Electric Operating Companies filed a system-wide tariff to comply with Order No. 888 and, on December 31, 1996, the FERC accepted for filing the system-wide tariff which became effective on January 1, 1997, subject to refund and to the issuance of further orders.

      On December 10, 1997 the FERC issued an order regarding the U. S. Electric Operating Companies' proposed system-wide tariff filed on November 1, 1996. The FERC's order accepted the proposed tariff subject to several modifications, including revisions to provide for system-wide transmission service under a single system rate. The U.S. Electric Operating Companies filed the required compliance tariff on February 17, 1998. On November 13, 1998, the FERC issued an order that accepted the U.S. Electric Operating Companies' compliance tariff providing for system-wide transmission service under a single system rate, subject to further modifications.

      In 1996, the FERC issued Order No. 889 requiring transmitting utilities to establish and operate an OASIS for the dissemination of information regarding available transfer capability for their respective transmission systems. The OASIS is an on-line information system that provides the same information about the utility's transmission system to all transmission customers. The U.S. Electric Operating Companies utilize, and participate in the OASIS systems for ERCOT and SPP. Order No. 889 also created standards of conduct requiring utilities to conduct any wholesale power sales business separately from their transmission operations. The standards of conduct are designed to ensure that utilities and their affiliates, as sellers of power, do not have preferential access to information about wholesale transmission prices and availability. The FERC has accepted, subject to minor modifications, the U.S. Electric Operating Companies' standards of conduct.

      Retail Electric Competition in the United States
      Most states have considered the adoption of various legislative and regulatory initiatives to restructure the electric utility industry and enact retail competition, and several states have already passed legislation that requires the implementation of retail access for customers. CSW believes that initiatives adopting industry restructuring and retail competition will be in the best interest of CSW and the U.S. Electric Operating Companies only if such initiatives fairly treat customers, utilities and their shareholders. More specifically CSW believes industry restructuring will not be in the best interests of CSW's and the U.S. Electric Operating Companies' security holders, unless CSW and the U.S. Electric Operating Companies receive fair recovery of the full amounts previously invested to serve customers, including amounts invested to finance generation facilities. These investments, which were reasonably incurred, were made by the U.S. Electric Operating Companies to meet their obligation to serve the public interest, necessity and convenience. This obligation has existed for nearly a century and remains in force under current law. CSW intends to strongly oppose attempts to impose retail competition without just compensation for the risks and investments CSW undertook to serve the public's demand for electricity. For additional information related to retail wheeling in the United States, see Industry Restructuring Initiatives in Texas, Louisiana, Oklahoma and Arkansas and Holding Company Act and Legislative Update.

      Industry Restructuring Initiatives in Texas, Louisiana, Oklahoma and Arkansas
      Several initiatives to restructure the electric utility industry and enact retail competition have been undertaken in the four states in which the U. S.
Electric Operating Companies operate. Legislation was enacted in Oklahoma in 1997 and 1998, while legislative activity in Texas, Louisiana and Arkansas stopped short of any such definitive action.

      In April 1997, the Oklahoma Legislature passed restructuring legislation providing for retail access by July 1, 2002. The legislation called for a number of studies to be completed on a variety of restructuring issues, including independent system operator issues, technical issues, financial issues, transition issues, and consumer issues. The study on independent system operator issues was completed in January 1998.

      In 1998, the Oklahoma Legislature passed Senate Bill 888, which accelerated the schedule for completion of the remaining studies to October 1999. These studies are to be conducted under the direction of the Joint Electric Utility Task Force. The Task Force has organized the study effort into several working groups, which have been directed to evaluate assigned issues. The Task Force will develop its report to the Legislature based on the work performed by these working groups. The Task Force's final report will be provided to the Legislature by October 1, 1999. Management is unable to predict the outcome of these studies or their ultimate impact on the results of operations and financial condition of CSW.

      In March 1997, the Arkansas Legislature passed a resolution directing interim legislative committees to study competition in the electric power industry in Arkansas. The study began in October 1997, and the committees held hearings throughout 1998. Also, the Arkansas Commission initiated a series of generic restructuring dockets in 1998, and held hearings on restructuring in May 1998. In October 1998, the Arkansas Commission released a report to the Arkansas Legislature, recommending the establishment of retail competition in Arkansas by January 2002. Bills have been filed in the 1999 session of the Arkansas legislature concerning the restructuring of the electric utility industry in Arkansas.

      In 1998, a special legislative committee created by the Louisiana Senate studied the impact of retail competition on the state of Louisiana. Further, the Louisiana Commission opened a proceeding to study restructuring and retail competition. Comments were submitted and hearings were held throughout 1998 on a number of specific restructuring topics. In addition, utilities filed rate unbundling information with the Louisiana Commission staff. The Louisiana Commission staff recently released its report on industry restructuring in Louisiana, including its recommendations to the Louisiana Commission regarding retail competition in Louisiana. In its report, the Louisiana Commission staff found that electric industry restructuring in Louisiana is not in the public interest at this time, although the staff did approve an electric industry restructuring plan in case the commissioners decide to move forward with electric industry restructuring and retail competition.

      In 1997, the Texas legislature considered but did not pass legislation enacting industry restructuring, including retail competition. Following the 1997 Texas legislative session, the Texas Lieutenant Governor appointed a Senate interim committee to study retail competition and restructuring. The committee held a series of hearings in late 1997 and throughout 1998, and issued its report to the legislature in late 1998.

      The 1999  session of the Texas  legislature  has  already  produced  three comprehensive electric industry restructuring bills as electric industry restructuring has become one of the primary topics the legislature will address.

      Management cannot predict the ultimate outcome of the initiatives concerning restructuring and retail competition in Arkansas, Louisiana, Oklahoma and Texas, or their ultimate impact on the results of operations, financial condition, or competitive position of CSW.

      Texas Independent System Operator
      An ISO is managing the ERCOT power grid in a competitive wholesale electric market in Texas.

      Integrated Resource Plan
      In January 1997, CPL, WTU, and SWEPCO filed with the Texas Commission a joint integrated resource plan outlining the companies' future electric needs over a 10-year forecast horizon and the manner in which the companies propose to meet those needs. In July 1997, the Texas Commission issued an Interim Order on the Preliminary Plan which adopted a settlement agreement that had been reached with all the parties in the case. The Interim Order approved the load forecast and individual resource needs for each of the companies, as well as the request for proposal documents to be used to procure future resource needs. The Interim Order also approved the targeted purchase goal amounts for renewable and energy efficiency programs, which will result in renewable and energy efficiency programs being included in the companies' resource mix. In June 1997, CSW Services, on behalf of CPL, SWEPCO and WTU, issued a request for proposal for up to 75 MW of renewable resources. In November 1998, the Texas Commission approved the winning contract from that solicitation, a 75 MW wind farm to be constructed near McCamey, Texas. Additionally, CPL, SWEPCO and WTU have each issued solicitations for additional resources to be available in 2001. The contracts awarded as a result of these solicitations will be presented to the Texas Commission for certification during 1999. In May 1997, a separate phase of the

Integrated Resource Plan was created to address the value of interruptible resources at CPL. As a result of that proceeding, in January 1999, the Texas Commission approved a new interruptible tariff for CPL. The tariff will go into effect in 2000 prior to the expiration of CPL's current tariffs.

      Holding Company Act and Federal Legislative Update
      In 1995, the SEC issued a report to the U.S. Congress advocating repeal of the Holding Company Act, which restricts certain activities of CSW and other registered holding companies, finding the Holding Company Act anachronistic and duplicative of other federal and state regulatory regimes.

      In the last Congress, and again in February 1999, Holding Company Act repeal legislation was reported out of the U.S. Senate Banking Committee. Management cannot predict the outcome of this, or similar, legislation.

      Also in the last Congress, several bills which provided for the restructuring and/or deregulating of the electric utility industry were considered but did not pass. Several similar bills have been introduced as of February 1999. Management cannot predict the ultimate outcome of any legislative initiatives.

      Regulatory Accounting
      Consistent with industry practice and the provisions of SFAS No. 71, which allows for the recognition of regulatory assets, the U.S. Electric Operating Companies have recognized significant regulatory assets and liabilities. Management believes that the U.S. Electric Operating Companies currently meet the criteria for following SFAS No. 71. However, in the event the U.S. Electric Operating Companies or some portion of their business no longer meets the criteria for following SFAS No. 71 due to deregulation or for other reasons, a write-off of regulatory assets and liabilities would be required, absent a means of recovering such assets or settling such liabilities in a continuing regulated segment of the business. For additional information regarding regulatory accounting, reference is made to NEW ACCOUNTING STANDARDS and NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

      PSO Union Negotiations
      PSO and its Local Union 1002 of the IBEW have been engaged in contract renewal negotiations. The underlying agreement expired in September 1996 and, to date, the parties have been unable to reach an agreement. In December 1996, PSO implemented portions of its then final proposal after declaring an impasse. The principal issue of disagreement involves PSO's need for flexibility in a deregulated environment. In April 1997, Oklahoma's governor signed into law an electric industry restructuring bill. The new law mandates the implementation of retail competition to begin on July 1, 2002. PSO believed that the new law also broke the impasse in the contract negotiations and has resumed negotiations with the union.

      In October 1998, PSO received an adverse ruling from a NLRB ALJ on the union's unfair labor practice charge against PSO. The ALJ upheld PSO's right to cease collecting union dues through payroll deductions. The ALJ ruled that PSO did negotiate in good faith, but also PSO's position on some issues was too harsh, and therefore the December 1996 implementation should be rolled back and employees made whole. Additionally, the ALJ ruled that PSO had improperly solicited employees to withdraw from the union. In December 1998, PSO appealed the ALJ's ruling to the NLRB. The union is an intervenor in the AEP merger proceedings. PSO continues to negotiate with the union. At this time, management cannot predict the outcome of this matter. However, management believes that even in the event of a strike, its operations would continue without a significant disruption and that a strike would not have a material adverse effect on its results of operations or financial condition. (The foregoing statement constitutes a forward-looking statement within the meaning of Section 21E of the Exchange Act. Actual results may differ materially from such projected information due to changes in the underlying assumptions. See FORWARD-LOOKING INFORMATION).

      Impact of Competition and Industry Restructuring Initiatives
      CSW believes that compared to other electric utilities, the CSW System is well positioned to capitalize on the opportunities and challenges of an increasingly deregulated and competitive market for the generation, transmission and distribution of electricity. CSW is unable to predict the ultimate outcome or impact of competitive forces on the electric utility industry in the United States, and in the United Kingdom or on the CSW System. As the electricity markets become more competitive, however, the principal factor determining success is likely to be price, and to a lesser extent, reliability, availability of capacity, and customer service. CSW cannot predict the form or effect of any federal or state electric utility restructuring initiatives at this time. Federal and/or state electric utility restructuring may cause impairment of significant recorded assets, material reductions of profit margins, and/or increased costs of capital. No assurance can be made that such events would not have a material adverse effect on CSW's results of operations, financial condition or competitive position. (The foregoing statement constitutes a forward-looking statement within the meaning of Section 21E of the Exchange Act. Actual results may differ materially from such projected information due to changes in the underlying assumptions. See FORWARD-LOOKING INFORMATION).

      CPL - Wholesale Customers
      Certain CPL wholesale customers have given notice of their intent to terminate their contract when they expire in 2001 through 2004. During 1998, these customers represented 3% of CPL's total electric operating revenues.

      SEEBOARD - Third Party Pension Litigation
      In the U.K., National Grid Group and National Power have been involved in continuing litigation in respect of their use of actuarial surpluses declared in the electricity industry's occupational pension scheme, the Electricity Supply Pension Scheme. A high court decision in favor of the National Grid Group and National Power was appealed and on February 10, 1999 the court of appeal ruled that the particular arrangements made by these corporations to dispose of the surplus, partly by canceling liabilities relating to additional pension payments resulting from early retirement, were invalid due to procedural defects. SEEBOARD employees are members of the Electricity Supply Pension Scheme, and SEEBOARD has made similar use of actuarial surplus. For SEEBOARD, the amount of the payments cancelled was approximately $33 million. The court of appeal did not order the National Grid Group and National Power to make payment to the Electricity Supply Pension Scheme but will hold a further hearing to decide what action to take. It is likely that the case will then be referred to the U.K. House of Lords. The final outcome of the hearing, or any referral to the U.K. House of Lords, cannot be determined and therefore it is not possible to quantify the impact, if any, on the results of operations and financial condition of CSW.


RATES AND REGULATORY MATTERS

U.S. ELECTRIC

      CPL Rate Review - Docket No 14965
      In November 1995, CPL filed with the Texas Commission a request to increase its retail base rates by $71 million. On October 16, 1997 the Texas Commission issued the CPL 1997 Final Order. The CPL 1997 Final Order lowered the annual retail base rates of CPL by approximately $19 million, or 2.5%, from CPL's rate level existing prior to May 1996. The Texas Commission also included a "Glide Path" rate methodology in the CPL 1997 Final Order pursuant to which CPL's annual rates were reduced by $13 million beginning May 1, 1998 and will be reduced an additional $13 million on May 1, 1999.

      CPL appealed the CPL 1997 Final Order to the State District Court of Travis County to challenge the resolution of several issues in the rate case. The primary issues include: (i) the classification of $800 million of invested capital in STP as ECOM which was also assigned a lower return on equity than non-ECOM property; (ii) the Texas Commission's use of the "Glide Path" rate reduction methodology applied on May 1, 1998 and to be applied on May 1, 1999; and (iii) the $18 million of disallowed affiliate expenses from CSW Services. As part of the appeal, CPL sought a temporary injunction to prohibit the Texas Commission from implementing the "Glide Path" rate reduction methodology. The court denied the temporary injunction and the "Glide Path" rate reduction was implemented in May 1998. Hearings on the appeal were held during the third quarter of 1998, and a judgment was issued in February 1999 affirming the Texas Commission order, except for a consolidated tax issue in the amount of $6 million, which will be remanded to the Texas Commission. While CPL intends to appeal this most recent order to the Court of Appeals, management is unable to predict how the final resolution of these issues will ultimately affect CSW's results of operations and financial condition.

      CPL currently accounts for the economic effects of regulation in accordance with SFAS No. 71. Pursuant to the provisions of SFAS No. 71, CPL has recorded approximately $1.2 billion of regulatory-related assets at December 31, 1998. The application of SFAS No. 71 is conditioned upon CPL's rates being set based on the cost of providing service. In the event management concludes that as a result of changes in regulation, legislation, the competitive environment, or other factors, CPL, or some portion of its business, no longer meets the criteria for following SFAS No. 71, a write-off of regulatory assets and liabilities would be required, absent a means of recovering such assets or settling such liabilities in a continuing regulated segment of the business. CPL would also be required to evaluate whether there was any impairment of any deregulated plant assets. In addition, CSW could experience, depending on the timing and amount of any write-off, a material adverse effect on their results of operations and financial condition.

      See NOTE 2. LITIGATION AND REGULATORY PROCEEDINGS for information on the CPL 1997 Final Order.

      SWEPCO Louisiana Rate Review
      In December 1997, the Louisiana Commission announced it would review SWEPCO's rates and service. SWEPCO's last rate activity was an $8.2 million rate decrease, initiated by SWEPCO and approved for its small and large industrial customers in January 1988. Prior to that SWEPCO's last rate increase was in 1985.

      The Louisiana Commission has selected consultants and legal counsel to perform a review of SWEPCO's rates and charges and to review SWEPCO's quality of service. The Louisiana Commission's legal counsel will issue a report in May 1999, and hearings will begin in September 1999. Management cannot predict the outcome of this review.

      SWEPCO Arkansas Rate Review
      In June 1998, the Arkansas Commission indicated that it would conduct a review of SWEPCO's earnings. The review began in July 1998. Management cannot predict the outcome of this review.

      Other
      Reference is made to NOTE 2. LITIGATION AND REGULATORY PROCEEDINGS for information regarding fuel proceedings at CPL, SWEPCO and WTU.

U.K. ELECTRIC

      SEEBOARD Recent Regulatory Actions
      Following the commencement of the phased-in opening of the United Kingdom domestic and small business electricity market to competition, since September 1998, many customers are now able to choose their electricity supplier. SEEBOARD competes for customers in its own area as well as throughout the rest of the United Kingdom. The DGES has allowed a significant portion of the system development costs associated with the introduction of competition to be recovered by the regional electricity companies through a charge to all customers over the next five years. The DGES has also announced price restraints which set a maximum amount that existing electricity supply companies can charge their domestic and small business customers, taking into account its view of future electricity purchase costs. For SEEBOARD, these price restraints reduce prices in real terms by 6% for the regulatory year ending March 31, 1999 and a further 3% for the following regulatory year ending March 31, 2000.

PROPOSED AEP MERGER

      Background Information
      On December 22, 1997, CSW and AEP announced that their boards of directors had approved a definitive merger agreement for a tax-free, stock-for-stock transaction creating a company with a total market capitalization of approximately $28 billion at that time. At December 31, 1998, the total market capitalization of the combined company would have been $28 billion ($15 billion in equity; $13 billion in debt) and the combined company would have served more than 4.6 million customers in 11 states and approximately 4 million customers outside the United States. On May 27, 1998, AEP shareholders approved the issuance of the additional shares of stock required to complete the merger. On May 28, 1998, CSW stockholders approved the merger.

      Under the merger agreement, each common share of CSW will be converted into 0.6 shares of AEP common stock. Based upon AEP's closing price immediately prior to the merger announcement, this represented a premium of 20% over the CSW closing price. At December 22, 1997, AEP would have issued approximately $6.6 billion in stock to CSW stockholders to complete the transaction. At December 31, 1998, AEP would have issued approximately $6.0 billion in stock to CSW stockholders to complete the transaction. CSW stockholders will own approximately 40% of the combined company. CSW plans to continue to pay dividends on its common stock until the closing of the AEP Merger at approximately the same times and rates per share as 1998, subject to continuing evaluation of CSW's financial condition and earnings by the CSW board of directors.

      Under the merger agreement, there will be no changes required with respect to the public debt issues, the outstanding preferred stock or the Trust Preferred Securities of CSW's subsidiaries.

      The   companies   anticipate   net  savings   related  to  the  merger  of
approximately $2 billion over a 10-year period from the elimination of duplication in corporate and administrative programs, greater efficiencies in operations and business processes, increased purchasing efficiencies, and the combination of the two work forces. At the same time, the companies will continue their commitment to high quality, reliable service. Job reductions related to the merger are expected to be approximately 1,050 out of a total domestic workforce of approximately 25,000. The combined company will use a combination of growth, reduced hiring and attrition to minimize the need for employee separations. Transition teams of employees from both companies will make organizational and staffing recommendations.

      The electric systems of AEP and CSW will operate on an integrated and coordinated basis as required by the Holding Company Act. Any fuel savings resulting from the coordinated operation of the combined company will be passed on to customers.

      The merger agreement contains covenants and agreements that restrict the manner in which the parties may operate their respective businesses until the time of closing of the merger. In particular, without the prior written consent of AEP, CSW may not engage in a number of activities that could affect its sources and uses of funds. Pending closing of the merger, CSW's and its subsidiaries' strategic investment activity, capital expenditures and non-fuel operating and maintenance expenditures are restricted to specific agreed upon projects or agreed upon amounts. In addition, prior to consummation of the merger, CSW and its subsidiaries are restricted from: (i) issuing shares of common stock other than pursuant to employee benefit plans; (ii) issuing shares of preferred stock or similar securities other than to refinance existing obligations or to fund permitted investment or capital expenditures; and (iii) incurring indebtedness other than pursuant to existing credit facilities, in the ordinary course of business or to fund permitted projects or capital expenditures. These restrictions are not expected to limit the ability of CSW and its subsidiaries to make investments and expenditures in amounts previously budgeted. (The foregoing statements constitute forward-looking statements within the meaning of Section 21E of the Exchange Act. Actual results may differ materially from such projected information due to changes in the underlying assumptions. See FORWARD-LOOKING INFORMATION).

      Merger Regulatory Approvals
      The merger is conditioned, among other things, upon the approval of several state and federal regulatory agencies.

      General
      Testimony submitted in the filings in Arkansas, Louisiana, Oklahoma, Texas and at the FERC outlined the expected company-wide benefits of the merger to AEP and CSW customers and shareholders. These benefits would include $2 billion in non-fuel savings over 10 years and $98 million in net fuel savings over 10 years.

      FERC
      On April 30, 1998, AEP and CSW jointly filed a request with the FERC for approval of their proposed merger. On July 15, the FERC approved a draft order accepting the proposed transmission service agreements between the Ameren System and PSO. The draft order confirms that PSO's 250 MW firm contract path is available for AEP and CSW to meet the Holding Company Act's requirement that the two systems operate on an integrated and coordinated basis. In November 1998, the FERC issued an order setting issues for hearing. Hearings are scheduled to begin on June 1, 1999. The FERC order indicated that the review of the proposed merger would address the issues of competition, market power and customer protection and instructed AEP and CSW to refile an updated market power study. The updated market power study was filed in January 1999. CSW has filed a proposed settlement with the FERC to sell 250 MWs of capacity in the Frontera power plant project, two years after the AEP merger closes to respond to market-power issues. A final order is expected in the fourth quarter of 1999.

      Arkansas
      On June 12, 1998, AEP and CSW jointly filed a request with the Arkansas Commission for approval of their proposed merger. The Arkansas Commission issued an order approving the merger, subject to approval of the associated regulatory plan on August 13, 1998. On December 17, 1998, the Arkansas Commission issued a final order granting conditional approval of a stipulated agreement related to a proposed merger regulatory plan. The stipulated agreement calls for SWEPCO to reduce rates through a net savings merger rider for its Arkansas retail customers by $6 million over the five-year period following completion of the merger. The Arkansas Commission order notes the possibility of decisions in other jurisdictions adversely affecting provisions of the stipulated agreement. Consequently, the Arkansas Commission final orders are conditioned on its
consideration   of   approval   of  the  merger  in  other   state  and  federal
jurisdictions.

      Louisiana
      On May 15, 1998, AEP and CSW jointly filed a request with the Louisiana Commission for approval of their proposed merger and for a finding that the merger is in the public interest. AEP and CSW have proposed a regulatory plan in Louisiana that provides for:

       - Approximately $2.6 million in fuel cost savings to Louisiana customers of CSW's SWEPCO subsidiary during the 10 years following completion of the merger; and

       - A commitment not to raise base rates above current levels prior to January 1, 2002, for SWEPCO customers in Louisiana and a plan to share with those customers approximately one-half of the savings allocated to Louisiana related to the merger during the first 10 years following the merger. Under this plan, approximately $26 million of these non-fuel merger-related savings will be used to reduce future costs to SWEPCO's Louisiana customers.

      Hearings in Louisiana are expected to begin in the first quarter of 1999, and a final order is expected in the second quarter of 1999.

      Oklahoma
      On August 14, 1998, AEP and CSW jointly filed a request with the Oklahoma Commission for approval of their proposed merger. AEP and CSW have proposed a regulatory plan in Oklahoma that provides for

       - Approximately $11.8 million in fuel cost savings to Oklahoma customers of CSW's PSO subsidiary during the 10 years following completion of the merger; and

       - A commitment not to raise base rates above current levels prior to January 1, 2002, for PSO retail customers and to share approximately one-half of the savings from synergies created by the merger during the first 10 years following the merger. Under this plan, approximately $78.6 million of these non-fuel merger-related savings will be used to reduce future costs to PSO's retail customers.

      On October 1, 1998, an Oklahoma Commission ALJ issued an oral ruling recommending to the Oklahoma Commission that the merger filing be dismissed without prejudice for lack of information regarding the potential impact of the merger on the retail electric market in Oklahoma. The ruling was in response to comments received from intervenors to the merger. A dismissal without prejudice would allow AEP and CSW to submit an amended application with the added information.

      Subsequent meetings with the parties to the merger proceeding resulted in an agreement on criteria for the additional studies. On October 21, 1998, the ALJ approved these criteria, as well as plans by AEP and CSW to file an amended application along with the additional studies.

      An amended application was filed with the Oklahoma Commission on February 25, 1999. Submission of the amended application reset Oklahoma's 90-day statutory time period for Oklahoma Commission action on the merger. All other material in the written record in the merger case will be preserved since the docket is not being dismissed. AEP and CSW anticipate that the Oklahoma Commission will establish a procedural schedule that will result in a final order in Oklahoma in the second quarter of 1999.

      Texas
      On April 30, 1998, AEP and CSW jointly filed a request with the Texas Commission for a finding that the merger is in the public interest. AEP and CSW have proposed a regulatory plan in Texas that provides for:

       - Approximately $29 million in fuel cost savings to Texas customers during the 10-year period following completion of the merger; and

       - A commitment to not raise base rates prior to January 1, 2002 for Texas customers and a plan to share with those customers approximately one-half of the savings allocated to Texas related to the merger during the first 10 years following the merger. In Texas, approximately $183 million of the savings from synergies will be used to reduce future costs to customers.

      On July 2, 1998, the Texas Commission issued a preliminary order setting forth the issues the Texas Commission will consider in the merger application. In its preliminary order, the Texas Commission also determined that: (i) the merger application was not a rate proceeding; (ii) restructuring issues should not be addressed; and (iii) matters in the jurisdiction of other regulatory bodies should not be addressed.

      AEP and CSW have reached a settlement in principle with the Texas Office of Public Utility Counsel and several cities in Texas. The proposed settlement provides for combined rate reductions totaling approximately $180 million over a six-year period for CSW's electric operating company customers through two separate rate riders. Both rate reduction riders become effective upon approval of the settlement and completion of the merger.

      The first rate reduction rider provides for $84.4 million in estimated net merger savings to be credited to Texas customer bills. The reduction would come from a net merger savings rate reduction rider over the six years following completion of the merger with the aggregate rate reductions for customers of the CSW Texas companies as follows:

    - $52.7 million for CPL;
    - $16.1 million for SWEPCO; and
    - $15.6 million for WTU.

      The second rate reduction rider will be implemented to resolve issues associated with CPL, WTU and SWEPCO rate and fuel reconciliation proceedings in Texas. The $95.6 million rate reductions over the six years following completion of the merger include:

    - $61.3 million for CPL;
    - $19.9 million for SWEPCO; and
    - $14.4 million for WTU.

      CSW has agreed to withdraw the appeal of the CPL glide-path rate reduction of $13.0 million implemented in May 1998, as well as the second glide-path rate reduction of $13.0 million scheduled to take effect May 1999, if the settlement is approved and the merger between AEP and CSW merger is completed.

      In addition, as a part of the settlement proposal, CPL, SWEPCO and WTU agree not to seek an increase in base rates prior to January 1, 2003. The Texas Office of Public Utility Counsel and members of the Texas cities will not initiate rate reviews prior to January 1, 2001.

      The settlement proposal also provides for a sharing of off-system sales margins on the wholesale electricity market after the effective date of the merger. The proposed settlement also includes affiliate transaction standards and provides for the maintenance of service quality for Texas customers.

      Hearings in Texas are expected to begin in the second quarter of 1999, and a final order is expected by the end of the third quarter of 1999.

      NRC
      On June 19, 1998, CPL filed a license transfer application with the NRC requesting the NRC's consent to the indirect transfer of control of CPL's interests in the NRC licenses issued for STP from CSW to AEP. CPL would continue to own its 25.2% interest in STP, and CPL's name would remain on the NRC operating license. On November 5, 1998, the NRC approved the license transfer application on the condition that the merger is completed by December 31, 1999.

      Other Federal
      On October 13, 1998, AEP and CSW jointly filed an application with the SEC for approval of the proposed merger. The SEC merger filing is similar to requests currently before other jurisdictions and outlines the expected combined company benefits of the merger to AEP and CSW customers and shareholders. On November 9, 1998, AEP and CSW filed an amendment to the application.

      AEP and CSW plan to make other required federal merger filings with the Federal Communications Commission and the Department of Justice in the near future.

      United Kingdom
      CSW has a 100% interest in SEEBOARD, and AEP has a 50% interest in Yorkshire. The proposed merger of CSW into AEP would result in common ownership of the United Kingdom entities. Although the merger of CSW into AEP is not subject to approval of United Kingdom regulatory authorities, the common ownership of the United Kingdom entities could be referred by the United Kingdom Secretary of State for Trade and Industry for an investigation by the United Kingdom Monopolies and Mergers Commission. CSW is unable to predict the outcome of any such regulatory proceeding.

      AEP
      AEP has received a request from the staff of the Kentucky Public Service Commission to file an application seeking Kentucky Public Service Commission approval for the indirect change in control of Kentucky Power Company that will occur as a result of the proposed merger. CSW understands that although AEP does not believe that the Kentucky Public Service Commission has the jurisdictional authority to approve the merger, AEP will prepare a merger application filing to be made with the Kentucky Public Service Commission, which is expected to be filed by April 15, 1999. Under the governing statute the Kentucky Public Service Commission must act on the application within 60 days. Therefore this matter is not expected to impact the timing of the merger.

       Completion of the Merger
      The proposed AEP merger has a targeted completion date in the fourth quarter of 1999. The merger is conditioned, among other things, upon the approval of several state and federal regulatory agencies. The transaction must satisfy many conditions, including the condition that it must be a pooling of interests. The parties may not waive some of these conditions. AEP and CSW have initiated the process of seeking regulatory approvals, but there can be no assurances as to when, on what terms or whether the required approvals will be received or whether there will be any regulatory proceedings in the United
Kingdom. The merger agreement will terminate on December 31, 1999 unless, in certain circumstances, extended by either party as provided in the merger agreement. There can be no assurance that the AEP merger will be consummated.

      Merger Costs
      As of December 31, 1998, CSW had deferred $26 million in costs related to the merger on its consolidated balance sheet, which will be charged to expense if AEP and CSW are not successful in completing their proposed merger.

      See NOTE 16. PROPOSED AEP MERGER.


OTHER MERGER AND ACQUISITION ACTIVITIES

      SWEPCO Cajun Asset Purchase Proposal
      Cajun filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code on December 21, 1994 and is currently operating under the supervision of the United States Bankruptcy Court for the Middle District of Louisiana.

      On March 18, 1998, SWEPCO, together with the Cajun Members Committee, which currently represents 7 of the 12 Louisiana member distribution cooperatives that are served by Cajun, filed the SWEPCO Plan in the bankruptcy court. The SWEPCO Plan replaces plans filed previously by SWEPCO. Under the SWEPCO Plan, a SWEPCO affiliate or subsidiary would acquire all of the non-nuclear assets of Cajun, comprised of the two-unit Big Cajun I natural gas-fired plant, the three-unit Big Cajun II coal-fired plant, and related non-nuclear assets. The purchase price under the SWEPCO Plan is $940.5 million in cash, subject to adjustment pursuant to the terms of the asset purchase agreement proposed as part of the SWEPCO Plan.

      Two competing plans of reorganization for the non-nuclear assets of Cajun were filed with the bankruptcy court. On September 25, 1998, Enron Capital and Trade Resource Corporation, a subsidiary of Enron Corporation, withdrew its bid. The trustee for Cajun supports the sole remaining competing bid of $1.19 billion by Louisiana Generating LLC, a partnership of subsidiaries of Southern Energy, Inc., Northern States Power Company and Zeigler Coal Holding Company. Confirmation hearings in Cajun's bankruptcy case were completed in May 1998.

      On February 11, 1999, the bankruptcy court issued a ruling that denied confirmation of both the Louisiana Generating LLC reorganization plan and the SWEPCO Plan. Although both plans were rejected, the bankruptcy court said its ruling should provide guidance for the bidders to modify their existing plans. SWEPCO expects to modify the SWEPCO Plan consistent with the bankruptcy court's direction and to continue to pursue the acquisition of the non-nuclear assets of Cajun. The bankruptcy court has scheduled a status conference for March 15, 1999 to determine the next step in the process.

      Consummation of a SWEPCO reorganization plan for Cajun is conditioned upon confirmation by the bankruptcy court, and the receipt by SWEPCO and CSW of all requisite state and federal regulatory approvals in addition to their respective board of directors approvals. If a SWEPCO reorganization plan for Cajun is ultimately confirmed by the bankruptcy court, the $940.5 million required to consummate the acquisition of Cajun's non-nuclear assets is expected to be financed through a combination of external non-recourse borrowings and internally generated funds. There can be no assurance that the bankruptcy court will confirm a SWEPCO reorganization plan for Cajun, or, if it is confirmed, that federal and state regulators will approve it. As of December 31, 1998, SWEPCO had deferred $11.9 million in costs related to the Cajun acquisition on its consolidated balance sheet, which would be expensed if a SWEPCO reorganization plan for Cajun was not ultimately successful. See NOTE 3. COMMITMENTS AND CONTINGENT LIABILITIES.

OTHER INITIATIVES

      As described in OVERVIEW, a vital part of CSW's future strategy involves initiatives that are outside of the traditional United States electric utility industry due to increasing competition and fundamental changes in this industry. In addition, lower anticipated growth rates in CSW's core United States electric utility business combined with the previously mentioned industry factors have resulted in CSW pursuing other initiatives. These initiatives have taken a variety of forms; however, they are all consistent with the overall plan for CSW to develop a global energy business. CSW has restrictions on the amounts it may spend under the AEP merger agreement. While CSW believes that such initiatives are necessary to maintain its competitiveness and to supplement its growth in the future, the Holding Company Act may impede or delay its ability to successfully pursue such initiatives. (The foregoing statement constitutes a forward-looking statement within the meaning of Section 21E of the Exchange Act. Actual results may differ materially from such projected information due to changes in the underlying assumptions. See FORWARD-LOOKING INFORMATION). See OVERVIEW and RECENT DEVELOPMENTS AND TRENDS.

      DIVERSIFIED ELECTRIC

      CSW Energy
      CSW Energy presently owns interests in six operating power projects totaling 978 MW which are located in Colorado, Florida and Texas. CSW Energy began construction in August 1998 of a 500 MW merchant power plant, known as Frontera, in the Rio Grande Valley, near the city of Mission, Texas. The natural gas-fired facility should begin simple cycle operation in the summer of 1999 and combined cycle operation by the end of 1999.

      In addition to these projects, CSW Energy has other projects in various stages of development.

      CSW International
      CSW International was organized to pursue investment opportunities in EWGs and FUCOs and currently holds investments in the United Kingdom, Mexico and South America. In the first quarter of 1998, CSW International and its joint venture partner, Alpek, commenced commercial operations of a 109 MW, gas fired cogeneration project at Alpek's Petrocel industrial complex in Altamira, Tamaulipas, Mexico.

      In late 1998, CSW International and Scottish Power commenced construction of a 400 MW combined cycle gas turbine power station in southeast England. Commercial operation is expected to begin in the year 2000. CSW International has a 50% interest in the project.

      Also during 1998, CSW International invested an additional $100 million in convertible securities of Vale. At December 31, 1998, CSW International had approximately $290 million invested in South America.

      Through December 31, 1998, CSW International has invested $80 million in Vale to obtain a 36% equity interest. CSW International also issued $100 million of debt to Vale, convertible to equity by the end of 1999. CSW International accounts for its $80 million investment in Vale on the equity method of accounting, and the $100 million as a loan.


      In mid-January 1999, amid market instability, the Brazilian government abandoned its policy of pegging the currency in a broad range against the dollar. This resulted in a 40% devaluation of the Brazilian currency, the real, by the end of January. Vale will be unfavorably impacted by the devaluation primarily due to the revaluation of foreign denominated debt.

      CSW International has a put option which requires that Vale purchase CSW International's shares, upon CSW International exercising the put, at a minimum of the purchase price paid for the shares ($80 million). As a result of the put option arrangement, management has reached a preliminary conclusion that CSW International's investment carrying amount will not be reduced below the put option value unless there is deemed to be a permanent impairment. CSW International views its investment in Vale as a long-term investment strategy and believes that the investment in Vale continues to have significant long-term value and is recoverable. Management will continue to closely evaluate the changes in the Brazilian economy, and its impact on CSW International's investment in Vale.

      As of December 31, 1998, CSW International had invested $110 million in stock of a Chilean electric company. The investment is classified as securities available for sale and accounted for by the cost method. Based on the year-end market value of the shares and foreign exchange rates, the value of the investment at December 31, 1998 is $66 million. The reduction in the carrying value of this investment has been reflected in Other Comprehensive Income in CSW's Consolidated Statements of Stockholder's Equity. Management views its investment in Chile as a long-term investment strategy. Management will continue to closely evaluate the changes in the South American economy and its impact on CSW International's investment in the Chilean electric company.

      In addition to these projects, CSW International has other projects in various stages of development.


      ENERGY SERVICES

      C3 Communications
      C3 Communications, an exempt telecommunications company, is comprised of two divisions. C3 Communications' Utility Automation Division provides automatic meter reading, interval meter data and related products and services to commercial and industrial customers, electric, gas and water utilities and other energy service providers. C3 Communications' Networks Division was formed from the dissolution of ChoiceCom. C3 Communications' Networks Division offers high capacity inter-city fiber optic network services to telecommunications carriers and wholesale customers in Texas and Louisiana with plans to expand into Arkansas and Oklahoma.

      C3 Communications' Utility Automation Division entered the direct access market in 1998 and received approval from all three utility distribution companies in California to manage meter data for the state's deregulated electric utility industry. The Utility Automation Division continues to seek other domestic opportunities.

      In 1998, ChoiceCom expanded its switch-based local dial tone markets from three cities to five by installing state-of-the art Lucent 5ESS(R) switches in Dallas and Houston, Texas. ChoiceCom also expanded its long haul network with the installation and operation of a high capacity fiber optic system linking the Texas cities of Dallas, Houston, Austin and San Antonio in July of 1998.

      By mutual agreement, the ChoiceCom partnership was terminated December 31, 1998. ICG Communications, Inc. purchased ChoiceCom's local dial tone business while C3 Communications retained the long haul, high-capacity fiber optic network. With the fiber assets, C3 Communications established the Networks Division and plans to focus on CSW's original strategies to build new routes in the states of Texas, Oklahoma, Louisiana and Arkansas.

      EnerShop
      EnerShop's two product lines are performance contracting and EnerACT advisory services.

      Through performance contracting, EnerShop provides energy services to customers in Texas and Louisiana that help reduce customers' operating costs through increased energy efficiencies and improved equipment operations. EnerShop utilizes the skills of local trade allies in offering services that include energy and facility analysis, project management, engineering design, equipment procurement and construction and performance monitoring.

      EnerACT is an innovative system that communicates with all brands and models of energy management systems and utility meters. EnerACT aggregates load profiles of multiple facilities into a single purchasing entity, optimizes real-time control of buildings simultaneously with real-time energy prices, and predicts energy consumption for operations through building simulation models. Customers in California, Illinois, Louisiana, New York, Texas, and Wisconsin currently subscribe to EnerACT advisory services.

      Other Ventures
      The CSW Services Business Ventures group pursues energy-related projects. Projects for these groups include staffing services for electric utility nuclear power plants, energy management systems, and electric substation automation software. In August 1998, the SEC approved the marketing and distribution of electric bikes, and associated accessories under the TotalEV name.

      In late 1997, CSW Energy Services was launched to explore the electric utility industry's emerging retail supply markets as they were deregulated on a state-by-state basis. CSW Energy Services began selling retail electric supply to commercial customers in California and Pennsylvania. In March 1998, CSW Energy Services signed its first major supply contract in California. In January 1999, CSW Energy Services announced that it was ceasing its business as a retail electric supplier and that it would assign or terminate its existing electricity supply contracts to other suppliers.

      In June 1997, the FERC approved the request of CSW Power Marketing to sell power and energy at market-based rates in the wholesale market. AEP is currently pursuing this initiative, as a result, CSW has temporarily suspended this initiative.

SOUTH TEXAS PROJECT

      CPL owns 25.2% of STP, a two-unit nuclear power plant which is located near Bay City, Texas. HL&P owns 30.8%, San Antonio owns 28.0%, and Austin owns 16.0% of STP. STP Unit 1 was placed in service in August 1988, and STP Unit 2 was placed in service in June 1989. In November 1997, STPNOC assumed the duties of STP operator. Each of the four STP co-owners are represented on the STPNOC board of directors.

      STP unit 2 was removed from service during 1998 for a scheduled refueling outage. For the year 1998, Unit 1 and Unit 2 operated at net capacity factors of 99.1% and 91.1%, respectively.

      For additional information regarding STP and the accounting for the decommissioning of STP, see NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES and NOTE 2. LITIGATION AND REGULATORY PROCEEDINGS.

ENVIRONMENTAL MATTERS

      The operations of the CSW System, like those of other utility systems, generally involve the use and disposal of substances subject to environmental laws. CERCLA, the federal "Superfund" law, addresses the cleanup of sites contaminated by hazardous substances. Superfund requires that PRPs fund remedial actions regardless of fault or the legality of past disposal activities. PRPs include owners and operators of contaminated sites and transporters and/or generators of hazardous substances. Many states have similar laws. Legally, any one PRP can be held responsible for the entire cost of a cleanup. Usually, however, cleanup costs are allocated among PRPs.

      The U.S. Electric Operating Companies are subject to various pending claims alleging that they are PRPs under federal or state remedial laws for investigating and cleaning up contaminated property. CSW believes that resolution of these claims, individually or in the aggregate, will not have a material adverse effect on CSW's or any U.S. Electric Operating Company's results of operations or financial condition. Although the reasons for this expectation differ from site to site, factors that are the basis for the expectation for specific sites include the volume and/or type of waste allegedly contributed by the U.S. Electric Operating Company, the estimated amount of costs allocated to the U.S. Electric Operating Company and the participation of other parties (The foregoing statements constitute forward-looking statements within the meaning of Section 21E of the Exchange Act. Actual results may differ materially from such projected information due to changes in the underlying assumptions. See FORWARD-LOOKING INFORMATION). See NOTE 2. LITIGATION AND REGULATORY PROCEEDINGS and NOTE 3. COMMITMENTS AND CONTINGENT LIABILITIES for additional discussion regarding environmental matters.

      The EPA recently promulgated revised, more stringent ambient air quality standards for ozone and particulates. While these standards do not mandate emission constraints or reductions for facilities such as electricity generating power plants, they may result in more areas being designated as non-attainment for these two pollutants. States will be required to develop strategies to achieve compliance in these areas, strategies that may include lower emission levels for electricity generating power plants, possibly including facilities within the CSW System. The impact, if any, on CSW cannot yet be determined, but the impact could be significant.

      At the Kyoto Conference on Global Warming held in December 1997, U.S. representatives agreed to a treaty which could require new limitations on "greenhouse gases" from power plants. CSW and the U.S. Electric Operating Companies could be affected if this treaty is approved by the United States Congress in its present form. The impact, if any, on CSW cannot be determined because most of the greenhouse gas emission reduction would come from coal generation that would have to be switched to natural gas or retired. At December 31, 1998, 34% of the U.S. Electric Operating Companies' installed generating capacity was coal and lignite. For the year ended December 31, 1998, 47% of the U.S. Electric Operating Companies' MWH generation was coal and lignite.


RISK MANAGEMENT

      In 1997, CSW's board of directors adopted a risk management resolution authorizing CSW to engage in currency, interest rate and energy spot and forward transactions and related derivative transactions on behalf of CSW with foreign and domestic parties as deemed appropriate by executive officers of CSW. The risk management program is necessary to meet the growing demands of CSW's customers for competitive prices and price stability, to enable CSW to compete in a deregulated power industry, to manage the risks associated with domestic and foreign investments and to take advantage of strategic investment opportunities.

      The U.S. Electric Operating Companies experience commodity price exposures related to the purchase of fuel supplies for the generation of electricity and for the purchase of power and energy from other generation sources. Contracts that provide for the future delivery of these commodities can be considered forward contracts which contain pricing and/or volume terms designed to stabilize the cost of the commodity. Consequently, the U.S. Electric Operating Companies manage their price exposure for the benefit of customers by balancing their commodity purchases through a combination of long-term and short-term (spot market) agreements.

      In response to the development of a more competitive electric energy market, CSW has received regulatory approval, which authorizes the four U.S. Electric Operating Companies to conduct a pilot program which offers power sales agreements at tariffed rates with a fixed fuel cost. To offset the commodity price risk associated with these contracts, CSW has purchased natural gas swaps. These swaps cover natural gas deliveries beginning in January and continuing for the remainder of 1999. Natural gas volumes purchased to serve these contracts for which CSW has secured swap agreements represents approximately 1% of annual natural gas purchases.

      The table below provides information about the Company's natural gas swaps and electricity forward contracts that are sensitive to changes in commodity prices. The swaps hedge commodity price exposure for the year 1999. Cash outflows on the swap agreements should be offset by increased margins on electricity sales to customers under tariffed rates with fixed fuel costs. The electricity forward contracts hedge a portion of CSW's energy requirements through September 1999. The average contract price for forward purchases is $58 per MWH and the average contract price for forward sales is $80 per MWH.

      Contractual commitments at December 31, 1998 are as follows:

                           Net Notional                            Fair Value of
    Products                  Amount        Fair Value of Assets    Liabilities
    ----------------------------------------------------------------------------
                                                          (millions)
    Swaps                  6,510,000 MMbtu          $--                  $1
    Forwards:  purchases    440,000 MWH               3                  --
               sales        292,800 MWH               1                  --


      SEEBOARD has entered into contracts for differences to reduce exposure to fluctuations in the price of electricity purchased from the United Kingdom's electricity power pool. This pool was established at privatization of the United Kingdom's electric industry for the bulk trading of electricity between generators and suppliers. At December 31, 1998, the gross value of such contracts for differences was approximately 92% of the expected power purchases for 1999.

      CSW has, at times, been exposed to currency and interest rate risks which reflect the floating exchange rate that exists between the U.S. dollar and the British pound. CSW has utilized certain risk management tools to manage adverse changes in exchange rates and to facilitate financing transactions resulting from CSW's acquisition of SEEBOARD. At the end of 1998, CSW had positions in two cross currency swap contracts. The following table presents information relating to these contracts. The market value represents the foreign exchange/interest rate terms inherent in the cross currency swaps at current market pricing. CSW expects to hold these contracts to maturity. At current exchange rates, this liability is included in long-term debt on the balance sheet at a carrying value of approximately $429 million.

                                               Expected          Expected Cash
                                             Cash Inflows          Outflows
Contract                 Maturity Date     (Maturity Value)     (Market Value)
--------------------------------------------------------------------------------
Cross currency swaps    August 1, 2001       $200 million       $220.4 million
Cross currency swaps    August 1, 2006       $200 million       $236.2 million

      For  information  related  to  currency  risk in South  America  see OTHER
INITIATIVES,   DIVERSIFIED  ELECTRIC,  CSW  International.  For  information  on commodity contracts see NOTE 7. FINANCIAL INSTRUMENTS.


OTHER MATTERS

      Year 2000
      On a system-wide basis, CSW initiated a year 2000 project to prepare internal computer systems and applications for the year 2000. These systems and applications include management information systems that support business operations such as customer billing, payroll, inventory and maintenance. Other systems with computer-based controls such as telecommunications, elevators, building environmental management, metering, plant, transmission, distribution and substations are included in this project as well.

      Year 2000 readiness is a top priority for CSW. The formal project was initiated in late 1996 at which time an executive sponsor and project manager were named and a centralized project management office was formed. More than 30 Readiness Teams have been initiated and are in various phases of the project. Currently, those teams represent the equivalent of about 90 full-time employee positions working on year 2000 readiness. The teams are using a formal approach that includes inventory, assessment, remediation, testing of systems and development of contingency plans. Formal progress checkpoints are conducted biweekly by the project management team. An executive oversight council comprising the functional vice presidents convenes monthly to review progress and address issues. The project executive sponsor updates top management on a weekly basis and at every Board of Directors Audit Committee meeting.

      CSW has completed a review of its year 2000 project. External consultants assisted in the review. The purpose of the review was to assess the project plans and processes to ensure that the significant risks to CSW associated with the year 2000 are prudently managed. Several changes have been incorporated into the year 2000 project as a result of the review findings.

      State of Readiness
      Key milestones for the CSW system-wide year 2000 program excluding SEEBOARD and Vale are listed below:

  - A detailed  inventory and assessment of critical  systems was completed in the third quarter of 1998. This includes switchboards, elevators, environmental controls, vehicles, metering systems, and embedded logic or real time control systems in support of generation and delivery of electricity. The findings indicate that less than 15% of installed controls have microprocessors, very few have date logic and over 90% of those with date logic already process new millennium dates correctly. The need for additional functionality in the early 1990's resulted in the modernization of several electric operation systems that has reduced the conversion requirements. Corrective and certification measures are well underway for these systems and completion is targeted for all systems by the second quarter of 1999.

  - Inventory and  assessment  of business  applications  and  vendor-supplied software  was  completed  in the  first  quarter  of  1997.  Only 25% of the business application programs were determined to require remediation by December 1999.
    -  Plans  for   modification  and   certification   testing  of  business
       application software were completed in the third quarter of 1997.
    -  Remediation  plans  and  schedules  for  business   applications  were
       established in the fourth quarter of 1997, and conversion and certification activities were initiated. As of the end of 1998, 75% of business critical applications were converted and certified. The remaining 25% of applications are targeted for completion by mid-year 1999.

      SEEBOARD completed an inventory of date dependent assets including, but not limited to, embedded chip technology, software, hardware, applications, telecommunications, access and security systems in the third quarter of 1998. SEEBOARD is on schedule to complete an assessment of all critical systems by the first quarter of 1999 and remediation of those systems in the second quarter of 1999. Final verification of those systems is scheduled for completion by the third quarter of 1999. To date, 70% of the work to be performed in electric operations has been completed.

      Vale completed an inventory of date dependent assets and critical systems in the fourth quarter of 1998. Vale is on schedule for remediation of these assets and systems by the third quarter of 1999. Most business system remediation has been completed.


      Cost to Address Year 2000 Issues
      Work related to the year 2000 project is being performed using a mix of internal and external resources. The funds for year 2000 project expenditures are included in CSW's budget. The majority of costs related to the project are expensed as incurred. The historical cost incurred to date for the year 2000 project is approximately $10 million, $9 million of which was incurred in 1998. Remaining testing and conversion is expected to cost an additional $23 million to $28 million over the next 15 months. Approximately 33% of the projected cost is to be covered through the redeployment of existing resources. Approximately 42% of the projected cost is for contract labor. The remaining 25% of the projected cost is for computer hardware and software purchases.

      Development and upgrade costs totaling approximately $12 million relating to certain SEEBOARD systems have been removed from the projected cost. The primary purpose for implementing those particular systems is related to the competitive electricity markets in the U.K., not an acceleration of expenditure for year 2000 purposes.

      At present no planned CSW computer information system projects have been affected by the year 2000 project, but that may change as the year 2000 approaches. Accordingly, no estimate has been made for the financial impact of any future projects foregone due to resources allocated to the year 2000 project.

      Risk of Year 2000 Issues
      The greatest financial risk to CSW would be a total inability to generate and deliver electricity. Many primary systems and backup systems would have to fail in order for that total inability to occur. The probability of a total inability to generate and deliver electricity by CSW is very low.

      To date at CSW System power plants, no year 2000 issues have been found that would have caused power plants to fail. Risk of power plant failure is limited because 50% of power plant controls do not operate with date sensitive logic. Additionally, the year 2000 issues, which have been identified in the plants, are generally minor issues typically affecting reporting systems.

      The vast majority of the transmission and distribution system consists of wires, poles, transformers, switches and fuses where year 2000 is not an issue. Fewer than 15% of control systems that operate transmission and distribution equipment are microprocessor based, and of those, 95% have been found to process year 2000 dates correctly. The standard residential meter is not affected; however, about 10% of industrial and large commercial meters have microprocessors. So far most of those microprocessors process dates correctly.

      The areas requiring the greatest amount of work are the computers that operate business systems such as customer billing and accounting. CSW is on schedule to have year 2000 issues in these systems resolved by the summer of 1999.

      Currently, no cost estimate exists related to CSW's year 2000 risk.

      Contingency Plans
      Contingency plans have been in place for years to address problems resulting from weather. These plans are being updated to include year 2000 issues. Contingency planning is engineered into the transmission and distribution systems as it is designed with the capability to by-pass failed equipment. A margin of power generation reserve above what is needed is normally maintained. This reserve is a customary operating contingency plan that allows CSW to operate normally even when a power plant unexpectedly quits operating. Backup supplies of fuels are normally maintained at CSW power plants. Natural gas plants have fuel oil as a backup and multiple pipelines provide redundant supplies. At coal plants about 40-45 days of extra coal is kept on hand.

      The North American Electric Reliability Council is coordinating with all national power regions to assess the risks and to develop contingency plans within the national electric delivery system. During the fourth quarter of 1998, CSW developed first drafts of the contingency plans to address year 2000 issues. These contingency plans are currently being further developed and will be completed in the second quarter of 1999. CSW will participate in an industry-wide drill focused on sustaining reliable operations with a simulated partial loss of voice and data communications on April 9, 1999. Additionally, CSW will participate in an industry-wide drill to test its operational preparedness in the third quarter of 1999. Final verification of external interfaces will be performed in the last half of 1999. Contingency plans will continue to be revised as needed as a result of the drills.

      CSW has contacted over 6,000 suppliers to determine their readiness with 70% responding. Of those responding, 55% say they are prepared for the year 2000. CSW is developing plans for the possible failure of some critical suppliers.

      The preceding discussion contains forward-looking information within the meaning of Section 21E of the Exchange Act. Actual results may differ materially from such projected information due to changes in the underlying assumptions. See FORWARD-LOOKING INFORMATION.

NEW ACCOUNTING STANDARDS

      SFAS No. 130
      SFAS No. 130 is effective for fiscal year 1998 and was the basis of preparation for the Consolidated Statements of Stockholders' Equity in this report. The statement adds the requirement to present comprehensive income and all of its components (revenues, expenses, gains and losses) in a full set of financial statements, and this new statement must be displayed with the same prominence given other financial statements. Comprehensive income is defined as the change in equity (net assets) of a business enterprise during a period except those resulting from investments by owners and distributions to owners.

      SFAS No. 131
      CSW adopted SFAS No. 131 for fiscal year 1998. The statement requires disclosure of selected information about its reportable operating segments. Operating segments are components of an enterprise that engage in business activities that may earn revenues and incur expenses, for which discrete financial information is available and is evaluated regularly by the chief operating decision-maker within a company for making operating decisions and assessing performance. Segments may be based on products and services, geography, legal structure or management structure.

      SFAS No. 132
      SFAS No. 132 is effective for fiscal year 1998 and is reflected in NOTE 5. BENEFIT PLANS. This statement standardizes the disclosure requirements for pensions and OPEBs, requires additional information for changes in the benefit obligations and fair value of plan assets and eliminates certain disclosure requirements.

      SOP No. 98-5
      SOP 98-5 is effective for fiscal years beginning after December 15, 1998. The statement requires entities to expense the costs of start-up activities as incurred. SOP No. 98-5 broadly defines start-up activities to include: (i) costs that are incurred before operations have begun; (ii) costs incurred after operations have began but before full productive capacity has been reached;
(iii) learning costs and non-recurring operating losses incurred before a project is fully operational; and (iv) one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory or with a new class of customer, and initiating a new process in an existing operation.

      CSW adopted SOP No. 98-5 in 1998 and, as a result, CSW Energy and CSW International expensed $4.5 million and $1.5 million, after tax, respectively, of start-up costs, which had previously been capitalized.

      SFAS No. 133
      SFAS No. 133 is effective for fiscal years beginning after June 15, 1999 (January 1, 2000 for calendar year entities). This statement replaces existing pronouncements and practices with a single integrated accounting framework for derivatives and hedging activities and eliminates previous inconsistencies in generally accepted accounting principles. The statement expands the accounting definition of derivatives, which had focused on freestanding contracts (futures, forwards, options and swaps) to include embedded derivatives and many commodity contracts. All derivatives will be reported on the balance sheet either as an asset or liability measured at fair value. Changes in a derivative's fair value will be recognized currently in earnings unless specific hedge accounting criteria is met. CSW has not yet quantified the impacts of adopting SFAS No. 133 on its financial statements and has not determined the timing or the method of adopting SFAS No. 133.

      EITF Issue 98-10
      In December 1998, the EITF reached consensus on Issue 98-10, Accounting for Contracts Involved in Energy Trading and Risk Management Activities. EITF Issue 98-10 is effective for fiscal years beginning after December 15, 1998. EITF Issue 98-10 requires energy trading contracts to be recorded at fair value on the balance sheet, with the changes in fair value included in earnings. In reaching its consensus, the EITF distinguished between energy contracts entered to generate a profit and energy contracts entered to provide for the physical delivery of a commodity. Generally, CSW's energy contracts are entered into for the physical delivery of energy. These contracts, therefore, do not meet the definition of "trading activities" addressed by EITF Issue 98-10. Therefore, adoption of EITF Issue 98-10 will not have a material impact on CSW's results of operations or financial condition.

CENTRAL AND SOUTH WEST CORPORATION
RESULTS OF OPERATIONS

      Reference is made to CSW's Consolidated Financial Statements, Notes to Consolidated Financial Statements and Selected Financial Data. Referenced
information should be read in conjunction with, and is essential to understanding, the following discussion and analysis. CSW's results fluctuate, in part, with the weather. CSW's 1998 results reflect an outstanding weather-related year, and that type of weather may not occur in 1999. Also, other than certain one-time items, as discussed throughout the results of operations, CSW's income statement line items as a percentage of total revenues remain fairly consistent, due primarily to the regulatory environment in which CSW operates. The preceding discussion contains forward-looking information within the meaning of Section 21E of the Exchange Act. Actual results may differ materially from such projected information due to changes in the underlying assumptions. See FORWARD-LOOKING INFORMATION.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 1998 AND 1997

      CSW's earnings increased to $440 million in 1998 from $153 million in 1997. CSW's return on average common stock equity was 12.4% in 1998 compared to 4.2% in 1997. The primary reason for the higher earnings and return on average common stock equity was the absence in 1998 of the accrual of $176 million for the one-time United Kingdom windfall profits tax. Hotter than normal summer weather and increased customer growth and usage at the U.S. Electric Operating Companies were also factors in the increase in earnings over 1997. Additionally, the sale of a telecommunications partnership interest in 1998 and a decrease in the United Kingdom corporate tax rate contributed to the earnings increase. The absence of the impact of CSW's final settlement of litigation with El Paso in 1997 contributed to the increase in earnings in 1998 as well. Also contributing to the increase in earnings was the absence in 1998 of the effect of both the PSO 1997 Rate Settlement Agreement and the CPL 1997 Final Order. See NOTE 2. LITIGATION AND REGULATORY PROCEEDINGS for additional information on the CPL 1997 Final Order and the PSO 1997 Rate Settlement Agreement. See NOTE 17. EXTRAORDINARY ITEM for additional information on the windfall profits tax. Partially offsetting the higher earnings was a charge for accelerated capital recovery of STP and asset write-offs at several of CSW's business segments.

Operating revenues increased $214 million in 1998 compared to 1997. The revenue variances are shown in the following table.

                         1998 REVENUE VARIANCES
             Increase (decrease) from prior year, millions
         U.S. Electric
              KWH Sales, Weather-Related                   $72
              KWH Sales, Growth and Usage                   53
              Fuel Revenue                                  31
              Sales for Resale                               6
              Other Electric                                 5
                                                    ------------
                                                           167
         United Kingdom                                   (101)
         Other Diversified                                 148
                                                    ------------
                                                          $214
                                                    ------------

      U.S. Electric revenues increased $167 million, or 5%, in 1998 compared to 1997. Retail MWH sales increased 6% with increases in all customer classes. U.S. Electric revenues increased due primarily to higher MWH sales resulting from hotter than normal summer weather and increased customer usage and growth. An increase in fuel revenues, as discussed in fuel expense below, also contributed to the higher revenues. United Kingdom revenues decreased $101 million, or 5%, in 1998 compared to 1997 due to the loss of revenues associated with the sale of its retail stores in the second quarter of 1998 and the effect of price control on the supply business. Other diversified revenues increased $148 million in 1998 compared to 1997 due primarily to increased revenues from CSW Energy, CSW Credit and EnerShop.

      During 1998 and 1997 the U.S. Electric Operating Companies generated 92% and 93% of their electric energy requirements, respectively. U.S. Electric fuel expense increased $13 million in 1998 compared to 1997 due primarily to increased generation offset in part by a decrease in fuel prices to $1.67 per MMbtu in 1998 from $1.83 per MMbtu in 1997. United Kingdom cost of sales decreased $87 million in 1998 compared to 1997 due primarily to lower cost of sales associated with the sale of SEEBOARD's retail stores and a decrease in the cost of purchased power reflecting lower business volumes.

      Other operating expense increased $48 million in 1998 compared to 1997 due in part to a CSW Energy power plant that went into service in February 1998. The increase in other operating expense was offset in part by the absence in 1998 of the settlement of litigation with El Paso which increased other operating expense $35 million in 1997. Further offsetting the increase in other operating expense in 1998 was the absence of the $12 million impact of the CPL 1997 Final Order and the $4 million impact of the PSO 1997 Rate Settlement Agreement. See
NOTE 2. LITIGATION AND REGULATORY PROCEEDINGS for additional information on the CPL 1997 Final Order and the PSO 1997 Rate Settlement Agreement. Also partially offsetting the increase in other operating expense was reduced pension expense in 1997 resulting from changes made to the pension plan for CSW's domestic employees. See NOTE 5. BENEFIT PLANS for additional information related to the changes in the pension plan.

      Depreciation and amortization expense increased $24 million, or 5%, in 1998 due primarily to accelerated recovery of ECOM property recorded in 1998 related to the CPL 1997 Final Order, a charge for accelerated capital recovery of STP, as well as increases in depreciable property. Income tax expense increased $52 million due primarily to higher pre-tax income.

      Other income and deductions increased to $42 million in 1998 from $32 million in 1997 due primarily to the sale of a telecommunications partnership interest. Long-term interest expense decreased $22 million in 1998 due primarily to the prepayment of a $60 million variable rate bank loan due December 1, 2001; the maturity of $200 million of CPL FMBs on October 1, 1997 and $28 million of CPL FMBs on January 1, 1998; and the redemption of $91 million of FMBs of certain of the U.S. Electric Operating Companies on September 1, 1998. See NOTE
8. LONG-TERM DEBT for additional information on the redemption of these securities. Short-term debt was used to prepay the variable rate bank loan in two $30 million installments on January 28, 1998 and April 27, 1998. Short-term borrowings and internal cash generation were used to fund the maturities and redemption of the previously mentioned FMBs. Short-term and other interest expense increased $35 million in 1998 when compared to 1997 due primarily to higher levels of short-term borrowings. Distributions on Trust Preferred Securities increased interest and other charges by $10 million in 1998. The Trust Preferred Securities were outstanding for all of 1998, while they were outstanding for only part of 1997. See NOTE 10. TRUST PREFERRED SECURITIES for additional information on these securities.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 1997 AND 1996

      CSW's earnings decreased to $153 million in 1997 from $429 million in 1996. CSW's return on average common stock equity was 4.2% in 1997 compared to 12.1% in 1996. The primary reason for the lower earnings and return on average common stock equity was the accrual of the one-time United Kingdom windfall profits tax. The impact of CSW's final settlement of litigation with El Paso contributed to the decline in earnings as well. Also contributing to the decrease in earnings was the effect of both the PSO 1997 Rate Settlement Agreement and the CPL 1997 Final Order. See NOTE 2. LITIGATION AND REGULATORY PROCEEDINGS for additional information on the CPL 1997 Final Order and the PSO 1997 Rate Settlement Agreement. See NOTE 17. EXTRAORDINARY ITEM for additional information on the windfall profits tax. Further reducing earnings for 1997 were certain asset write-offs predominately at the U.S. Electric Operating Companies. Partially offsetting the lower earnings was the gain on the reacquisition of a portion of the U.S. Electric Operating Companies' preferred stock and an adjustment to deferred tax balances of $15 million resulting from a 2% reduction in the United Kingdom corporation tax rate. Further offsetting the decline in earnings was an increase in non-fuel electric revenues. Significant items occurring in 1997 that affected earnings are listed below (in millions).

                                                      Earnings
                                                       Impact
            United Kingdom Windfall Profits Tax       $(176)
            CPL 1997 Final Order                        (48)
            Asset Write-offs and Reserves               (48)
            PSO 1997 Rate Settlement Agreement          (27)
            Settlement of Litigation with El Paso       (23)
            Gain on the Reacquisition of
               Preferred Stock                           10
            United Kingdom Tax Adjustment                15

      In addition, several items that occurred in 1996 were not present in 1997. Prior to the sale of Transok in 1996, CSW realized $12 million of earnings from Transok's operations. As a result of the sale, CSW also recorded an after-tax gain of approximately $120 million in 1996. However, the U.S. Electric Operating Companies and CSW Energy recorded charges totaling $102 million, after-tax, for certain investments in the second quarter of 1996 which decreased earnings. See
NOTE 15. TRANSOK DISCONTINUED OPERATIONS for additional information concerning the effects of the sale of Transok.

      Operating revenues increased $113 million in 1997 compared to 1996. The revenue variances are shown in the following table.

                            1997 REVENUE VARIANCES
                     Increase (decrease) from prior year, millions

                   U.S. Electric
                        CPL and WTU Transmission Revenues        $56
                        KWH Sales, Growth and Usage               41
                        Fuel Revenue                              23
                        CPL 1996 Fuel Agreement                   18
                        Sales for Resale                          12
                        CPL 1997 Final Order                     (45)
                        KWH Sales, Weather-Related               (37)
                        PSO 1997 Rate Settlement  Agreement      (32)
                        Other Electric                            37
                                                                ------
                                                                  73
                                                                ------
                   United Kingdom                                 22
                   Other Diversified                              18
                                                                ------
                                                                $113
                                                                ------

      U.S. Electric revenues increased $73 million, or 2%, in 1997 compared to 1996. Retail MWH sales increased 2.5%, with increases in all customer classes. U.S. Electric revenues increased due primarily to higher MWH sales resulting from increased customer usage and new transmission access revenues at CPL and WTU, in accordance with FERC Order No. 888 and the Texas Commission's rule regarding transmission access and pricing. The new transmission revenues had no material effect on earnings because they were almost completely offset by a corresponding amount of transmission expense. Revenues increased due in part to the absence in 1997 of the revenue decrease in 1996 from the CPL 1996 Fuel Agreement. An increase in fuel revenues, as discussed in fuel expense below, also contributed to the higher revenues. Partially offsetting the revenue increase was a decrease in weather-related demand due to milder weather in the first nine months of 1997. Further offsetting the increase in U.S. Electric revenues was the revenue decrease from both the CPL 1997 Final Order and the PSO 1997 Rate Settlement Agreement. See NOTE 2. LITIGATION AND REGULATORY PROCEEDINGS for additional information on the CPL 1997 Final Order and the PSO 1997 Rate Settlement Agreement. United Kingdom revenues increased $22 million, or 1%, in 1997 compared to 1996 due primarily to the effect of the exchange rate movement between the British pound and the U.S. dollar, partially offset by a reduction in the fossil fuel levy collected on behalf of the United Kingdom government. Other diversified revenues increased $18 million, or 31%, in 1997 compared to 1996 due primarily to increased revenues from CSW International, C3 Communications, CSW Credit and EnerShop.

      During 1997 and 1996 the U.S. Electric Operating Companies generated 93% of their electric energy requirements. U.S. Electric fuel expense increased $26 million to $1.3 billion in 1997 compared to 1996 due primarily to an increase in natural gas fuel costs to $2.67 per MMbtu from $2.50 per MMbtu. Also contributing to the increase was the absence in 1997 of a one-time reduction to fuel expense of approximately $9 million recorded in the first quarter of 1996 related to the CPL 1996 Fuel Agreement. Partially offsetting these increases in fuel expense was the effect of lower-cost coal. United Kingdom cost of sales decreased approximately $40 million to $1.3 billion in 1997 compared to 1996 due primarily to a reduction in the fossil fuel levy collected on behalf of the United Kingdom government, which was partially offset by the effect of the exchange rate movement between the British pound and the U.S. dollar.

      Other operating expense increased $196 million to $981 million in 1997 compared to 1996 due in part to the absence in 1997 of a $27 million pension adjustment recorded in the second quarter of 1996 at SEEBOARD which decreased pension expense. The effect of the exchange rate movement between the British pound and U.S. dollar also contributed to the increase in other operating expense of SEEBOARD U.S.A. In addition, approximately $56 million in new transmission access expense was recorded at CPL and WTU in 1997 related to FERC Order No. 888 and the Texas Commission rules regarding transmission access and pricing. Also increasing other operating expense were asset write-offs of approximately $57 million including certain regulatory assets, capitalized demand side management assets and obsolete inventories. In addition, the settlement of litigation with El Paso increased other operating expense $35 million. Further contributing to the increase in other operating expense was the $12 million impact of the CPL 1997 Final Order and the $4 million impact of the PSO 1997 Rate Settlement Agreement. See NOTE 2. LITIGATION AND REGULATORY PROCEEDINGS for additional information on the CPL 1997 Final Order and the PSO 1997 Rate Settlement Agreement. Partially offsetting these increases were the absence in 1997 of expenses recorded in 1996 related to inventory write-offs of $10 million and CPL rate case adjustments of $15 million. Further offsetting the increases were charges in 1996 associated with restructuring costs. Also partially offsetting the increase in other operating expense was reduced pension expense in 1997 resulting from changes made to the pension plan for CSW's domestic employees. See NOTE 5. BENEFIT PLANS for additional information related to the changes in the pension plan.

      Depreciation and amortization expense increased $33 million, or 7%, in 1997 due primarily to the implementation of depreciation and amortization in accordance with the CPL 1997 Final Order. As a result of that order, the increase in depreciation due to the accelerated recovery of ECOM property was offset in part by the implementation of lower depreciation rates. Taxes other than income increased $17 million, or 10%, in 1997 compared to 1996 due primarily to higher property taxes at CPL and the absence in 1997 of a CPL Texas franchise tax refund and true-up in 1996. Income tax expense decreased $73 million to $151 million in 1997 due primarily to lower pre-tax income and a $15 million adjustment to deferred income tax balances resulting from a 2% reduction in the United Kingdom corporation tax rate.

      Other income and deductions increased to a gain of $32 million in 1997 from a loss of $61 million in 1996 due primarily to the absence in 1997 of charges for certain investments recorded in the second quarter of 1996 of approximately $84 million, after tax, at the U.S. Electric Operating Companies and $18 million at CSW Energy. Long-term interest expense increased $8 million, or 2%, in 1997 due primarily to interest expense resulting from a fourth quarter 1996 debt issuance by CSW Energy. Short-term and other interest expense decreased $8 million to $86 million in 1997 when compared to 1996 due primarily to lower levels of short-term borrowings. Distributions on newly-issued Trust Preferred Securities increased interest and other charges by $17 million in 1997, which was partially offset by lower dividend requirements resulting from the related preferred stock reacquisitions at the U.S. Electric Operating Companies. See NOTE 10. TRUST PREFERRED SECURITIES for additional information on the new securities.

CSW
Consolidated Statements of Income
Central and South West Corporation
-------------------------------------------------------------------------------
                                                 For the Years Ended December
                                                              31,
                                                 ------------------------------
                                                    1998      1997      1996
                                                 ------------------------------
                                                 ($ in millions, except share
                                                           amounts)
Operating Revenues
   U.S. Electric                                   $ 3,488    $ 3,321  $ 3,248
   United Kingdom                                    1,769      1,870    1,848
   Other diversified                                   225         77       59
                                                 ------------------------------
                                                     5,482      5,268    5,155
                                                 ------------------------------
Operating Expenses and Taxes
   U.S. Electric fuel                                1,190      1,177    1,151
   U.S. Electric purchased power                       111         89       77
   United Kingdom cost of sales                      1,204      1,291    1,331
   Other operating                                   1,029        981      785
   Maintenance                                         169        152      150
   Depreciation and amortization                       521        497      464
   Taxes, other than income                            189        195      178
   Income taxes                                        203        151      224
                                                  -----------------------------
                                                     4,616      4,533    4,360
                                                  -----------------------------
Operating Income                                       866        735      795
                                                  -----------------------------

Other Income and Deductions
   U.S. Electric charges for investments and
      plant development costs                           --         (3)    (117)
   Other                                                60         29       16
   Non-operating income taxes                          (18)         6       40
                                                  -----------------------------
                                                        42         32      (61)
                                                  -----------------------------
Income Before Interest and Other Charges               908        767      734
                                                  -----------------------------

Interest and Other Charges
   Interest on long-term debt                          311        333      325
   Distributions of Trust Preferred Securities          27         17       --
   Interest on short-term debt and other               121         86       94
   Preferred dividend requirements of subsidiaries       8         12       18
   Gain on reacquired preferred stock                    1        (10)      --
                                                  -----------------------------
                                                       468        438      437
                                                  -----------------------------
Income from Continuing Operations                      440        329      297
                                                  -----------------------------

Discontinued Operations
   Income from discontinued operations, net of
      tax of $6                                          --        --       12
   Gain on the sale of discontinued operations,          --        --      120
      net of tax of $72                          ------------------------------
                                                         --        --      132
                                                 ------------------------------
Income Before Extraordinary Item                        440       329      429

Extraordinary Item - United Kingdom windfall
      profits tax                                        --      (176)      --
                                                 ------------------------------

Net Income for Common Stock                            $440     $ 153    $ 429
                                                 ==============================

Average Common Shares Outstanding                     212.4     212.1    207.5

Basic and Diluted EPS from Continuing Operations      $2.07      1.55    $1.43
Basic and Diluted EPS from Discontinued Operations       --        --     0.64
                                                 ------------------------------
Basic and Diluted EPS before Extraordinary Item        2.07      1.55     2.07
Basic and Diluted EPS from Extraordinary Item            --     (0.83)      --
                                                 ------------------------------
Basic and Diluted EPS                                 $2.07     $0.72    $2.07
                                                 ==============================

Dividends Paid per Share of Common Stock              $1.74     $1.74    $1.74
                                                 ==============================

The accompanying notes to consolidated financial statements are an integral part of these statements.

CSW
Consolidated Statements of Stockholders' Equity
Central and South West Corporation
(millions)

                                                                          Accumulated
                                                   Additional                Other
                                        Common     Paid-in    Retained    Comprehensive
                                        Stock      Capital    Earnings    Income (Loss)      Total


Beginning Balance -- January 1, 1996     $675         $610      $1,893          ($4)         $3,174
   Sale of common stock                    65          412          --           --             477
   Common stock dividends                  --           --        (358)          --            (358)
   Other                                   --           --           3           --               3
                                                                                             -------
                                                                                              3,296

   Comprehensive Income:
      Foreign currency translation adjustment
        (net of tax of $35)                --           --           --           75             75
      Unrealized gain on securities
        (net of tax of $1)                 --           --           --            2              2
      Net Income                           --           --          429           --            429
                                                                                             -------
         Total comprehensive income                                                             506

                                        ------      ------        ------      ------         -------
Ending Balance -- December 31, 1996       $740      $1,022        $1,967         $73         $3,802
                                        =============================================        =======

Beginning Balance -- January 1, 1997      $740      $1,022        $1,967         $73         $3,802
   Sale of common stock                      3          17            --          --             20
   Common stock dividends                   --          --          (369)         --           (369)
                                                                                             -------
                                                                                              3,453

   Comprehensive Income:
      Foreign currency translation adjustment
        (net of tax of $23)                 --           --           --         (48)           (48)
      Unrealized loss on securities
        (net of tax of $0.3)                --           --           --          (1)            (1)
      Minimum pension liability
        (net of tax of $0.3)                --           --           --          (1)            (1)
      Net Income                            --           --          153          --            153
                                                                                             -------
         Total comprehensive income                                                             103

                                        ------      ------        ------      ------         -------
Ending Balance -- December 31, 1997       $743       $1,039       $1,751         $23         $3,556
                                        =============================================        =======

Beginning Balance -- January 1, 1998      $743       $1,039       $1,751         $23         $3,556
   Sale of common stock                      1           10           --          --             11
   Common stock dividends                   --           --         (370)         --           (370)
   Other                                    --           --            2          --              2
                                                                                             -------
                                                                                              3,199

   Comprehensive Income:
      Foreign currency translation adjustment
        (net of tax of $2)                  --           --           --           7              7
      Unrealized loss on securities
        (net of tax of $8)                  --           --           --         (14)           (14)
      Adjustment for gain included in net
        income (net of tax of $4)           --           --           --          (7)            (7)
      Minimum pension liability
        (net of tax of $0.6)                --           --           --          (1)            (1)
      Net Income                            --           --          440          --            440
                                                                                             -------
         Total comprehensive income                                                             425

                                        ------      ------        ------      ------         -------
Ending Balance -- December 31, 1998       $744       $1,049       $1,823          $8         $3,624
                                        =============================================        ========





The accompanying notes to consolidated financial statements are an integral part of these statements.

Consolidated Balance Sheets
Central and South West Corporation
-------------------------------------------------------------------------
                                                As of December 31,
                                          -------------------------------
                                              1998              1997
                                          --------------     ------------
                                                    (millions)
ASSETS
Fixed Assets
   Electric
      Production                              $5,887             $ 5,824
      Transmission                             1,594               1,558
      Distribution                             4,681               4,453
      General                                  1,380               1,381
      Construction work in progress              166                 184
      Nuclear fuel                               207                 196
                                          --------------     ------------
                                              13,915              13,596
   Other diversified                             333                 250
                                          --------------     ------------
                                              14,248              13,846
Less - Accumulated depreciation and
amortization                                   5,652               5,264
                                          --------------     ------------
                                               8,596               8,582
                                          --------------     ------------

Current Assets
   Cash and temporary cash investments           157                  75
   Accounts receivable                         1,110                 916
   Materials and supplies, at average cost       191                 172
   Electric utility fuel inventory                90                  65
   Under-recovered fuel costs                      4                  84
   Notes receivable                              109                  --
   Prepayments and other                          90                  78
                                          --------------     ------------
                                               1,751               1,390
                                          --------------     ------------
Deferred Charges and Other Assets
   Deferred plant costs                          497                 503
   Mirror CWIP asset                             257                 285
   Other non-utility investments                 432                 448
   Securities available for sale                  66                 103
   Income tax related regulatory assets, net     308                 329
   Goodwill                                    1,402               1,428
   Other                                         435                 383
                                          --------------     ------------
                                               3,397               3,479
                                          --------------     ------------
                                            $ 13,744            $ 13,451
                                          ==============     ============


The accompanying notes to consolidated financial statements are an integral part of these statements.

CSW
Consolidated Balance Sheets
Central and South West Corporation
--------------------------------------------------------------------------------
                                                 As of December 31,
                                             ---------------------------
                                              1998                1997
                                             --------            -------
CAPITALIZATION AND LIABILITIES                       (millions)
Capitalization
     Common stock:  $3.50 par value
     Authorized shares:  350.0 million
       shares
     Issued and outstanding:  212.6 million
       shares in 1998 and 212.2 million
       shares in 1997                        $   744             $  743
Paid-in capital                                1,049              1,039
Retained earnings                              1,823              1,751
Accumulated other comprehensive income             8                 23
                                             --------            -------
                                               3,624     46%      3,556    45%
                                             --------   ------   -------  -----
Preferred Stock
   Not subject to mandatory redemption           176                176
   Subject to mandatory redemption                --                 26
                                             --------            -------
                                                 176      2%        202     2%
Certain Subsidiary-obligated, mandatorily
   redeemable preferred securities of
   subsidiary trusts holding solely Junior
   Subordinated Debentures of such Subsidiaries  335      4%        335     4%
Long-term debt                                 3,785     48%      3,898    49%
                                             -------    ------   ------   -----
     Total Capitalization                      7,920    100%      7,991    100%
                                             --------   ------   -------  -----

Current Liabilities
   Long-term debt and preferred stock due
      within twelve months                       169                 32
   Short-term debt                               811                721
   Short-term debt - CSW Credit, Inc.            749                636
   Loan notes                                     32                 56
   Accounts payable                              624                573
   Accrued taxes                                 190                171
   Accrued interest                               84                 87
   Other                                         218                238
                                             --------            -------
                                               2,877              2,514
                                             --------            -------
Deferred Credits
   Accumulated deferred income taxes           2,410              2,431
   Investment tax credits                        267                278
   Other                                         270                237
                                             -------             -------
                                               2,947              2,946
                                             -------             -------
                                             $13,744            $13,451
                                             ========           ========

The accompanying notes to consolidated financial statements are an integral part of these statements.

CSW
Consolidated Statements of Cash Flows
Central and South West Corporation


                                                          For the Years Ended December 31,
                                                           ------------------------------
                                                             1998       1997       1996
                                                           --------   --------   --------
                                                                     (millions)

OPERATING ACTIVITIES
    Net income for common stock                             $ 440      $ 153      $ 429
    Non-cash Items and Adjustments
        Depreciation and amortization                         552        529        521
        Deferred income taxes and investment tax credits      (56)       110         62
        Preferred stock dividends                               8         12         18
        Gain on reacquired preferred stock                      1        (10)        --
        Charges for investments and assets                     39         53        147
        Gain on sale of investments                           (13)        --       (192)
    Changes in Assets and Liabilities
        Accounts receivable                                  (187)      (140)       (86)
        Accounts payable                                       69         45         23
        Accrued taxes                                          20       (153)       (14)
        Fuel recovery                                         109        (37)       (89)
        Other                                                 (40)       164         56
                                                           --------   --------   --------
                                                              942        726        875
                                                           --------   --------   --------
INVESTING ACTIVITIES
    Construction expenditures                                (492)      (507)      (521)
    Acquisitions expenditures                                  --         --     (1,394)
    Disposition of plant                                       (5)        --         --
    CSW Energy/CSW International projects                    (184)      (382)      (124)
    Sale of National Grid assets                               --         --         99
    Cash proceeds from sale of investments                     56         --        690
    Other                                                     (10)       (15)       (36)
                                                           --------   --------   --------
                                                             (635)      (904)    (1,286)
                                                           --------   --------   --------
FINANCING ACTIVITIES
    Common stock sold                                          11         20        477
    Proceeds from issuance of long-term debt                  154         --        437
    SEEBOARD acquisition financing                             --         --        350
    Reacquisition/Maturity of long-term debt                 (182)      (253)      (239)
    Redemption of preferred stock                             (28)      (114)        (1)
    Trust Preferred Securites sold                             --        323         --
    Other financing activities                                 (4)        (3)        67
    Change in short-term debt                                 202        414       (395)
    Payment of dividends                                     (378)      (383)      (376)
                                                           --------   --------   --------
                                                             (225)         4        320
                                                           --------   --------   --------

Effect of exchange rate changes on cash and cash
   equivalents                                                 --         (5)       (56)
                                                           --------   --------   --------

Net Change in Cash and Cash Equivalents                        82       (179)      (147)
Cash and Cash Equivalents at Beginning of Year                 75        254        401
                                                           ========   ========   ========
Cash and Cash Equivalents at End of Year                    $ 157       $ 75      $ 254
                                                           ========   ========   ========

SUPPLEMENTARY INFORMATION
    Interest paid less amounts capitalized                  $ 446      $ 396      $ 356
                                                           ========   ========   ========
    Income taxes paid                                       $ 357      $ 301      $ 196
                                                           ========   ========   ========


   The accompanying notes to consolidated financial statements are an integral part of these statements.

CENTRAL AND SOUTH WEST CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Nature of Operations
      CSW is a registered holding company under the Holding Company Act subject to regulation by the SEC. The U.S. Electric Operating Companies are also regulated by the SEC under the Holding Company Act.

      The principal business of the U.S. Electric Operating Companies is the generation, transmission, and distribution of electric power and energy. These companies are subject to regulation by the FERC under the Federal Power Act and follow the Uniform System of Accounts prescribed by the FERC. They are subject to further regulation with regard to rates and other matters by state regulatory commissions as follows: CPL and WTU are subject to the Texas Commission; PSO is subject to the Oklahoma Commission, and SWEPCO is subject to the Arkansas Commission, Louisiana Commission, Oklahoma Commission and Texas Commission.

      The principal business of SEEBOARD is the distribution and supply of electricity in Southeast England. SEEBOARD is subject to rate regulation by the DGES.

      In addition to electric utility operations, CSW has subsidiaries involved in a variety of business activities. CSW Energy and CSW International pursue cogeneration and other energy-related ventures. CSW Credit factors the accounts receivable of affiliated and non-affiliated companies. C3 Communications pursues telecommunications projects. CSW Leasing has investments in leveraged leases. EnerShop offers energy-management services. CSW Energy Services pursued retail energy markets outside of CSW's traditional service territory, until these activities were discontinued in early 1999.

      The more significant accounting policies of the CSW System are summarized below.

      Principles of Consolidation
      The consolidated financial statements include the accounts of CSW and its subsidiary companies. The consolidated financial statements for CPL, PSO and SWEPCO include their respective capital trusts. All significant inter-company transactions have been eliminated.

      Use of Estimates
      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities along with disclosure of contingent liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Fixed Assets and Depreciation
      U.S.   Electric   fixed  assets  are  stated  at  the  original   cost  of
construction, which includes the cost of contracted services, direct labor, materials, overhead items and allowances for borrowed and equity funds used during construction. SEEBOARD's fixed assets are stated at their original fair market value which existed on the date of acquisition plus the original cost of property acquired or constructed since the acquisition, less disposals.

      Provisions for depreciation of plant are computed using the straight-line method, generally at individual rates applied to the various classes of depreciable property. The annual average consolidated composite rates of the Registrants are presented in the following table.

                      CSW       CPL       PSO       SWEPCO    WTU
                      ==================================================
           1998       3.4%      3.0%      3.1%      3.3%      3.2%
           1997       3.4%      3.0%      3.3%      3.2%      3.3%
           1996       3.4%      2.9%      3.6%      3.2%      3.2%

      CPL Nuclear Decommissioning of STP
      At the end of STP's service life, decommissioning is expected to be accomplished using the decontamination method, which is one of the techniques acceptable to the NRC. Using this method, the decontamination activities occur as soon as possible after the end of plant operations. Contaminated equipment is cleaned and removed to a permanent disposal location, and the site is generally returned to its pre-plant condition.

      CPL's decommissioning costs are accrued and funded to an external trust over the expected service life of the STP units. The existing NRC operating licenses will allow the operation of STP Unit 1 until 2027 and Unit 2 until 2028. The accrual for decommissioning costs is an annual level cost based on the estimated future cost to decommission STP, including escalation for expected inflation to the expected time of decommissioning, and is net of expected earnings on the trust fund.

      CPL's portion of the costs of decommissioning STP was estimated to be $258 million in 1995 dollars based on a site specific study completed in 1995. CPL is accruing and recovering these decommissioning costs through rates based on the service life of STP at a rate of $8.2 million per year. The funds are deposited with a trustee under the terms of an irrevocable trust and are reflected in CPL's consolidated balance sheets as Nuclear Decommissioning Trust with a corresponding amount accrued in Accumulated Depreciation. On CSW's consolidated balance sheets, the irrevocable trust is included in Deferred Charges and Other Assets, Other, with a corresponding amount accrued in Accumulated Depreciation. In CSW's and CPL's consolidated statements of income, the income related to the irrevocable trust is recorded in Other Income and Deductions, Other. In CPL's consolidated statements of income, the interest expense related to the irrevocable trust is recorded in Interest Charges, Interest on Short-term Debt and Other. In CSW's consolidated statements of income the interest expense related to the irrevocable trust is recorded in Interest and Other Charges, Interest on Short-term Debt and Other. At December 31, 1998, the nuclear trust balance was $66.0 million.

      Electric Revenues and Fuel
      The U.S. Electric Operating Companies record revenues based upon cycle-billings. Electric service provided subsequent to billing dates through the end of each calendar month are accrued for by estimating unbilled revenues in accordance with industry standards.

      CPL, SWEPCO and WTU recover retail fuel costs in Texas as a fixed component of base rates whereby over-recoveries of fuel are payable to customers and under-recoveries may be billed to customers after Texas Commission approval. The cost of fuel is charged to expense as incurred, with resulting fuel over-recoveries and under-recoveries recorded as regulatory assets and liabilities. PSO recovers fuel costs in Oklahoma through service level fuel cost adjustment factors, and SWEPCO recovers fuel costs in Arkansas and Louisiana through automatic fuel recovery mechanisms. The application of these mechanisms varies by jurisdiction. See ITEM 1. BUSINESS, FUEL RECOVERY - U.S. Electric and
NOTE 2. LITIGATION AND REGULATORY PROCEEDINGS, for further information about fuel recovery.

      CPL, PSO and WTU recover fuel costs applicable to wholesale customers, which are regulated by the FERC, through an automatic fuel adjustment clause. SWEPCO recovers fuel costs applicable to wholesale customers through formula rates.

      CPL amortizes direct nuclear fuel costs to fuel expense on the basis of a ratio of the estimated energy used in the core to the energy expected to be derived from such fuel assembly over its life in the core. In addition to fuel amortization, CPL also records nuclear fuel expense as a result of other items, including spent fuel disposal fees assessed on the basis of net MWHs sold from STP and DOE special assessment fees for decontamination and decommissioning of the enrichment facilities on the basis of prior usage of enrichment services.

      Accounts Receivable
      CSW Credit purchases, without recourse, the billed and unbilled accounts receivable of the U.S. Electric Operating Companies, certain non-affiliated public utility companies and, prior to its sale by CSW in June 1996, Transok.

      Regulatory Assets and Liabilities
      For their regulated activities, the U.S. Electric Operating Companies follow SFAS No. 71, which defines the criteria for establishing regulatory assets and regulatory liabilities. Regulatory assets represent probable future revenue to the company associated with certain costs which will be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future refunds to customers. The regulatory assets are currently being recovered in rates or are probable of being recovered in rates. The unamortized asset balances are included in the table below.

                                              1998      1997
                                             --------  -------
                                                (millions)
               As of December 31,
                  Regulatory Assets
                    Deferred plant costs (3)    $497     $503
                    Mirror CWIP asset            257      285
                    Income tax related
                     regulatory assets, net      308      329
                    Deferred restructuring
                     and rate case costs (1)      26       36
                    OPEBs                          2        3
                    Under-recovered fuel
                     costs (2)                     4       84
                    Loss on reacquired debt      153      166
                    Fuel settlement (4)           14       16
                    Other                         10       19
                                             ========  =======
                                              $1,271   $1,441
                                             ========  =======
                  Regulatory Liabilities
                    Refunds due customers(5)    $ 21     $ 64
                    Income tax related
                       regulatory
                       liabilities,  net          --       --
                    Other                                   1
                                             ========  =======
                                                $ 21     $ 65
                                             ========  =======

    (1) $16 million and $24 million earning no return in 1998 and 1997, amortized by the end of 2000; $10 million and $12 million earning no return in 1998 and 1997 through 2002.
    (2) $15 million earning no return in 1997, amortized over twelve month period, recalculated twice each year.
    (3) $15 million and $19 million earning no return in 1998 and 1997, amortized through 2002.
    (4) $14 million and $16 million earning no return in 1998 and 1997, amortized by the end of 2006.
    (5) $15 million in 1998 earning no return, amortized over twelve month period, recalculated twice each year.

      In accordance with orders of the Texas Commission, CPL and WTU deferred carrying costs, as well as operating costs, depreciation and tax costs incurred for STP and Oklaunion, respectively. These deferrals were for the period beginning on the date when the plants began commercial operation until the date the plants were included in rate base. CPL is amortizing and recovering these deferred costs through rates over the life of the plant. WTU began amortizing and recovering such costs over a seven year period beginning January 1, 1996, prior to this date it was amortized over the life of the plant. In accordance with Texas Commission orders, CPL previously recorded a Mirror CWIP asset, which is being amortized over the life of STP. For further information regarding the deferred plant costs at CPL and WTU, reference is made to NOTE 2. LITIGATION AND REGULATORY PROCEEDINGS. For additional information regarding regulatory accounting, reference is made to NOTE 18. NEW ACCOUNTING STANDARDS and MD&A, RECENT DEVELOPMENTS AND TRENDS, Regulatory Accounting.

      Goodwill Resulting from SEEBOARD Acquisition
      The acquisition of SEEBOARD was accounted for as a purchase combination. An allocation of the purchase price has been performed and is reflected in the consolidated financial statements. The goodwill is being amortized on a straightline basis over 40 years. The unamortized balance of the SEEBOARD goodwill at December 31, 1998 was $1.4 billion. CSW continually evaluates whether circumstances have occurred that indicate the remaining useful life of goodwill may warrant revision.

      Foreign Currency Translation
      The financial statements of SEEBOARD U.S.A., which are included in CSW's consolidated financial statements, have been translated from British pounds to U.S. dollars in accordance with SFAS No. 52. All balance sheet accounts are translated at the exchange rate at the end of the period and all income statement items are translated at the average exchange rate for the applicable period. At December 31, 1998 the current exchange rate was approximately (pound)1.00=$1.66, and the average exchange rate for the twelve month period ended December 31, 1998 was approximately (pound)1.00=$1.66. At December 31, 1997 the current exchange rate was approximately (pound)l.00=$1.65, and the average exchange rate for the twelve month period ended December 31, 1997 was approximately (pound)l.00=$1.58. At December 31, 1996 the current exchange rate was approximately (pound)l.00=$1.71, and the average exchange rate for the twelve month period ended December 31, 1996 was approximately (pound)1.00=$1.56. All the resulting translation adjustments are recorded directly to Accumulated Other Comprehensive Income on CSW's Consolidated Balance Sheets. Cash flow statement items are translated at a combination of average, historical and current exchange rates. The non-cash impact of the changes in exchange rates on cash and cash equivalents, resulting from the translation of items at the different exchange rates, is shown on CSW's Consolidated Statements of Cash Flows in Effect of Exchange Rate Changes on Cash and Cash Equivalents.

See NOTE 20. SUBSEQUENT EVENT for information regarding CSW's investments in Brazil.

      Cash Equivalents
      Cash equivalents are considered to be highly liquid instruments with a maturity of three months or less. Accordingly, temporary cash investments and advances to affiliates are considered cash equivalents.

      Risk Management
      CSW has, at times, been exposed to currency and interest rate risks which reflect the floating exchange rate that exists between the U.S. dollar and the British pound. CSW has utilized certain risk management tools, including cross currency swaps, foreign currency futures and foreign currency options, to manage adverse changes in exchange rates and to facilitate financing transactions resulting from CSW's acquisition of SEEBOARD.

      SEEBOARD has entered into contracts for differences to reduce exposure to fluctuations in the price of electricity purchased from the United Kingdom's electricity power pool. This pool was established at privatization of the United Kingdom's electric industry for the bulk trading of electricity between generators and suppliers.

      CSW accounts for these transactions as hedge transactions and any gains or losses associated with the risk management tools are recognized in the financial statements at the time the hedge transactions are settled. CSW believes its credit risk in these contracts is negligible. See MD&A, RISK MANAGEMENT; NOTE 7. FINANCIAL INSTRUMENTS; NOTE 18. NEW ACCOUNTING STANDARDS and NOTE 20. SUBSEQUENT EVENT for additional information.

      Securities Available for Sale
      CSW accounts for its investments in equity securities in accordance with SFAS No. 115. The investments have been designated as available for sale, and as a result are stated at fair value. Unrealized holding gains and losses, net of related taxes, are included in Accumulated Other Comprehensive Income on CSW's Consolidated Balance Sheets. Information related to these securities available for sale as of December 31, 1998 is presented in the following table.

                                   Original  Unrealized Holding    Fair
                                     Cost     Gains / (Losses)     Value
                                 ----------------------------------------

   Securities available for sale    $110           $(44)            $66


      As of December 31, 1998, CSW International has invested $110 million in stock of a Chilean electric company. The investment is classified as securities available for sale and accounted for by the cost method. Based on the year-end market value of the shares and foreign exchange rates, the value of the investment at December 31, 1998 is $66 million. The reduction in the carrying value of this investment has been reflected in Accumulated Other Comprehensive Income in CSW's Consolidated Balance Sheets. Management views its investment in Chile as a long-term investment strategy. Management will continue to closely evaluate the changes in the South American economy and its impact on CSW International's investment in the Chilean electric company.

      Inventory
      CPL, PSO and WTU utilize the LIFO method for the valuation of all fossil fuel inventories. SWEPCO continues to utilize the weighted average cost method pending approval of the Arkansas Commission to utilize the LIFO method. At December 31, 1998, none of the U.S. Electric Operating Companies had LIFO reserves. LIFO reserves are the excess of the inventory replacement cost over the carrying amount on the balance sheet.

      Comprehensive Income
      Consistent with the requirements of SFAS No. 130, CSW discloses comprehensive income. Comprehensive income is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. See NOTE 18. NEW ACCOUNTING STANDARDS.

      Components of Other Comprehensive Income
      The following table provides the components that comprise the balance sheet amount in Accumulated Other Comprehensive Income.

                      Components                1998     1997     1996
         ----------------------------------------------------------------
                                                      (millions)

         Foreign Currency Translation
            Adjustment                           $34      $27      $34
         Unrealized Losses on Securities         (20)       1      (20)
         Minimum Pension Liability                (6)      (5)      (6)
                                              ---------------------------
                                                  $8      $23       $8
                                              ---------------------------

      Segment Reporting
      CSW has adopted SFAS No. 131, which requires disclosure of select financial information by business segment as viewed by the chief operating decision-maker. See NOTE 18. NEW ACCOUNTING STANDARDS.

      Reclassification
      Certain financial statement items for prior years have been reclassified to conform to the 1998 presentation. See NOTE 15. TRANSOK DISCONTINUED OPERATIONS for information related to the classification of Transok activities.


2.    LITIGATION AND REGULATORY PROCEEDINGS

      Litigation Related to the Rights Plan and AEP Merger
      Two lawsuits have been filed in Delaware state court seeking to enjoin the AEP Merger. CSW and each of its directors have been named as defendants in both cases. The first suit alleges that the Rights Plan, approved by the CSW Board of Directors on September 27, 1997 and which became effective after SEC approval under the Holding Company Act on December 19, 1997, constitutes a "poison pill" precluding acquisition offers and resulting in a heightened fiduciary duty on the part of the CSW Board of Directors to pursue an auction-type sales process to obtain the best value for CSW stockholders. The second suit alleges that the AEP Merger is unfair to CSW stockholders in that it does not recognize the underlying intrinsic value of CSW's assets and its future profitability. The second suit also seeks an auction-type sale process. CSW believes that both suits are without merit and intends to defend them vigorously.

      CPL Rate Review - Docket No. 14965
      In November 1995, CPL filed with the Texas Commission a request to increase its retail base rates by $71 million. On October 16, 1997, the Texas Commission issued the CPL 1997 Final Order. The CPL 1997 Final Order lowered the annual retail base rates of CPL by approximately $19 million, or 2.5%, from CPL's rate level existing prior to May 1996. The Texas Commission also included a "Glide Path" rate methodology in the CPL 1997 Final Order pursuant to which CPL's annual rates were reduced by $13 million beginning May 1, 1998 and will be reduced an additional $13 million on May 1, 1999.

      CPL appealed the CPL 1997 Final Order to the State District Court of Travis County to challenge the resolution of several issues in the rate case. The primary issues include: (i) the classification of $800 million of invested capital in STP as ECOM which was also assigned a lower return on equity than non-ECOM property; (ii) the Texas Commission's use of the "Glide Path" rate reduction methodology applied on May 1, 1998 and to be applied on May 1, 1999; and (iii) the $18 million of disallowed affiliate expenses from CSW Services. As part of the appeal, CPL sought a temporary injunction to prohibit the Texas Commission from implementing the "Glide Path" rate reduction methodology. The court denied the temporary injunction and the "Glide Path" rate reduction was implemented in May 1998. Hearings on the appeal were held during the third quarter of 1998, and a judgment was issued in February 1999 affirming the Texas Commission order, except for a consolidated tax issue in the amount of $6 million, which will be remanded to the Texas Commission. While CPL intends to appeal this most recent order to the Court of Appeals, management is unable to predict how the final resolution of these issues will ultimately affect CSW's results of operations and financial condition.

      CPL currently accounts for the economic effects of regulation in accordance with SFAS No. 71. Pursuant to the provisions of SFAS No. 71, CPL has recorded approximately $1.2 billion of regulatory-related assets at December 31, 1998. The application of SFAS No. 71 is conditioned upon CPL's rates being set based on the cost of providing service. In the event management concludes that as a result of changes in regulation, legislation, the competitive environment, or other factors, CPL, that all or some portion of its business, no longer meets the criteria for following SFAS No. 71, a write-off of regulatory assets and liabilities would be required, absent a means of recovering such assets or settling such liabilities in a continuing regulated segment of the business. CPL would also be required to evaluate whether there was any impairment of any deregulated plant assets. In addition, CSW could experience, depending on the timing and amount of any write-off, a material adverse effect on their results of operations and financial condition.

      See MD&A - RATES AND REGULATORY MATTERS, CPL Rate Review - Docket No. 14965 for a discussion of the CPL 1997 Final Order.

      CPL Deferred Accounting
      By orders issued in 1989 and 1990, the Texas Commission authorized CPL to defer certain STP Unit 1 and Unit 2 costs incurred between the commercial operation dates of those units and the effective date of rates reflecting the operation of those units. Upon appeal of the 1989 CPL order, and a related order involving another utility, the Supreme Court of Texas in 1994 sustained deferred accounting as an appropriate mechanism for the Texas Commission to use in preserving the financial integrity of CPL, but remanded CPL's case to the Court of Appeals to consider certain substantial evidence points of error not previously decided by the Court of Appeals. On August 16, 1995, the Court of Appeals rendered its opinion in the remand proceeding and affirmed the Texas Commission's order in all respects.

      By orders issued in October 1990 and December 1990, the Texas Commission quantified the STP Unit 1 and Unit 2 deferred accounting costs and authorized the inclusion of the amortization of the costs and associated return in CPL's retail rates. These Texas Commission orders were appealed to the Travis County District Court where the appeals are still pending. Language in the Supreme Court of Texas' opinion in the appeal of the deferred accounting authorization case suggests that the appropriateness of including deferred accounting costs in rates charged to customers is dependent on a finding in the first case in which the deferred STP costs are recovered through rates that the deferral was actually necessary to preserve the utility's financial integrity. If in the appeals of the October 1990 and December 1990 rate orders, the courts decide that subsequent review under the financial integrity standard is required and was not made in those orders, such rate orders would be remanded to the Texas Commission for the purpose of entering findings applying the financial integrity standard. Pending the ultimate resolution of CPL's deferred accounting issues, management is unable to predict how its deferred accounting orders will ultimately be resolved by the Texas Commission.

      If CPL's deferred accounting matters are not favorably resolved, CSW could experience a material adverse effect on their respective results of operations and financial condition. While management is unable to predict the ultimate outcome of these matters, management believes either that CPL will receive approval of its deferred accounting amounts or that CPL will be successful in renegotiation of its rate orders, so that there will be no material adverse effect on CSW's results of operation or financial condition.

      CPL Fuel Proceeding
      On December 31, 1998, CPL filed with the Texas Commission an application to reconcile fuel costs and to request authorization to carry the reconciled balance forward into the next reconciliation period. CPL did not seek a surcharge of the reconciled balance in the filing.

      During the reconciliation period of July 1, 1995 through June 30, 1998, CPL incurred $828.5 million in eligible fuel and fuel-related expenses. The Texas jurisdictional allocation of such fuel and fuel-related expenses is $783.4 million.

      In addition to requesting reconciliation of its fuel and fuel-related expenses for the reconciliation period, CPL requested the Texas Commission to authorize CPL to recover the reward that was earned during the reconciliation period under the performance standard adopted in Docket No. 14965 for CPL's share of STP. In Docket No. 14965, the Texas Commission adopted a three-year average capacity factor of 83% performance standard for STP. During the reconciliation period, STP operated at a net capacity factor of 93.1%, saving customers $28.4 million in fuel and purchased power costs, as compared to operation at an 83% capacity factor. CPL proposed an equal sharing with its customers of the benefit, or reward, resulting from STP operation during the reconciliation period above the 83% capacity factor target, net of any reduction of eligible fuel expense as a result of this case. CPL requested that it be authorized to recover the Texas retail amount, or $13.4 million, of its 50% share of the performance standard reward, by including 1/36, or $373,003 in retail eligible fuel expense each month for the three-year period following the Texas Commission's order in this case. These amounts will be included in calculating the monthly over-recovery or under-recovery balances. CPL further requested that it be authorized to apply the amounts of the reward recovered through Texas retail eligible fuel expense as additional amortization of its STP deferred accounting regulatory asset.

      CPL also made an alternative proposal if consistent and uniform equal sharing of potential penalties and rewards is not intended by the Texas Commission. CPL proposed that it be authorized to recover the Texas portion of 50% of the reward by including 1/36, or $373,003 in Texas retail eligible fuel expense each month for three years following the Texas Commission order in this case and that the remaining 50% of the reward be "banked" to be used against potential future penalties or other disallowance of fuel costs.

      CPL Municipal Franchise Fee Litigation
      In May 1996, the City of San Juan, Texas filed a purported class action in Hidalgo County, Texas District Court on behalf of all cities served by CPL based upon CPL's alleged underpayment of municipal franchise fees. The plaintiffs' petition asserts various contract and tort claims against CPL as well as certain audit rights. The suit seeks unspecified damages and attorneys' fees. CPL filed a counterclaim for any overpayment of franchise fees it may have made as well as its attorneys' fees. CPL also filed a motion to transfer venue to Nueces County, Texas, and a plea to the jurisdiction and pleas in abatement asserting that the Texas Commission has primary jurisdiction over the claims. In May 1996 and December 1996, respectively, the Cities of Pharr, Texas and San Benito, Texas filed individual suits making claims virtually identical to those claimed by the City of San Juan. In January, 1997, CPL filed an original petition at the Texas Commission requesting the Texas Commission to declare its jurisdiction over CPL's collection and payment of municipal franchise fees.

      In April 1997, the Texas Commission issued a declaratory order in which it declined to assert jurisdiction over the claims of the City of San Juan. CPL appealed the Texas Commission's decision to the Travis County, Texas District

Court, which affirmed the Texas Commission ruling on February 19, 1999. After the Texas Commission's order, the Hidalgo County District Court overruled CPL's plea to the jurisdiction and plea in abatement. In July 1997, the Hidalgo County District Court entered an order certifying the case as a class action. CPL appealed this order to the Corpus Christi Court of Appeals. In February 1998, the Corpus Christi Court of Appeals affirmed the trial court's order certifying the class. CPL appealed the Corpus Christi Court of Appeals ruling to the Texas Supreme Court, which declined to hear the case. In August 1998, the Hidalgo County District Court ordered the case to mediation and suspended all proceedings pending the completion of the mediation. The mediation was completed in December, 1998, but the case was not resolved.

      On January 5, 1999, a class notice was mailed to each of the CPL cities; the cities have until April 5, 1999, to decide whether or not to participate in the lawsuit as a class member.

      Although CPL believes that it has substantial defenses to the cities' claims and intends to defend itself against the cities' claims and pursue its counterclaims vigorously, management cannot predict the outcome of the municipal franchise fee litigation.

      CPL Anglo Iron Litigation
      In April 1998, CPL was sued by Anglo Iron in the United States District Court for the Southern District of Texas, Brownsville Division, for claims arising from the clean up of a site owned and operated by Anglo Iron in Harlingen, Texas. Anglo Iron sought reimbursement pursuant to CERCLA and common law contribution and indemnity for alleged response and clean up costs of $328,139 and damages of $150,000 for "loss of fair market value" of the site. In January 1999, the parties settled the case, and the case was dismissed with prejudice by the court in February 1999. The settlement did not have a material adverse impact on CSW's consolidated results of operations or financial condition.

      CPL Sinton Landfill Litigation
      CPL, along with over 30 others, is named as a defendant in the district court in San Patricio County, Texas. The plaintiffs, approximately 500 current and former landowners in the vicinity of a landfill site near Sinton, Texas, each of whom alleges $10 million property damage and personal injury as a result of alleged contamination from the site. Plaintiffs made a collective settlement demand upon CPL for $1.1 million. In January, 1999, in exchange for a non-material sum, CPL reached an agreement with Browning Ferris Industries, Inc., the operator of the site, for Browning Ferris Industries, Inc. to indemnify CPL for any judgment or settlement amount that CPL may owe to the plaintiffs in this case.

      CPL Valero Litigation
      In April 1998, Valero filed suit against CPL in Nueces County, Texas District Court, alleging claims for breach of contract and negligence. Valero's suit seeks in excess of $11 million as damages for property loss and lost profits allegedly incurred after an interruption of electricity to its facility in Corpus Christi, Texas in April 1996. Management cannot predict the outcome of this litigation. However, management believes that CPL has valid defenses to Valero's claims and intends to defend the matter vigorously. Management also believes that the ultimate resolution of this matter will not have a material adverse impact on CSW's consolidated results of operations or financial condition.

      CPL and WTU Complaint Versus Texas Utilities Electric Company (Docket No. 17285)
      A joint complaint filed by CPL and WTU with the Texas Commission asserted that since January 1, 1997, Texas Utilities Electric Company had been effectively double charging for transmission service within ERCOT. A proposal for decision received in February 1998 recommended approval of a CPL and WTU proposed reduction of $15.5 million annually of payments to Texas Utilities Electric Company under FERC-approved transmission service agreements against amounts that CPL and WTU would otherwise owe Texas Utilities Electric Company pursuant to Texas Commission rules for transmission service in ERCOT. The Texas Commission approved the proposal in September 1998. Even though Texas Utilities Electric Company has appealed the Texas Commission final order, they refunded $26.6 million to CPL and WTU in November 1998. Prior to the Texas Commission's September 1998 decision, the $15.5 million annual payment to Texas Utilities Electric Company was allocated to the U.S. Electric Operating Companies. As a result of this order the payment is recorded on CPL's and WTU's books as a reduction to ERCOT transmission expense.

      Transmission Coordination Agreement
      The Transmission Coordination Agreement provides the means by which the U.S. Electric Operating Companies will operate, plan and maintain the four separate transmission systems as a single system. The agreement also establishes a process for the U.S. Electric Operating Companies to allocate revenues received under open access transmission tariffs. On August 7, 1998, the FERC accepted the Transmission Coordination Agreement for filing, suspended it for a nominal period, and made it effective retroactive to January 1, 1997, subject to refund and investigation.

      PSO Rate Review
      In July 1996, the Oklahoma Commission staff filed an application seeking a review of PSO's earnings and in July 1997 recommended a rate reduction of $76.8 million for PSO.

      On October 23, 1997, the Oklahoma Commission issued a final order approving a stipulated agreement with parties to settle the rate inquiry. The PSO 1997 Rate Settlement Agreement called for PSO to lower its retail base rates beginning with the December 1997 billing cycle by approximately $35.9 million annually, or a 5.3 percent decrease below the then current level of retail rates. Part of the rate reduction included a reduction in annual depreciation expense of approximately $10.9 million. In addition, the PSO 1997 Rate Settlement Agreement resulted in PSO making a one-time $29 million refund to customers in December 1997.

       The PSO 1997 Rate Settlement Agreement also called for PSO to eliminate or amortize before its next rate filing approximately $41 million in certain deferred assets, approximately $26 million of which had been expensed in 1996. The remaining $15 million of deferred assets, which included approximately $9 million of costs incurred for customer energy management incentive programs, were written off in 1997. The financial impact of the PSO 1997 Rate Settlement Agreement on PSO's 1997 results of operations were lower revenues of $31.5 million and lower expenses of $4.1 million which included the write-off of the previously mentioned deferred assets.

      The PSO 1997 Rate Settlement Agreement resulted in a material adverse effect on PSO's results of operations for 1997 that will have a continuing impact because of the rate decrease. However, it reduced significant risks for PSO related to this regulatory proceeding and should allow PSO's rates to remain competitive for the foreseeable future.

      PSO PCB Cases
      PSO has been named a defendant in petitions filed in state court in Oklahoma in February and August 1996. The petitions allege that the plaintiffs suffered personal injury and fear future injury as a result of contamination by PCBs from a transformer malfunction that occurred in April 1982 at the Page Belcher Federal Building in Tulsa, Oklahoma. Each of the plaintiffs seeks actual and punitive damages in excess of $10,000. Other claims arising from this incident have been settled and the suits dismissed. The first case to go to trial is anticipated to begin in May 1999. Management believes that PSO has

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

defenses to the remaining complaints and intends to defend the suits vigorously. Management believes that the remaining claims are covered by insurance. Management also believes that the ultimate resolution of the remaining lawsuits will not have a material adverse effect on CSW's results of operations or financial condition.

      PSO Sand Springs/Grandfield, Oklahoma Sites
      In 1989, PSO found PCB contamination in a Sand Springs, Oklahoma PCB storage facility. The EPA-approved cleanup began in 1994. In 1996, the EPA filed a complaint against PSO alleging that PSO failed to comply with provisions of the Toxic Substances Control Act. The EPA alleged improper disposal of PCBs at the Sand Springs site due to the length of time between discovery of the contamination and the actual cleanup at the site. The complaint also alleged failure to date PCB articles at a Grandfield, Oklahoma site. The total proposed penalty, which was accrued by PSO in 1996, was $479,000. PSO settled all claims in the suit by March 1998. The settlement did not have a material adverse effect on CSW's results of operations or financial condition.

      SWEPCO Fuel Proceeding
      In May 1997, SWEPCO filed with the Texas Commission an application to reconcile fuel costs and implement a 12 month surcharge of fuel cost under-recoveries. Because of the uncertainty as to when a surcharge may be implemented, SWEPCO did not establish in its filing a proposed surcharge period or a total surcharge amount, which would reflect interest through the entire surcharge period. However, SWEPCO indicated that it had an under-recovered Texas jurisdictional fuel cost balance of approximately $16.8 million, including interest through December 1996. Included in the $16.8 million balance are fuel related litigation expenses of $5.0 million and an interest return of $2.0 million on the unamortized balance of a fuel contract termination payment.

      On December 8, 1997, SWEPCO and the other parties to the above consolidated proceedings before the Texas Commission filed a settlement on all issues except whether transmission equalization payments should be included in fuel or base revenues. Of the $16.8 million in under-recovered fuel costs as of December 31, 1996, the settlement resulted in a decrease of the under-recovered fuel costs, and the resulting surcharge recovery, by $6.0 million. The settlement also provides that SWEPCO's fuel and fuel-related expenses during the reconciliation period were reasonable and necessary and would allow them to be reconciled as eligible fuel expense. Also, the settlement provides that SWEPCO's actions in litigating and renegotiating certain fuel contracts, together with the prices, terms and conditions of the renegotiated contracts were prudent. The $6.0 million reduction was not associated with any particular activity or issue within the fuel proceedings.

      On April 8, 1998, the ALJ assigned to this proceeding, issued a proposal for decision regarding the one outstanding issue, whether transmission equalization payments should be included in eligible fuel expense. The proposal for decision recommended that SWEPCO be allowed to include transmission equalization expense in eligible fuel expense. On May 19, 1998, the Texas Commission reversed the ALJ and did not allow SWEPCO to recover its transmission equalization payments as a component of eligible fuel expense. This ruling resulted in an earnings reduction of approximately $1.8 million, which was recorded in the second quarter of 1998. On June 8, 1998, SWEPCO filed a motion for rehearing on the transmission equalization issue, which was denied through operation of law. After the Texas Commission's order on May 19, 1998, SWEPCO had still under-recovered its fuel and fuel related expenses. On July 1, 1998, the Texas Commission issued an order allowing SWEPCO to surcharge its Texas retail customers $6.9 million of under-recovered fuel and fuel related expenses and associated interest. The surcharge began in July 1998 and will end in June 1999. SWEPCO has filed an appeal regarding this matter in the State District Court of Travis County, Texas. Management is unable to predict the ultimate outcome of this litigation. However, SWEPCO will drop the appeal if the AEP merger settlement is approved and the merger is consummated.

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

      SWEPCO Burlington Northern Transportation Contract
      In January 1995, a state district court in Bowie County, Texas entered judgment in favor of SWEPCO against Burlington Northern in a lawsuit regarding rates charged under two rail transportation contracts for delivery of coal to SWEPCO's Welsh and Flint Creek power stations. The court awarded SWEPCO approximately $72 million that would have benefited customers, if collected, representing damages for the period from April 27, 1989 through September 26, 1994, as well as post-judgment interest and attorneys' fees and granted certain declaratory relief requested by SWEPCO. Burlington Northern appealed the state district court's judgment to the Texarkana, Texas Court of Appeals and, in April 1996, that court reversed the judgment of the state district court. In October 1996, SWEPCO filed an application with the Supreme Court of Texas to grant a writ of error to review and reverse the judgment of the Texarkana, Texas Court of Appeals. In June 1997, the Supreme Court of Texas granted SWEPCO's application for writ of error. Oral argument was held before the Supreme Court of Texas in October 1997. On March 13, 1998, the Supreme Court of Texas affirmed the judgment of the court of appeals. On April 7, 1998, SWEPCO filed a motion for rehearing of the Supreme Court of Texas' decision. On June 5, 1998, the motion for rehearing was denied and the court reaffirmed the judgment of the court of appeals. SWEPCO does not plan additional litigation for this lawsuit. No financial impact resulted from these proceedings other than the legal expenses, which were expensed as incurred.

      SWEPCO Lignite Mining Agreement Litigation
      SWEPCO and CLECO are each a 50% owner of Dolet Hills Power Station Unit 1 and jointly own lignite reserves in the Dolet Hills area of northwestern Louisiana. In 1982, SWEPCO and CLECO entered into a lignite mining agreement with the DHMV, a partnership for the mining and delivery of lignite from a portion of these reserves.

      On April 15, 1997, SWEPCO and CLECO filed suit against DHMV and its partners in the United States District Court for the Western District of Louisiana seeking to enforce various obligations of DHMV to SWEPCO and CLECO under the lignite mining agreement, including provisions relating to the quality of the delivered lignite, pricing, and mine reclamation practices. On June 15, 1997, DHMV filed an answer denying the allegations in the suit and filed a counterclaim asserting various contract-related claims against SWEPCO and CLECO. SWEPCO and CLECO have denied the allegations in the counterclaims on the grounds the counterclaims have no merit. On January 8, 1999, SWEPCO and CLECO amended the claims against DHVM in the lawsuit to include a request that, if the court agrees that DHMV has breached the lignite mining agreement that the lignite mining agreement be terminated. This federal court suit is set for trial beginning in November 1999.

      SWEPCO intends to vigorously prosecute the claims against DHMV and defend against the counterclaims which DHMV has asserted. Although management cannot predict the ultimate outcome of this matter, management believes that the resolution of this matter will not have a material adverse effect on CSW's results of operations or financial condition.

      WTU Fuel Proceedings

      Fuel Reconciliation
      On December 31, 1997, WTU filed with the Texas Commission an application to reconcile fuel costs and to request authorization to carry the reconciled balance forward into the next reconciliation period. WTU did not seek a surcharge of the reconciled balance in the December 31, 1997 filing.

      During the reconciliation period of July 1, 1994 through June 30, 1997, WTU incurred approximately $422 million in eligible fuel and fuel-related expenses to generate and purchase electricity. The Texas jurisdictional allocation of such fuel and fuel-related expenses is approximately $295 million.

      On June 11, 1998, WTU amended its application to reconcile fuel costs to remove a credit from the calculation of eligible fuel in the amount of $3 million related to transmission equalization payments. This amendment was a result of the Texas Commission's ruling concerning transmission equalization payments in the SWEPCO fuel reconciliation described above.

      On October 14, 1998, the general counsel of the Texas Commission and WTU agreed to a non-unanimous stipulation regarding WTU's eligible fuel and fuel-related expenses. One party does not accept the stipulation's proposed treatment of transmission equalization payment, discussed above. Parties filed briefs in November 1998, and a proposal for decision from the ALJ was received January 29, 1999. In the proposal for decision, the ALJ recommends recovery of all eligible fuel and fuel-related expenses requested by WTU except for $100,000, or 0.03% of the amount requested. A Texas Commission decision is expected by the end of the first quarter of 1999. Management is unable to predict the outcome of the fuel proceeding.

      Fuel Factor Filing
      In March 1998, WTU filed with the Texas Commission an Application for Authority to Implement an increase in fuel factors of $7.4 million, or 7.3%, on an annual basis. Additionally, WTU proposed to implement a fuel surcharge of $6.8 million, including accumulated interest over a six month period to collect its under-recovered fuel costs. WTU implemented the revised fuel factors with its June 1998 billing.

      Other
      The Registrants are party to various other legal claims, actions and complaints arising in the normal course of business. Management does not expect disposition of these matters to have a material adverse effect on the Registrants' results of operations or financial condition.


3.    COMMITMENTS AND CONTINGENT LIABILITIES

      Construction and Capital Expenditures

      It is estimated that CSW, including the U.S. Electric Operating Companies, SEEBOARD and other operations, will spend approximately $855 million in capital expenditures (but excluding capital that may be required for acquisitions) during 1999. Substantial commitments have been made in connection with these programs.

CPL - $224 million  PSO - $91 million  SWEPCO - $108 million  WTU - $51 million

      Fuel and Related Commitments

      To supply a portion of their fuel requirements, the U.S. Electric Operating Companies have entered into various commitments for the procurement of fuel.

      SWEPCO Henry W. Pirkey Power Plant
      In connection with the South Hallsville lignite mining contract for its Henry W. Pirkey Power Plant, SWEPCO has agreed, under certain conditions, to assume the obligations of the mining contractor. As of December 31, 1998, the maximum amount SWEPCO believes it could potentially assume is $93 million. However, the maximum amount may vary as the mining contractor's need for funds fluctuates. The contractor's actual obligation outstanding at December 31, 1998 was $71 million.

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

      SWEPCO South Hallsville Lignite Mine
      As part of the process to receive a renewal of a Texas Railroad Commission permit for lignite mining at the South Hallsville lignite mine and expansion into the Marshall South Lignite Project area, SWEPCO has agreed to provide guarantees of mine reclamation in the amount of $85 million. Since SWEPCO uses self-bonding, the guarantee provides for SWEPCO to commit to use its resources to complete the reclamation in the event the work is not completed by the third party miner. The current cost to reclaim the mine is estimated to be approximately $36 million.

      Other Commitments and Contingencies

      CPL Nuclear Insurance
      In connection with the licensing and operation of STP, the owners have purchased nuclear property and liability insurance coverage as required by law, and have executed indemnification agreements with the NRC in accordance with the financial protection requirements of the Price-Anderson Act.

      The Price-Anderson Act, a comprehensive statutory arrangement providing limitations on nuclear liability and governmental indemnities, is in effect until August 1, 2002. The limit of liability under the Price-Anderson Act for licensees of nuclear power plants is $8.92 billion per incident, effective as of December 1997. The owners of STP are insured for their share of this liability through a combination of private insurance amounting to $200 million and a mandatory industry-wide program for self insurance totaling $8.92 billion. The maximum amount that each licensee may be assessed under the industry-wide program of self insurance following a nuclear incident at an insured facility is $75.5 million per reactor, for anyone nuclear incident payable at $10 million per year per reactor. An additional surcharge of five percent of the maximum may be payable if the total amount of public claims and legal costs exceeds the limit. CPL and each of the other STP owners are subject to such assessments, which CPL and the other owners have agreed will be allocated on the basis of their respective ownership interests in STP. For purposes of these assessments, STP has two licensed reactors. CPL owns 25.2% of each reactor.

      The owners of STP currently maintain on-site decontamination liability and property damage insurance in the amount of $2.75 billion provided by NEIL. Policies of insurance issued by NEIL stipulate that policy proceeds must be used first to pay decontamination and cleanup costs before being used to cover direct losses to property. Under project agreements, CPL and the other owners of STP will share the total cost of decontamination liability and property insurance for STP, including premiums and assessments, on a pro rata basis, according to each owners' respective ownership interest in STP.

      CPL purchases, for its own account, a NEIL I Business Interruption and/or Extra Expense policy. This insurance will reimburse CPL for extra expenses incurred for replacement generation or purchased power as the result of a covered accident that shuts down production at one or both of the STP Units for more than 23 consecutive weeks. In the event of an outage which is the result of the same accident, insurance will reimburse CPL up to 80 percent of the recovery. The maximum amount recoverable for a single unit outage is $133.8 million for both Units 1 and 2. CPL is subject to an additional assessment of up to $1.54 million for the current policy year in the event that insured losses at a nuclear facility covered under the NEIL I policy exceed the accumulated funds available under the policy. CPL renewed its current NEIL I Business Interruption and/or Extra Expense policy on October 1, 1998.

      SWEPCO Cajun Asset Purchase Proposal
      Cajun filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code on December 21, 1994 and is currently operating under the supervision of the United States Bankruptcy Court for the Middle District of Louisiana.

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

      On March 18, 1998, SWEPCO, together with the Cajun Members Committee, which currently represents 7 of the 12 Louisiana member distribution cooperatives that are served by Cajun, filed the SWEPCO Plan in the bankruptcy court. The SWEPCO Plan replaces plans filed previously by SWEPCO. Under the SWEPCO Plan, a SWEPCO affiliate or subsidiary would acquire all of the non-nuclear assets of Cajun, comprised of the two-unit Big Cajun I natural gas-fired plant, the three-unit Big Cajun II coal-fired plant, and related non-nuclear assets. The purchase price under the SWEPCO Plan is $940.5 million in cash, subject to adjustment pursuant to the terms of the asset purchase agreement proposed as part of the SWEPCO Plan. The SWEPCO Plan incorporates the terms of a settlement between the RUS, Cajun Members Committee, Claiborne Electric Cooperative, Inc. and SWEPCO. In addition, the SWEPCO Plan provides for SWEPCO and the Cajun member cooperatives to enter into long-term power supply agreements which will provide the Cajun member cooperatives with rate plan options and market access provisions designed to ensure the long-term competitiveness of the cooperatives. Eight cooperatives and Central Louisiana Electric Company, Inc., successor to Teche Electric Cooperative, agreed to purchase power from SWEPCO, if the bankruptcy court confirms SWEPCO's plan.

      Two competing plans of reorganization for the non-nuclear assets of Cajun were filed with the bankruptcy court. On September 25, 1998, Enron Capital and Trade Resource Corporation, a subsidiary of Enron Corporation, withdrew its bid. The trustee for Cajun supports the sole remaining competing bid of $1.19 billion by Louisiana Generating LLC, a partnership of subsidiaries of Southern Energy, Inc., Northern States Power Company and Zeigler Coal Holding Company. Confirmation hearings in Cajun's bankruptcy case were completed in May 1998.

      On August 11, 1998, the U.S. Fifth Circuit Court of Appeals overturned a U.S. District Court for the Middle District of Louisiana ruling that disqualified the SWEPCO Plan from being considered in the Cajun bankruptcy reorganization process. The U.S. Fifth Circuit Court of Appeals said the U.S. District Court for the Middle District of Louisiana erred in reversing the bankruptcy court, which had originally had determined that $1 million in assistance payments from SWEPCO to the Cajun Members Committee did not constitute vote-buying and were legal. On October 30, 1998, the U.S. Fifth Circuit Court of Appeals rejected requests for rehearing by the Cajun Trustee, the RUS and others of its decision to overturn a U.S. District Court for the Middle District of Louisiana ruling that disqualified the SWEPCO Plan from competing in the Cajun bankruptcy reorganization process. On February 3, 1999, the Cajun Trustee asked the United States Supreme Court to review the U.S. Fifth Circuit Court of Appeals decision that reinstated the SWEPCO Plan in the bankruptcy court.

      On October 13, 1998, the trustee for Cajun sought an injunction preventing the Louisiana Commission from acting on a rate case involving Cajun, contending that the Louisiana Commission's involvement in the rate case was a violation of the bankruptcy court's jurisdiction over Cajun's assets and thus by extension, its rates. The bankruptcy court enjoined individual commissioners of the Louisiana Commission from acting on issues related to possible changes in wholesale electric rates of Cajun. The bankruptcy court dismissed the Louisiana Commission as a defendant in the case, but permitted the action to continue against the commissioners of the Louisiana Commission and the executive secretary of the Louisiana Commission.

      On February 11, 1999, the bankruptcy court issued a ruling that denied confirmation of both the Louisiana Generating LLC reorganization plan and the SWEPCO Plan. Although both plans were rejected, the bankruptcy court said its ruling should provide guidance for the bidders to modify their existing plans and a status conference has been scheduled for March 1999. No timetable for modifications was set.

      Louisiana Generating LLC reorganization plan was denied confirmation due to issues related to power supply agreements with Cajun. SWEPCO and the Cajun Members Committee are co-plaintiffs in litigation regarding a central issue in the bankruptcy case, whether a competing plan supported by the Cajun trustee can force the cooperatives to buy power for 25 years under the non-consensual arrangements contained in that plan. The bankruptcy court ruled that the cooperatives' existing supply agreements with Cajun cannot be assumed in the manner proposed in the Louisiana Generating LLC reorganization plan.

      The SWEPCO Plan was denied confirmation due to several technical issues upon which the bankruptcy court ruled that the SWEPCO Plan did not meet the requirements of the bankruptcy code. SWEPCO expects to modify the SWEPCO Plan consistent with the bankruptcy court's direction and to continue to pursue the acquisition of the non-nuclear assets Cajun. The bankruptcy court has scheduled a status conference for March 15, 1999 to determine the next step in the process.

      Consummation of a SWEPCO reorganization plan for Cajun is conditioned upon confirmation by the bankruptcy court, and the receipt by SWEPCO and CSW of all requisite state and federal regulatory approvals in addition to their respective boards of directors approvals. If a SWEPCO reorganization plan for Cajun is ultimately confirmed by the bankruptcy court, the $940.5 million required to consummate the acquisition of Cajun's non-nuclear assets is expected to be financed through a combination of external non-recourse borrowings and internally generated funds. There can be no assurance that the bankruptcy court will confirm a SWEPCO reorganization plan for Cajun or, if it is confirmed, that federal and state regulators will approve it. As of December 31, 1998, SWEPCO had deferred $11.9 million in costs related to the Cajun acquisition on its consolidated balance sheet, which would be expensed if a SWEPCO reorganization plan for Cajun was not ultimately successful.

      SWEPCO Rental and Lease Commitments
      SWEPCO has entered into various financing arrangements primarily with respect to coal transportation and related equipment which are treated as operating leases for rate-making purposes. At December 31, 1998, leased assets of $45.7 million, less accumulated amortization of $41.4 million, were included in Electric Utility Plant on the Consolidated Balance Sheets and at December 31, 1997, leased assets were $45.7 million, less accumulated amortization of $39.0 million.

      SWEPCO Biloxi, Mississippi MGP Site
      SWEPCO was notified by Mississippi Power in 1994 that it may be a PRP at a MGP site in Biloxi, Mississippi, which was formerly owned and operated by a predecessor of SWEPCO. Since then, SWEPCO has worked with Mississippi Power on both the investigation of the extent of contamination on the site as well as the subsequent sampling of the site. The sampling results indicated contamination at the property as well as the possibility of contamination of an adjacent property. A risk assessment was submitted to the MDEQ, and the MDEQ requested that a future residential exposure scenario be evaluated for comparison with commercial and industrial exposure scenarios. However, Mississippi Power and SWEPCO do not believe that cleanup to a residential scenario is appropriate since this site has been industrial/commercial for more than 100 years, and Mississippi Power plans to continue this type of usage. Mississippi Power and SWEPCO also presented a report to the MDEQ demonstrating that the ground water on the site was not potable, further demonstrating that cleanup to residential standards is not necessary. Resolution of this issue is still pending.

      Currently, a feasibility study is being conducted to more definitely evaluate remedial strategies for the property. The feasibility study process will require public input prior to a final decision and will result in a remediation strategy along with associated costs.

      SWEPCO has incurred approximately $200,000 to date for its portion of the cleanup of this site, and based on its preliminary estimates, anticipates that an additional $2 million may be incurred. Accordingly, SWEPCO has accrued an additional $2 million for the cleanup of the site.

      The State of Mississippi has passed Brownfield legislation, which provides for levels of cleanup standards. Although regulations implementing this legislation are not expected to be finalized until the summer of 1999, the MDEQ has indicated that it will work with SWEPCO in the interim within the legislation's intent to allow the project to move forward.

      SWEPCO / CPL Voda Petroleum Superfund Site
      SWEPCO and CPL received correspondence from the EPA notifying SWEPCO and CPL that they are PRPs to a cleanup action planned for the Voda Petroleum Superfund Site located in Clarksville, Texas. SWEPCO and CPL conducted a records review to compile documentation relating to SWEPCO's and CPL's past use of the Voda Petroleum site. The matter was settled through a payment of $1,400 each by SWEPCO and CPL.

      SWEPCO Wilkes Power Plant Copper Limit Compliance
      The EPA has issued Wilkes power plant, which is owned by SWEPCO, an administrative order for wastewater permit violations related to copper limits. The administrative order is for a show cause meeting only. Past and future compliance activities, including activities that have been conducted to determine the source of copper were presented by SWEPCO during this meeting, which was held on August 13, 1998, which resulted in continued negotiations. The EPA has not issued an administrative penalty order nor a referral to the United States Department of Justice for judicial action with monetary fines. On December 29, 1998, the TNRCC fined SWEPCO $8,250 for the same issue on the state permit, which was paid in February 1999.

      SEEBOARD London Underground Commitment
      SEEBOARD has committed (pound)83 million, or $137 million, for costs associated with its contract related to the London Underground transportation system. In 1998, SEEBOARD, through its subsidiary, SEEBOARD Powerlink, signed a $1.6 billion, 30 year contract as a joint venture partner to operate, maintain, finance and renew the high-voltage power distribution network of the London Underground.

      SEEBOARD - Third Party Pension Litigation
      In the U.K., National Grid Group and National Power have been involved in continuing litigation in respect of their use of actuarial surpluses declared in the electricity industry's occupational pension scheme, the Electricity Supply Pension Scheme. A high court decision in favor of the National Grid Group and National Power was appealed and on February 10, 1999 the court of appeal ruled that the particular arrangements made by these corporations to dispose of the surplus, partly by canceling liabilities relating to additional pension payments resulting from early retirement, were invalid due to procedural defects. SEEBOARD employees are members of the Electricity Supply Pension Scheme and SEEBOARD has made similar use of actuarial surplus. For SEEBOARD, the amount of the payments cancelled was approximately $33 million. The court of appeal did not order the National Grid Group and National Power to make payment to the Electricity Supply Pension Scheme but will hold a further hearing to decide what action to take. It is likely that the case will then be referred to the U.K. House of Lords. The final outcome of the hearing, or any referral to the U.K. House of Lords, cannot be determined and therefore it is not possible to quantify the impact, if any, on the results of operations and financial condition of CSW.

      Diversified Electric Loans and Commitments
      In June 1998, the 330 MW Phillips Sweeny cogeneration facility, an entity 50% owned by CSW Energy, obtained permanent project financing. The $149 million of debt, with an effective interest rate of 7.4%, is unconditionally guaranteed by the project and is non-recourse to CSW Energy and CSW. Concurrently, the project repaid its outstanding note to CSW Energy for construction financing.

CSW Energy obtained the funds for this project from CSW's short-term borrowings program, which were also repaid.

      CSW Energy began construction in August 1998 of a 500 MW power plant, known as Frontera, in the Rio Grande Valley, near the city of Mission, Texas. At December 31, 1998, CSW Energy had spent approximately $81 million, including development construction and financing of the projected $210 million project costs. The natural gas-fired facility should begin simple cycle operation in the summer of 1999 and combined cycle operation by the end of 1999. The Frontera project is being built as a merchant power plant. Frontera is expected to supply power to the rapidly growing Rio Grande Valley and to supply customers throughout Texas.

      CSW International and its 50% joint venture partner, Scottish Power, commenced construction of the South Coast Power project, a 400 MW combined cycle gas turbine power station in Shoreham, United Kingdom. Commercial operation is expected to begin in the year 2000. The partners will provide interim construction financing with third party financing expected in the first quarter of 1999. At December 31, 1998, CSW International had spent approximately $12 million, including development, construction and financing of their 50% share of the total $320 million of estimated project costs.

      CSW, CSW Energy and CSW International have provided letters of credit and guarantees on behalf of independent power projects of approximately $254 million, $13 million, and $201 million, respectively, as of December 31, 1998.

4.    INCOME TAXES

      CSW files a consolidated United States federal income tax return and participates in a tax sharing agreement with its subsidiaries. Income tax includes United States federal income taxes, applicable state income taxes and SEEBOARD's United Kingdom corporation taxes. Total income taxes differ from the amounts computed by applying the United States federal statutory income tax rate to income before taxes for a number of reasons which are presented in the INCOME TAX RATE RECONCILIATION table below. Information concerning income taxes, including total income tax expense, the reconciliation between the United States federal statutory tax rate and the effective tax rate and significant components of deferred income taxes follow.

         INCOME TAX EXPENSE                    1998     1997    1996
                                             --------------------------
                                                    (millions)
         Included in Operating Expenses and
           Taxes
            Current (1)                         $253      $47     $118
            Deferred (1)                         (38)     117      120
            Deferred ITC (2)                     (12)     (13)     (14)
                                             --------------------------
                                                 203      151      224
         Included in Other Income and
           Deductions
            Current                               18       --       (1)
         Deferred                                 --       (6)     (39)
                                             --------------------------
                                                  18       (6)     (40)
         Income Taxes for Discountinued
           Operations (includes $72 resulting
           from the gain on the sale)             --       --       78
                                             --------------------------
                                                $221     $145     $262
                                             --------------------------

         (1)Approximately $14 million, $30 million and $49 million of CSW's Current Income Tax Expense was attributable to SEEBOARD U.S.A. operations and was recognized as United Kingdom corporation tax expense for 1998, 1997 and 1996, respectively. In addition, approximately $9 million, $7 million and $19 million of CSW's Deferred Income Tax Expense in 1998, 1997 and 1996, respectively, was attributed to SEEBOARD U.S.A.
         (2)ITC deferred in prior years are included in income over the lives of the related properties.


       INCOME TAX RATE RECONCILIATION        1998     1997     1996
                                           ---------------------------
                                                   (millions)
       Income before taxes attributable to:
          Domestic operations                 $558     $327     $562
          Foreign operations                   112      147      146
                                           ---------------------------
       Income before taxes                    $670     $474     $708

       Tax at U.S. statutory rate             $235     $166     $248
       Differences
          Amortization of ITC                  (13)     (13)     (14)
          Mirror CWIP                           10        5        5
          Non-deductible goodwill
           amortization                         12       12       13
          Foreign tax benefits                 (41)     (19)     (18)
          Adjustments                           15       (4)      10
          Other                                  3       (2)      18
                                           ---------------------------
                                              $221     $145     $262
                                           ---------------------------
       Effective rate                           33%      31%      37%

                                                1998     1997
                                              ------------------
          DEFERRED INCOME TAXES (1)              (millions)
          1998
          Deferred Income Tax Liabilities
             Depreciable utility plant         $1,936   $1,912
             Deferred plant costs                 174      176
             Mirror CWIP asset                     90      100
             Income tax related regulatory
               assets                             224      211
             Other                                257      375
                                              ------------------
                                                2,681    2,774
          Deferred Income Tax Assets
             Income tax related regulatory
               liability                         (117)    (123)
             Unamortized ITC                      (96)    (100)
             Alternative minimum tax
               carryforward                       (11)     (27)
             Other                                (75)     (72)
                                              ------------------
                                                 (299)    (322)

                                              ------------------
          Net Accumulated Deferred Income
            Taxes                              $2,382   $2,452
                                              ------------------

          Net Accumulated Deferred Income
            Taxes
             Noncurrent                        $2,410   $2,432
             Current                              (28)      20
                                              ------------------
                                               $2,382   $2,452
                                              ------------------

          (1)In 1997, the valuation reserve was reduced to $17 million due to lower levels of excess foreign tax credits. In 1998, the valuation reserve was increased to $145 million due to higher levels of excess foreign tax credits. Other than excess foreign tax credits, CSW did not have other valuation allowances recorded against other deferred tax assets at December 31, 1998 and 1997 due to a favorable earnings history.

             CSW  has  not  provided  for  U.S.   federal   income  and  foreign
             withholding   taxes  on  $75  million  of  non-U.S.   subsidiaries'
             undistributed earnings as of December 31, 1998, because such earnings are intended to be reinvested indefinitely. If these earnings were distributed, foreighn tax credits should become available under current law to reduce or eliminate the resulting U.S. income tax liability.


5.    BENEFIT PLANS

      Pension Plans
      Prior to June 30, 1997, CSW maintained a tax qualified, non-contributory defined benefit pension plan covering substantially all CSW employees in the United States. Benefits were based on employees' years of credited service, age at retirement, and final average annual earnings with an offset for the participant's primary Social Security benefit. The CSW board of directors approved an amendment effective July 1, 1997, which converted the present value of accrued benefits under the existing pension plan into a cash balance pension plan. Under the cash balance formula, each participant has an account, for recordkeeping purposes only, to which credits are allocated annually based on a percentage of the participant's pay. The applicable percentage is determined by age and years of vested service the participant has with CSW as of December 31 of each year. The fair value of plan assets are measured as of September 30 of each year.

      The purpose of the plan change is to continue to provide retirement income benefits which are competitive both within the utility industry as well as with other companies within the United States.

      In addition, CSW has a non-qualified excess benefit plan. This plan is available to all pension plan participants who are entitled to receive a pension benefit from CSW which is in excess of the limitations imposed on benefits by the Internal Revenue Code through the qualified plan.

      As the plan sponsor, CSW will continue to reflect the costs of the pension plan according to the provisions of SFAS No. 87 and allocate such costs to each of the participating employers.

      SFAS No. 132 was published in February 1998. SFAS No. 132 amended the disclosure requirements of SFAS No. 87 and SFAS No.88. The new disclosure requirements under Statement 132 are effective for CSW in 1998 and are currently being implemented.

      Pension plan assets consist primarily of common stocks and short-term and intermediate-term fixed income investments.

      The majority of SEEBOARD's employees joined a pension plan that is administered for the United Kingdom's electricity industry. The assets of this plan are held in a separate trustee-administered fund that is actuarially valued every three years. SEEBOARD and its participating employees both contribute to the plan. Subsequent to July 1, 1995, new employees were no longer able to participate in that plan. Instead, two new pension plans were made available to new employees, both of which are also separate trustee-administered plans.

      Information about the separate pension plans (the U.S. plans and the non-U.S. plan), including: (i) change in benefit obligation; (ii) change in plan assets; (iii) reconciliation of funded status; (iv) amount recognized on balance sheets; (v) additional information for pension plans with unfunded benefit obligaitons; (vi) additional information for pension plans with unfunded accumulated benefit obligations; (vii) components of net periodic benefit costs; and (viii) assumptions used in accounting for the pension plan follow.

                                                  1998
                               -------------------------------------------
Pension/Cash Balance                            U.S. Plan
Retirement Plan
                                          ----------------------
                                                         Non-        Non-
                                  CSW      Qualified   Qualified   U.S. Plan
                                 -------   ---------   ---------   ---------
                                                 (millions)
Change in benefit obligation
Benefit obligation at
beginning of year                 $1,978       $931        $24     $1,023
Service cost                          36         21          1         14
Interest Cost                        137         68          1         68
Plan participants' contributions       3         --         --          3
Amendments                            58         --         --         58
Foreign currency translation
  adjustment                           9         --         --          9
Acquisition                            7         --         --          7
Actuarial gain                        11          8          3         --
Benefits paid                       (128)       (65)        (1)       (62)
                               -------------------------------------------
Benefit obligation at end of
  year                            $2,111       $963        $28     $1,120
                               -------------------------------------------

Change in plan assets
Fair value of plan assets at
  beginning of year               $2,290     $1,109        $--     $1,181
Actual return on plan assets         143        (30)        --        173
Employer contributions                 7         --          1          6
Plan participants' contributions       3         --         --          3
Foreign currency translation
  adjustment                          11         --         --         11
Benefits paid                       (128)       (65)        (1)       (62)
                               -------------------------------------------
Fair value of plan assets at
  end of year                     $2,326     $1,014         --     $1,312
                               -------------------------------------------

Reconciliation of Funded Status     $214        $50       $(27)      $191
Unrecognized net actuarial
  loss/(gain)                         26        149         11       (134)
Unrecognized prior service cost      (77)       (82)         1          4
Unrecognized transition
  obligation                          10          9          1         --
                               -------------------------------------------
Prepaid (accrued) benefit cost
  before balance sheet adjustments  $173       $126       $(14)       $61
                               -------------------------------------------

Amounts Recognized in Balance Sheet

Prepaid benefit costs               $188       $126       $ --        $62
Accrued benefit (liability)-smaller
  of (accrued) benefit
  cost and minimum (liability)       (25)        --        (25)        --

Intangible asset                       2         --          2         --
Accumulated other comprehensive
  income                               8         --          8         --
                               -------------------------------------------
Prepaid (accrued) benefit
  cost before  balance sheet
  adjustments                       $173       $126       $(15)       $62
                               -------------------------------------------

Other comprehensive expense
attributable to change in
additional minimum pension liability
recognition                          $ 1         --         $1         --

Weighted-average assumptions
as of December 31
Discount rate                                  6.75%      6.75%     5.50%
Expected return on plan assets                 9.00%      9.00%     6.25%
Rate of compensation increase                  4.96%      4.96%     3.50%

                                                  1997
                               -------------------------------------------
Pension/Cash Balance                            U.S. Plan
Retirement Plan
                                          ----------------------
                                                          Non-            Non-
                                  CSW     Qualified    Qualified       U.S. Plan
                                 ------   ----------   ---------       ---------
                                               (millions)
Change in benefit obligation
Benefit obligation at
  beginning of year              $1,969      $922         $21           $1,026
Service cost                         35        20          --               15
Interest cost                       141        65           2               74
Plan participants' contributions      3        --          --                3
Amendments and other                (85)      (85)         --               --
Foreign currency translation
  adjustment                        (41)       --          --              (41)
Acquisition                          62        56           1                5
Actuarial gain                        1        --           1               --
Benefits paid                      (107)      (47)         (1)             (59)
                                 ----------------------------------------------
Benefit obligation at end of
year                              $1,978      $931         $24           $1,023
                                 ----------------------------------------------

Change in plan assets
Fair value of plan assets at
  beginning of year               $2,071      $985         $--           $1,086
Actual return on plan assets         351       164          --              187
Employer contributions                14         7           1                6
Plan participants' contributions       3        --          --                3
Foreign currency translation
  adjustment                         (42)       --          --              (42)
Benefits paid                       (107)      (47)         (1)             (59)
                                 ----------------------------------------------
Fair value of plan assets at
  end of year                     $2,290    $1,109       $  --           $1,181
                                 ----------------------------------------------

Reconciliation of Funded Status     $313      $178        $(23)            $158
Unrecognized net actuarial
  loss/(gain)                        (77)       12           9              (98)
Unrecognized prior service cost      (92)      (88)          1               (5)
Unrecognized transition
  obligation                          16        11           1                4
                                 ----------------------------------------------
Prepaid (accrued) benefit cost
  before balance sheet adjustments  $160      $113        $(12)             $59
                                 ----------------------------------------------

Amounts Recognized in Balance Sheet
Prepaid benefit costs               $172      $113         $--              $59
Accrued benefit(liability)-smaller
  of (accrued) benefit cost and
  minimum (liability)                (22)       --         (22)              --
Intangible asset                       3        --           3               --
Accumulated other
  comprehensive income                 7        --           7               --

                                 ----------------------------------------------
Prepaid (accrued) benefit
  cost before balance sheet
  adjustments                       $160      $113        $(12)             $59
                                 ----------------------------------------------

Other comprehensive expense
  attributable to change in
  additional minimum pension
  liability recognition              $ 1        --         $ 1              --

Weighted-average assumptions
  as of December 31
Discount rate                                 7.50%       7.50%           6.75%
Expected return on plan assets                9.00%       9.00%           7.25%
Rate of compensation increase                 5.46%       5.46%           4.75%

Pension/Cash Balance Retirement Plan
Components of net periodic benefit
costs
                                                 U.S. Plan
                                           ---------------------
                                             Non-        Non-        U.S.
1998                               CSW     Qualified   Qualified     Plan
                                   ---     ---------   ---------     ----
                                               (millions)

Service cost                       $36        $21          $1        $14
Interest cost                      137         67           2         68
Expected return on plan assets:   (175)       (97)         --        (77)
Amortizations of prior service
  costs                             (5)        (6)         --         --
Amortization of unrecognized
transition obligation                2          2          --         --
Recognized net actuarial loss       --         --          --         --
                                ------------------------------------------
Net periodic benefit cost          $(5)      $(13)         $3         $5


                                                U.S. Plan
                                           ---------------------
                                             Non-        Non-       U.S.
1997                               CSW     Qualified   Qualified    Plan
                                   ---     ---------   ---------    ----
                                                (millions)

Service cost                       $34        $20         $--        $14
Interest cost                      139         64           2         73
Expected return on plan assets:   (173)       (92)         --        (81)
Amortizations of prior service
  costs                             (6)        (6)         --         --
Amortization of unrecognized
  transition obligation              2          2          --         --
Recognized net actuarial loss        1         --           1         --
                                ------------------------------------------
Net periodic benefit cost          $(3)      $(12)         $3         $6


                                                U.S. Plan
                                           ---------------------
                                             Non-       Non-      U.S.
1996                               CSW     Qualified  Qualified   Plan
                                   ---     ---------  ---------   ----
                                               (millions)

Service cost                       $37        $22        $1        $14
Interest cost                      137         69         1         67
Expected return on plan assets:   (158)       (84)       --        (74)
Amortizations of prior service
  costs                             --         --        --         --
Amortization of unrecognized
transition obligation                2          2        --         --

Recognized net actuarial loss        1         --         1         --
                                ------------------------------------------
Net periodic benefit cost          $19         $9        $3         $7

As permitted, the amortization of any prior service cost is determined using a straight-line amortization of the cost over the average remaining service period of employees expected to receive benefits under the plan.

Additional Information for Plans           Non-Qualified Plan
with Unfunded Benefit Obligations              (thousands)
                                        1998                1997
                                   ----------------    ----------------
Benefit obligation                         $27,379             $23,621
Plan assets at fair value                       --                  --


Additional Information for Plans           Non-Qualified Plan
with Unfunded Accumulated Benefit              (thousands)
Obligations
                                        1998                1997
                                   ----------------    ----------------
Projected benefit obligation               $27,379             $23,621
Accumulated benefit obligation              25,137              22,193
Plan assets at fair value                       --                  --


      Post-retirement Benefits Other Than Pensions (U.S. Companies Only)
      CSW, including each of the U.S. Electric Operating Companies, adopted SFAS No. 106 effective January 1, 1993. The transition obligation established at adoption is being amortized over twenty years, with fourteen years remaining. Prior to 1993, these benefits were accounted for on a pay-as-you-go basis. Pursuant to an order by the Oklahoma Commission, PSO established a regulatory asset of approximately $5 million in 1993 for the difference between the pay-as-you-go basis and the costs determined under SFAS No. 106. PSO is recovering the amortization of this regulatory asset over a ten year period.

      SFAS No. 132 was published in February 1998. Statement No. 132 amended the disclosure requirements of SFAS No. 106. The revised rules did not affect either the measurement or recognition of benefit costs. The new disclosure requirements under Standard 132 are effective for fiscal years beginning after December 15, 1997.

      Information about the non-pension post-retirement benefit plan, including:
(i) change in benefit obligation; (ii) change in plan assets; (iii) reconciliation of funded status; (iv) amount recognized on balance sheets; (v) additional information for post-retirement plans with unfunded benefit obligations; (vi) components of net periodic benefit costs; and (vii) assumptions used in accounting for the post-retirement plan follow.

Post-retirement Benefits Other Than Pensions
U.S. Companies Only

                                                  1998           1997
                                             ------------------------------
                                                      (millions)
      Benefit Obligations and Plan Assets
      Benefit obligation:
      Retirees                                   $170            $158
      Other fully eligible participants            30              24
      Other active participants                    75              59
                                             ------------------------------
                                                 $275            $241

      Plan Assets at Fair Value                  $164            $159

      Change in Accumulated Post-
        Retirement Benefit Obligation
      Benefit obligation at beginning of year    $241            $236
      Service Cost                                  8               8
      Interest Cost                                17              18
      Amendments                                   (5)             --
      Benefit payments                            (15)            (10)
      Plan participants' contributions              1              --
      Actuarial gain                               28             (11)
                                             ------------------------------
      Benefit Obligation at end of year          $275            $241

      Change in fair value of plan assets
      Fair value of plan assets at
      beginning of year                          $158            $151
      Actual return of plan assets                  3               3
      Employer contributions                       17              18
      Plan participants' contributions              1               1
      Benefits Paid                               (15)            (15)
                                             ------------------------------
      Fair value of plan assets at end of
        year                                     $164            $158

      Reconciliation of Funded Status
      Funded status end of year                 $(111)           $(82)
      Unrecognized:
         Transition Obligation                    126             135
         Prior Service Cost                        --              --
         (Gain)                                   (15)            (53)
                                             ------------------------------
      Prepaid (accrued) benefit cost
         before balance sheet adjustments        $ --            $ --

      Amounts Recognized in Balance Sheet
      Prepaid Benefit Cost                         $2              $1
      Accrued Benefit cost                         (2)             (1)
                                             ------------------------------
      Prepaid (accrued) benefit cost             $ --            $ --

      As permitted, the amortization of any prior service cost is determined using a straight-line amortization of the cost over the average remaining service period of employees expected to receive benefits under the plan.

Post-retirement Benefits Other Than Pensions
U.S. Companies Only

   Components of Net Periodic Benefit Costs    1998       1997        1996
                                           -----------------------------------
                                                       (millions)

   Service Cost                                 $8         $8          $8
   Interest cost                                17         18          19
   Expected Return on Plan Assets:             (12)       (10)         (9)
   Amortization of Unrecognized:
      Transition Obligation                      9          9           9
      Prior Service Cost                        --         --          --
      (Gain)                                    (2)        (1)         --
                                           -----------------------------------
   Total Net Period Benefit cost               $20        $24         $27


                 Effect of 1% Change in Assumed
                 Health Care Cost Trend Rate             1998
                                                    ---------------
                                                      (millions)
                 1% Increase
                   Service Cost Plus
                   Interest Cost                          $4
                   APBO                                   30

                 1% Decrease
                   Service Cost Plus
                   Interest Cost                         $(3)
                   APBO                                  (26)



                                                              Tax Rate
    ASSUMPTIONS USED IN THE        Discount    Return on     for Taxable
    ACCOUNTING FOR SFAS NO. 106      Rate      Plan Assets     Trusts
    ---------------------------------------------------------------------

    1998                             6.75%        9.00%        39.6%
    1997                             7.50%        9.00%        39.6%
    1996                             8.00%        9.50%        39.6%

      Health care cost trend rates
      1998 Average Rate of 6.5% grading down 0.50% per year to an ultimate average rate of 5.00% in 2001.
      1997 Average Rate of 7.0% grading down 0.50% per year to an ultimate average rate of 5.00% in 2001.
      1996 Average Rate of 9.0% grading down 0.75% per year to an ultimate average rate of 5.25% in 2001.



    Additional Information for Plans     Post-retirement Benefits Other
    with Unfunded Benefit Obligations             Than Pensions
                                                    (millions)
                                            1998                 1997
                                       ----------------    -----------------
    Benefit obligation                      $275                 $241
    Plan assets at fair value                164                  159

      Health and Welfare Plans
      CSW provides medical, dental, group life insurance, dependent life insurance, and accidental death and dismemberment insurance plans for substantially all active CSW System employees in the United States. The total contributions, recorded on a pay-as-you-go basis, for the years 1996 - 1998 are listed in the following table.

                                       CSW
                                    ---------
                                   (millions)
                                  1998   $35.6
                                  1997    35.6
                                  1996    28.4

      Employer provided health care benefits are not common in the United Kingdom due to the country's national health care system. Accordingly, SEEBOARD does not provide health care benefits to the majority of its employees.


6.    JOINTLY OWNED ELECTRIC UTILITY PLANT

      The U.S. Electric Operating Companies are parties to various joint ownership agreements with other non-affiliated entities. Such agreements provide for the joint ownership and operation of generating stations and related facilities, whereby each participant bears its share of the project costs. At December 31, 1998, the U.S. Electric Operating Companies had undivided interests in five such generating stations and related facilities as shown in the following table.


                                        SWEPCO    SWEPCO    SWEPCO
                              CPL       Flint               Dolet     CSW(1)
                              STP       Creek     Pirkey    Hills     Oklaunion
                              Nuclear   Coal      Lignite   Lignite   Coal
                              Plant     Plant     Plant     Plant     Plant
                            ---------------------------------------------------
                                               ($ millions)
      Plant in service          $2,336       $81      $439      $230      $400
      Accumulated
       depreciation               $657       $49      $190       $91      $132
      Plant capacity-MW          2,501       528       675       650       690
      Participation              25.2%     50.0%     85.9%     40.2%     78.1%
      Share of capacity-MW         630       264       580       262       539


      (1)CPL, PSO and WTU have joint ownership agreements with each other and other non-affiliated entities. Such agreements provide for the joint ownership and operation of Oklaunion Power Station. Each participant provided financing for its share of the project, which was placed in service in December 1986. CPL's 7.8%, PSO's 15.6% and WTU's 54.7% ownership interest represents CSW's 78.1% participation in the plant. The statements of income reflect CPL's, PSO's and WTU's respective portions of the operating costs of Oklaunion Power Station. The total investments, including AFUDC, in Oklaunion Power Station for CPL, PSO and WTU were $37 million, $81 million and $282 million, respectively, at December 31, 1998. Accumulated depreciation was $12 million, $34 million and $86 million for CPL, PSO and WTU, respectively, at December 31,1998.


7.    FINANCIAL INSTRUMENTS

      The following methods and assumptions were used to estimate the following fair values of each class of financial instruments for which it is practicable to estimate fair value. The fair value does not affect any of the liabilities unless the issues are redeemed prior to their maturity dates.

      Cash, temporary cash investments, accounts receivable, other financial instruments and short-term debt
      The fair value equals the carrying amount as stated on the balance sheets due to the short maturity of those instruments.

      Securities available for sale
      The fair values, which are based on quoted market prices, equal the carrying amounts as stated on the balance sheet as prescribed by SFAS No. 115. See NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

      Long-term debt
      The fair value of long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to CSW for debt of the same remaining maturities.

      Trust Preferred Securities
      The fair value of the Trust Preferred Securities are based on quoted market prices on the New York Stock Exchange.

      Preferred stock subject to mandatory redemption
      The fair value of preferred stock subject to mandatory redemption is estimated based on quoted market prices for the same or similar issues or on the current rates offered to CSW for preferred stock with the same or similar remaining redemption provisions.

      Long-term debt and preferred stock due within 12 months
      The fair value of current maturities of long-term debt and preferred stock due within 12 months are estimated based on quoted market prices for the same or similar issues or on the current rates offered for long-term debt or preferred stock with the same or similar remaining redemption provisions.

               CARRYING VALUE AND
               ESTIMATED FAIR VALUE        1998      1997
                                         --------------------
                                             (millions)
               Long-term debt
                  carrying amount           $3,785    $3,898
                  fair value                 4,025     4,052

               Trust Preferred
               Securities
                  carrying amount              335       335
                  fair value                   345       344

               Preferred stock subject
               to mandatory redemption
                  carrying amount               --        26
                  fair value                    --        27

               Long-term debt and
               preferred stock due within
               12 months
                  carrying amount              169        32
                  fair value                   169        32

      Commodity Contracts
      CSW utilizes commodity forward contracts which contain pricing and/or volume terms designed to stabilize market risk associated with fluctuations in the price of natural gas used in generation and electric energy sold under firm commitments with certain of our customers.

      In 1998, CSW did not utilize any contracts for commodities that would be classified as a financial instrument under generally accepted accounting principles, since physical delivery of natural gas and electricity may, and most frequently does, occur pursuant to these contracts. These contracts are, however, the major part of CSW's risk management program.

      The table below provides information about the Company's natural gas swaps and electricity forward contracts that are sensitive to changes in commodity prices. The swaps hedge commodity price exposure for the year 1999. Cash outflows on the swap agreements should be offset by increased margins on electricity sales to customers under tariffed rates with fixed fuel costs. The electricity forward contracts hedge a portion of CSW's energy requirements through September 1999. The average contract price for forward purchases is $58 per MWH and the average contract price for forward sales is $80 per MWH.

      Contractual commitments at December 31, 1998 are as follows:

                        Net Notional                           Fair Value of
    Products               Amount      Fair Value of Assets     Liabilities
    ----------------------------------------------------------------------------
                                                      (millions)
    Swaps             6,510,000 MMbtu          $--                  $1
    Forwards:
       purchases        440,000 MWH              3                  --
       sales            292,800 MWH              1                  --


      Cross-currency swaps and SEEBOARD's electricity contracts for differences The fair value of cross currency swaps reflect third-party valuations calculated using proprietary pricing models. Based on these valuations, CSW's position in these cross currency swaps represented an unrealized loss of $57 million at December 31, 1998. This unrealized loss is offset by unrealized gains related to the underlying transactions being hedged. CSW expects to hold these contracts to maturity. The fair value of SEEBOARD's contracts for differences is not determinable due to the absence of a trading market.

      DERIVATIVE CONTRACTS NOTIONAL AMOUNTS   Notional       Fair
      AND ESTIMATED FAIR VALUES                Amount       Value
                                             -------------------------
                                                    (millions)

      Cross currency swaps
         Maturities:  2001 and 2006             $400         $457

8.    LONG-TERM DEBT

      The CSW System's long-term debt outstanding as of the end of the last two years is presented in the following table.

         Maturities              Interest Rates             December 31,
  From          To              From          To          1998        1997
  -----------------------------------------------------------------------------
                                                             (millions)
  Secured bonds
  1999          2025            5.25%       7.75%           $1,824      $2,080

  Unsecured bonds
  2001          2030            3.33% (1)   8.88%            1,359       1,353

  Notes and Lease Obligations
  1999          2021            5.89%       9.75%              765         641

  Unamortized discount                                        (10)        (10)
  Unamortized cost of
    Reacquired debt                                          (153)       (166)
                                                      -------------------------
                                                            $3,785      $3,898
                                                      -------------------------
  (1) Variable rate

      The mortgage indentures, as amended and supplemented, securing FMBs issued by the U.S. Electric Operating Companies, constitute a direct first mortgage lien on substantially all electric utility plant. The U.S. Electric Operating Companies may offer additional FMBs, medium-term notes and other securities subject to market conditions and other factors.

      CSW's year end weighted average cost of long-term debt was 7.3% for 1998 and 7.2% for both 1997 and 1996.

      Annual Requirements
      Certain series of outstanding FMBs have annual sinking fund requirements, which are generally 1% of the amount of each such series issued. These requirements may be, and generally have been, satisfied by the application of net expenditures for bondable property in an amount equal to 166-2/3% of the annual requirements. Certain series of pollution control revenue bonds also have sinking fund requirements. At December 31, 1998, the annual sinking fund requirements and annual maturities (including sinking fund requirements) for all long-term debt for the next five years are presented in the following table.

                                    Sinking Fund    Annual
                                    Requirements  Maturities
                                    -------------------------
                                          (millions)

                 1999                   $1          $169
                 2000                    1           208
                 2001                    1           421
                 2002                    1           151
                 2003                    1           206

      Dividends
      At December 31, 1998, approximately $1.3 billion of CSW's subsidiary companies' retained earnings were available for payment of cash dividends by such subsidiaries to CSW.

      Reacquired Long-term Debt
      In September 1998, PSO reacquired $25 million principal amount outstanding of Series K and $30 million principal amount outstanding of Series L FMBs, in their entirety, at call prices of 100 and 100.77, respectively. In September 1998, CPL reacquired $36 million principal amount outstanding of Series L FMBs, in its entirety, at a call price of 100.53. No long-term debt was reacquired prior to maturity during 1997.

      Reference is made to MD&A, LIQUIDITY AND CAPITAL RESOURCES for further information related to long-term debt, including new issues and reacquisitions of long-term debt during 1998.


9.    PREFERRED STOCK

      The outstanding preferred stock of the U.S. Electric Operating Companies as of the end of the last two years is presented in the following table.


                                   Dividend                     Current
                                     Rate     December 31,  Redemption Price
                                 From    To   1998   1997      From - To
                                 ---------------------------------------------
                                              (millions)
Not subject to mandatory
redemption
     182,931 shares              4.00% -5.00%  $19     $19   $102.75-109.00
     1,600,000 shares              Auction     160     160        $100.00
   Issuance expenses/premiums                   (3)     (3)
                                              -------------
                                              $176    $176
                                              -------------
Subject to mandatory redemption
     (none outstanding at
       December 31, 1998)           6.95%      $--     $27          $--
   To be redeemed within one year               --      (1)

                                              -------------
                                               $--     $26
                                              -------------
Total authorized shares
     6,405,000

      All of the outstanding preferred stock is redeemable at the option of the U.S. Electric Operating Companies upon 30 days notice at the current redemption price per share. During 1998 and 1997, SWEPCO redeemed $1.2 million pursuant to its annual sinking fund requirement. During 1997, each of the U.S. Electrics reacquired a significant portion of its outstanding preferred stock. As a result of differences between the dividend rates on the reacquired securities and prevailing market rates, CSW realized an overall gain of approximately $10 million on the transactions. This gain is shown separately, as Gain on Reacquired Preferred Stock, on the Consolidated Statements of Income.

      CPL
      The dividends on CPL's $160 million auction and money market preferred stocks are adjusted every 49 days, based on current market rates. The dividend rates averaged 4.4%, 4.3% and 4.1% during 1998, 1997 and 1996, respectively.

      SWEPCO
      On April 1, 1998, SWEPCO called the remaining 274,010 shares of its $100 par value 6.95% preferred stock. SWEPCO used short-term debt to fund the redemption.

      For additional information about the U.S. Electric Operating Companies' preferred stock, see their Statements of Capitalization in the Financial Statements.


10.   TRUST PREFERRED SECURITIES

      The following Trust Preferred Securities issued by the wholly-owned statutory business trusts of CPL, PSO and SWEPCO were outstanding at December 31, 1998. They are classified on the balance sheets as CPL, PSO or SWEPCO Obligated, Mandatorily Redeemable Preferred Securities of Subsidiary Trusts Holding Solely Junior Subordinated Debentures of CPL, PSO or SWEPCO, respectively.

                                                 Amount      Description of Underlying
Business Trust     Security         Units      (millions)    Debentures of Registrant
-------------------------------------------------------------------------------------------------

CPL Capital I      8.00%,Series A    6,000,000    $150       CPL, $154.6 million, 8.00%, Series A
PSO Capital I      8.00%,Series A    3,000,000      75       PSO, $77.3 million, 8.00%,  Series A
SWEPCO Capital I   7.875%,Series A   4,400,000     110       SWEPCO, $113.4 million, 7.875%, Series A
                                   ---------------------
                                    13,400,000    $335
                                   ---------------------


      Each of the business trusts will be treated as a subsidiary of its parent company. The only assets of the business trusts are the subordinated debentures issued by their parent company as specified above. In addition to the obligations under their subordinated debentures, each of the parent companies has also agreed to a security obligation which represents a full and unconditional guarantee of its capital trust's obligation.


11.   SHORT-TERM FINANCING

      The CSW System uses short-term debt, primarily commercial paper, to meet fluctuations in working capital requirements and other interim capital needs. CSW has established a money pool to coordinate short-term borrowings for certain subsidiaries and also incurs borrowings outside the money pool for other subsidiaries. As of December 31, 1998, CSW had revolving credit facilities totaling $1.0 billion to backup its commercial paper program. At December 31, 1998, CSW had $811 million outstanding in short-term borrowings. The maximum amount of such short-term borrowings outstanding during the year, which had a weighted average interest yield for the year of 5.8%, was $1.1 billion during June 1998.

      CSW Credit, which does not participate in the money pool, issues commercial paper on a stand-alone basis. At December 31, 1998, CSW Credit had a $1.0 billion revolving credit agreement that is secured by the assignment of its receivables to back up its commercial paper program which had $749 million outstanding. The maximum amount of such commercial paper outstanding during the year, which had a weighted average interest yield for the year of 5.6%, was $1.0 billion during September 1998.

12.   COMMON STOCK

      CSW's basic earnings per share of common stock are computed by dividing net income for common stock by the average number of common shares outstanding for the respective periods. Diluted earnings per share reflect the potential dilution that could occur if all options outstanding under CSW's stock incentive plan were converted to common stock and then shared in the income for common stock. CSW's basic and diluted earnings per share were the same for the years 1996 - 1998. CSW's dividends per common share reflect per share amounts paid for each of the periods.

      CSW can issue common stock, either through the purchase and reissuance of shares from the open market or original issue shares, through the LTIP, a stock option plan, PowerShare and Retirement Savings Plan. CSW began funding these plans through open market purchases, effective April 1, 1997. Information concerning common stock activity issued through the LTIP, the stock option plan, PowerShare and the Retirement Savings Plan is presented in the following table.

                                     1998           1997           1996
                             ------------------------------------------------
Number of new shares issued
 (millions)                          0.4             0.8            2.9
Range of stock price for new
 shares                     $25 5/8-$30 1/16  $21 1/4-$25 5/8  $24 3/8-$28 7/8
New common stock equity
 (millions)                          $10             $20            $79

      During February 1996, CSW sold 15,525,000 shares of CSW Common in a primary stock offering and received net proceeds of approximately $398 million. These proceeds were used to repay a portion of indebtedness incurred during the acquisition of SEEBOARD.


13.   STOCK-BASED COMPENSATION PLANS

      CSW has a key employee incentive plan. This plan is accounted for under Accounting Principles Board Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for this plan been determined consistent with SFAS No. 123, pro forma calculations of CSW's and each of the U.S. Electric Operating Companies' net income for common stock and earnings per share as required by SFAS No. 123 would not have changed significantly from amounts reported.

      Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

      CSW may grant options for up to 4.0 million shares of CSW common stock under the stock option plan. Under the stock option plan, the option exercise price equals the stock's market price on the date of grant. The grant vests over three years, one-third on each of the three anniversary dates of the grant and expires 10 years after the original grant date. CSW has granted 2.8 million shares through December 31, 1998. A summary of the status of CSW's stock option plan at December 31, 1998, 1997 and 1996 and the changes during the years then ended is presented in the following table.


                                1998                         1997                        1996
                     ------------------------------------------------------------------------------------------
                                    Weighted                        Weighted                    Weighted
                      Shares         Average           Shares       Average          Shares     Average
                     (thousands)  Exercise Price     (thousands)  Exercise Price   (thousands)  Exercise Price

Outstanding at
beginning  of year     1,902           $24              1,412           $26             1,564       $26
Granted                   --            --                694            21                70        27
Exercised               (337)           24                 --            22              (147)       24
Canceled                (119)           24               (204)           28               (75)       27
                     ----------                       ----------                     ---------
Outstanding at end
  of year              1,446            24              1,902            24             1,412        26


Exercisable at end
  of year              1,010           n/a              1,162           n/a             1,004       n/a


14.   BUSINESS SEGMENTS

      Effective December 31, 1998, CSW adopted SFAS No. 131. CSW's business segments at December 31, 1998 included U.S. Electric (CPL, PSO, SWEPCO and WTU) and U.K. Electric (SEEBOARD U.S.A.). Eight additional non-utility companies are included with CSW in Other and Reconciling Items (CSW Energy, CSW International, C3 Communications, EnerShop, CSW Energy Services, CSW Credit, CSW Leasing and CSW Services). Gas Operations (Transok) were sold on June 6, 1996. See NOTE 15. TRANSOK DISCONTINUED OPERATIONS for additional information. CSW's business segment information is presented in the following tables.



                                 U.S.       U.K.      Other and    CSW
                                 Electric   Electric  Reconciling  Consolidated
                                 ----------------------------------------------

1998
Operating revenues                 $3,488     $1,769       $225      $5,482
Depreciation and amortization         399         95         27         521
Interest income                         6          6         18          30
Interest expense                      197        116        103         416
Operating income tax expense          235          1        (33)        203
Net income from equity method
  subsidiaries                         (1)        --         --          (1)
Income from continuing
  operations                          374        117        (51)        440
Total assets                        8,998      3,032      1,714      13,744
Investments in equity method
  subsidiaries                         15         --         --          15
Capital expenditures                  313        106        107         526

1997
Operating revenues                 $3,321     $1,870        $77      $5,268
Depreciation and amortization         389         92         16         497
Interest income                         8         12         --          20
Interest expense                      212        120         82         414
Operating income tax expense          144         31        (24)        151
Windfall profits tax                   --       (176)        --        (176)
Net income from equity method
  subsidiaries                         (1)        --         --          (1)
Income from continuing
  operations                          289        117        (77)        329
Total assets                        9,172      2,931      1,348      13,451
Investments in equity method
  subsidiaries                         15         --         --          15
Capital expenditures                  346        126        276         748

1996
Operating revenues                 $3,248     $1,848        $59      $5,155
Depreciation and amortization         362         88         14         464
Interest income                         3         18         --          21
Interest expense                      224        116         65         405
Operating income tax expense          191         46        (13)        224
Windfall profits tax                   --         --        132         132
Net income from equity method
  subsidiaries                         --         --         --          --
Income from continuing
  operations                          262        103        (68)        297
Total assets                        9,142      3,061      1,129      13,332
Investments in equity method
  subsidiaries                         10         --         --          10
Capital expenditures                  356      1,543        109       2,008

Products and Services
The U.S. Electric Operating Companies' products and services primarily consist of the generation, transmission and distribution of electricity. The U.K. Electric segment's primary lines of business are the supply and distribution of electricity. CSW is currently developing computer systems to provide information by product and services rather than by legal entity.

Geographic Areas

                                                  Revenues
                              -------------------------------------------------
                                United      United      Other         CSW
                                States      Kingdom     Foreign   Consoldiated
                              -------------------------------------------------
                                                 (millions)
1998                             $3,705     $1,769         $8       $5,482
1997                              3,390      1,870          8        5,268
1996                              3,616      1,848          1        5,465

                                            Long-Lived Assets
                                ------------------------------------------------
                                United      United      Other         CSW
                                States      Kingdom     Foreign   Consoldiated
                              -------------------------------------------------
                                                 (millions)
1998                             $7,831      $2,530       $201     $10,562
1997                              7,801       2,551        254      10,606
1996                              7,682       2,623         72      10,377


15.   TRANSOK DISCONTINUED OPERATIONS

      On June 6, 1996, CSW sold Transok to Tejas. Accordingly, the results of operations for Transok have been reported as discontinued operations and prior periods have been restated for consistency.

      As a wholly owned subsidiary of CSW, Transok operated as an intrastate natural gas gathering, transmission, marketing and processing company that provided natural gas services to the U.S. Electric Operating Companies, predominantly PSO, and to other gas customers throughout the United States.

      CSW sold Transok to Tejas for approximately $890 million, consisting of $690 million in cash and $200 million in existing long-term debt that remained with Transok after the sale. A portion of the cash proceeds was used to repay borrowings incurred related to the SEEBOARD acquisition and the remaining proceeds were used to repay commercial paper borrowings. CSW recorded an after tax gain on the sale of Transok of approximately $120 million in 1996.

      Transok's operating results for 1996 are summarized in the following table (transactions with CSW have not been eliminated).

                                                      1996
                                                    ---------
                                                   (millions)

              Total revenue                             $362

              Operating income before income  taxes       23


              Earnings before income taxes                18
              Income taxes                                (6)
                                                    ---------
              Net income from discontinued operations    $12
                                                    ---------

16.   PROPOSED AEP MERGER

      On December 22, 1997, CSW and AEP announced that their boards of directors had approved a definitive merger agreement for a tax-free, stock-for-stock transaction creating a company with a total market capitalization of approximately $28 billion at that time. At December 31, 1998, the total market capitalization of the combined company would have been $28 billion ($15 billion in equity; $13 billion in debt) and the combined company would have served more than 4.6 million customers in 11 states and approximately 4 million customers outside the United States. On May 27, 1998, AEP shareholders approved the issuance of the additional shares of stock required to complete the merger.
On May 28, 1998, CSW stockholders approved the merger.

      Under the merger agreement, each common share of CSW will be converted into 0.6 shares of AEP common stock. Based upon AEP's closing price immediately prior to the merger announcement, this represented a premium of 20% over the CSW closing price. At December 22, 1997, AEP would have issued approximately $6.6 billion in stock to CSW stockholders to complete the transaction. At December 31, 1998, AEP would have issued approximately $6.0 billion in stock to CSW stockholders to complete the transaction. CSW stockholders will own approximately 40% of the combined company. CSW plans to continue to pay dividends on its common stock until the closing of the AEP Merger at approximately the same times and rates per share as 1998, subject to continuing evaluation of CSW's financial condition and earnings by the CSW board of directors.

      Under the merger agreement, there will be no changes required with respect to the public debt issues, the outstanding preferred stock or the Trust Preferred Securities of CSW's subsidiaries.

      The   companies   anticipate   net  savings   related  to  the  merger  of
approximately $2 billion over a 10-year period from the elimination of duplication in corporate and administrative programs, greater efficiencies in operations and business processes, increased purchasing efficiencies, and the combination of the two work forces. At the same time, the companies will continue their commitment to high quality, reliable service. Job reductions related to the merger are expected to be approximately 1,050 out of a total domestic workforce of approximately 25,000. The combined company will use a combination of growth, reduced hiring and attrition to minimize the need for employee separations. Transition teams of employees from both companies will make organizational and staffing recommendations.

      The electric systems of AEP and CSW will operate on an integrated and coordinated basis as required by the Holding Company Act. Any fuel savings resulting from the coordinated operation of the combined company will be passed on to customers.

      The merger agreement contains covenants and agreements that restrict the manner in which the parties may operate their respective businesses until the time of closing of the merger. In particular, without the prior written consent of AEP, CSW may not engage in a number of activities that could affect its sources and uses of funds. Pending closing of the merger, CSW's and its subsidiaries' strategic investment activity, capital expenditures and non-fuel operating and maintenance expenditures are restricted to specific agreed upon projects or agreed upon amounts. In addition, prior to consummation of the merger, CSW and its subsidiaries are restricted from: (i) issuing shares of common stock other than pursuant to employee benefit plans; (ii) issuing shares of preferred stock or similar securities other than to refinance existing obligations or to fund permitted investment or capital expenditures; and (iii) incurring indebtedness other than pursuant to existing credit facilities, in the ordinary course of business or to fund permitted projects or capital expenditures. These restrictions are not expected to limit the ability of CSW and its subsidiaries to make investments and expenditures in amounts previously budgeted. (The foregoing statements constitute forward-looking statements within

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

the meaning of Section 21E of the Exchange Act. Actual results may differ materially from such projected information due to changes in the underlying assumptions. See FORWARD-LOOKING INFORMATION).

      Merger Regulatory Approvals
      The merger is conditioned, among other things, upon the approval of several state and federal regulatory agencies.

      General
      Testimony submitted in the filings in Arkansas, Louisiana, Oklahoma, Texas and at the FERC outlined the expected company-wide benefits of the merger to AEP and CSW customers and shareholders. These benefits would include $2 billion in non-fuel savings over 10 years and $98 million in net fuel savings over 10 years.

      FERC
      On April 30, 1998, AEP and CSW jointly filed a request with the FERC for approval of their proposed merger. On July 15, the FERC approved a draft order accepting the proposed transmission service agreements between the Ameren System and PSO. The draft order confirms that PSO's 250 MW firm contract path is available for AEP and CSW to meet the Holding Company Act's requirement that the two systems operate on an integrated and coordinated basis. In November 1998, the FERC issued an order setting issues for hearing. Hearings are scheduled to begin on June 1, 1999. The FERC order indicated that the review of the proposed merger would address the issues of competition, market power and customer protection and instructed AEP and CSW to refile an updated market power study. The updated market power study was filed in January 1999. CSW has filed a proposed settlement with the FERC to sell 250 MWs of capacity in the Frontera power plant project, two years after the AEP merger closes to respond to market-power issues. A final order is expected in the fourth quarter of 1999.

      Arkansas
      On June 12, 1998, AEP and CSW jointly filed a request with the Arkansas Commission for approval of their proposed merger. The Arkansas Commission issued an order approving the merger subject to approval of the associated regulatory plan on August 13, 1998. On December 17, 1998, the Arkansas Commission issued a final order granting conditional approval of a stipulated agreement related to a proposed merger regulatory plan. The stipulated agreement calls for SWEPCO to reduce rates through a net savings merger rider for its Arkansas retail customers by $6 million over the five-year period following completion of the merger. The Arkansas Commission order notes the possibility of decisions in other jurisdictions adversely affecting provisions of the stipulated agreement. Consequently, the Arkansas Commission final orders are conditioned on its
consideration   of   approval   of  the  merger  in  other   state  and  federal
jurisdictions.

      Louisiana
      On May 15, 1998, AEP and CSW jointly filed a request with the Louisiana Commission for approval of their proposed merger and for a finding that the merger is in the public interest. AEP and CSW have proposed a regulatory plan in Louisiana that provides for:

        - Approximately $2.6 million in fuel cost savings to Louisiana customers of CSW's SWEPCO subsidiary during the 10 years following completion of the merger; and

       - A commitment not to raise base rates above current levels prior to January 1, 2002, for SWEPCO customers in Louisiana and a plan to share with those customers approximately one-half of the savings allocated to Louisiana related to the merger during the first 10 years following the merger. Under this plan, approximately $26 million of these non-fuel merger-related savings will be used to reduce future costs to SWEPCO's Louisiana customers.

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

      Hearings in Louisiana are expected to begin in the first quarter of 1999, and a final order is expected in the second quarter of 1999.

      Oklahoma
      On August 14, 1998, AEP and CSW jointly filed a request with the Oklahoma Commission for approval of their proposed merger. AEP and CSW have proposed a regulatory plan in Oklahoma that provides for

       - Approximately $11.8 million in fuel cost savings to Oklahoma customers of CSW's PSO subsidiary during the 10 years following completion of the merger; and

       - A commitment not to raise base rates above current levels prior to January 1, 2002, for PSO retail customers and to share approximately one-half of the savings from synergies created by the merger during the first 10 years following the merger. Under this plan, approximately $78.6 million of these non-fuel merger-related savings will be used to reduce future costs to PSO's retail customers.

      On October 1, 1998, an Oklahoma Commission ALJ issued an oral ruling recommending to the Oklahoma Commission that the merger filing be dismissed without prejudice for lack of information regarding the potential impact of the merger on the retail electric market in Oklahoma. The ruling was in response to comments received from intervenors to the merger. A dismissal without prejudice would allow AEP and CSW to submit an amended application with the added information.

      Subsequent meetings with the parties to the merger proceeding resulted in an agreement on criteria for the additional studies. On October 21, 1998, the ALJ approved these criteria, as well as plans by AEP and CSW to file an amended application along with the additional studies.

      An amended application was filed with the Oklahoma Commission on February 25, 1999. Submission of the amended application reset Oklahoma's 90-day statutory time period for Oklahoma Commission action on the merger. All other material in the written record in the merger case will be preserved since the docket is not being dismissed. AEP and CSW anticipate that the Oklahoma Commission will establish a procedural schedule that will result in a final order in Oklahoma in the second quarter of 1999.

      Texas
      On April 30, 1998, AEP and CSW jointly filed a request with the Texas Commission for a finding that the merger is in the public interest. AEP and CSW have proposed a regulatory plan in Texas that provides for:

        - Approximately $29 million in fuel cost savings to Texas customers during the 10-year period following completion of the merger; and

        - A commitment to not raise base rates prior to January 1, 2002 for Texas customers and a plan to share with those customers approximately one-half of the savings allocated to Texas related to the merger during the first 10 years following the merger. In Texas, approximately $183 million of the savings from synergies will be used to reduce future costs to customers.

      On July 2, 1998, the Texas Commission issued a preliminary order setting forth the issues the Texas Commission will consider in the merger application.

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

In its preliminary order, the Texas Commission also determined that: (i) the merger application was not a rate proceeding; (ii) restructuring issues should not be addressed; and (iii) matters in the jurisdiction of other regulatory bodies should not be addressed.

      AEP and CSW have reached a settlement in principle with the Texas Office of Public Utility Counsel and several cities in Texas. The proposed settlement provides for combined rate reductions totaling approximately $180 million over a six-year period for CSW's electric operating company customers through two separate rate riders. Both rate reduction riders become effective upon approval of the settlement and completion of the merger.

      The first rate reduction rider provides for $84.4 million in estimated net merger savings to be credited to Texas customer bills. The reduction would come from a net merger savings rate reduction rider over the six years following completion of the merger with the aggregate rate reductions for customers of the CSW Texas companies as follows:

    - $52.7 million for CPL;
    - $16.1 million for SWEPCO; and
    - $15.6 million for WTU.

      The second rate reduction rider will be implemented to resolve issues associated with CPL, WTU and SWEPCO rate and fuel reconciliation proceedings in Texas. The $95.6 million rate reductions over the six years following completion of the merger include:

    - $61.3 million for CPL;
    - $19.9 million for SWEPCO; and
    - $14.4 million for WTU.

      CSW has agreed to withdraw the appeal of the CPL glide-path rate reduction of $13.0 million implemented in May 1998, as well as the second glide-path rate reduction of $13.0 million scheduled to take effect May 1999, if the settlement is approved and the merger between AEP and CSW merger is completed.

      In addition, as a part of the settlement proposal, CPL, SWEPCO and WTU agree not to seek an increase in base rates prior to January 1, 2003. The Texas Office of Public Utility Counsel and members of the Texas cities will not initiate rate reviews prior to January 1, 2001.

      The settlement proposal also provides for a sharing of off-system sales margins on the wholesale electricity market after the effective date of the merger. The proposed settlement also includes affiliate transaction standards and provides for the maintenance of service quality for Texas customers.

      Hearings in Texas are expected to begin in the second quarter of 1999, and a final order is expected by the end of the third quarter of 1999.

      NRC
      On June 19, 1998, CPL filed a license transfer application with the NRC requesting the NRC's consent to the indirect transfer of control of CPL's interests in the NRC licenses issued for STP from CSW to AEP. CPL would continue to own its 25.2% interest in STP, and CPL's name would remain on the NRC operating license. On November 5, 1998, the NRC approved the license transfer application on the condition that the merger is completed by December 31, 1999.

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



      Other Federal
      On October 13, 1998, AEP and CSW jointly filed an application with the SEC for approval of the proposed merger. The SEC merger filing is similar to requests currently before other jurisdictions and outlines the expected combined company benefits of the merger to AEP and CSW customers and shareholders. On November 9, 1998, AEP and CSW filed an amendment to the application.

      AEP and CSW plan to make other required federal merger filings with the Federal Communications Commission and the Department of Justice in the near future.

      United Kingdom
      CSW has a 100% interest in SEEBOARD, and AEP has a 50% interest in Yorkshire. The proposed merger of CSW into AEP would result in common ownership of the United Kingdom entities. Although the merger of CSW into AEP is not subject to approval of United Kingdom regulatory authorities, the common ownership of the United Kingdom entities could be referred by the United Kingdom Secretary of State for Trade and Industry for an investigation by the United Kingdom Monopolies and Mergers Commission. CSW is unable to predict the outcome of any such regulatory proceeding.

      AEP
      AEP has received a request from the staff of the Kentucky Public Service Commission to file an application seeking Kentucky Public Service Commission approval for the indirect change in control of Kentucky Power Company that will occur as a result of the proposed merger. CSW understands that although AEP does not believe that the Kentucky Public Service Commission has the jurisdictional authority to approve the merger, AEP will prepare a merger application filing to be made with the Kentucky Public Service Commission, which is expected to be filed by April 15, 1999. Under the governing statute the Kentucky Public Service Commission must act on the application within 60 days. Therefore this matter is not expected to impact the timing of the merger.

       Completion of the Merger
      The proposed AEP merger has a targeted completion date in the fourth quarter of 1999. The merger is conditioned, among other things, upon the approval of several state and federal regulatory agencies. The transaction must satisfy many conditions, including the condition that it must be a pooling of interests. The parties may not waive some of these conditions. AEP and CSW have initiated the process of seeking regulatory approvals, but there can be no assurances as to when, on what terms or whether the required approvals will be received or whether there will be any regulatory proceedings in the United
Kingdom. The merger agreement will terminate on December 31, 1999 unless, in certain circumstances, extended by either party as provided in the merger agreement. There can be no assurance that the AEP merger will be consummated.

      Merger Costs
      As of December 31, 1998, CSW had deferred $26 million in costs related to the merger on its consolidated balance sheet, which will be charged to expense if AEP and CSW are not successful in completing their proposed merger.


17.   EXTRAORDINARY ITEM

      In the general election held in the United Kingdom on May 1, 1997, the United Kingdom's Labour Party won control of the government with a considerable majority. Prior to the general election, the Labour Party had announced that if elected, it would impose a windfall profits tax on certain industries in the United Kingdom, including the privatized utilities, to fund a variety of social improvement programs. On July 2, 1997, the one-time windfall profits tax was

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

introduced in the Labour Party's Budget and the legislation enacting the tax subsequently was passed during the third quarter of 1997. Accordingly, during the third quarter of 1997, SEEBOARD U.S.A. accrued, as an extraordinary item, (pound)109.5 million (or $176 million when converted at (pound)1.00=$1.61) for a one-time, windfall profits tax enacted by the United Kingdom government.

      The windfall profits tax was payable in two equal installments, due December 1, 1997 and December 1, 1998. The tax was charged at a rate of 23% on the difference between nine times the average profits after tax for the four years following flotation in 1990, and SEEBOARD's market capitalization calculated as the number of shares issued at flotation multiplied by the flotation price per share.


18.   NEW ACCOUNTING STANDARDS

      SFAS No. 130
      SFAS No. 130 is effective for fiscal year 1998 and was the basis of preparation for the Consolidated Statements of Stockholders' Equity in this report. The statement adds the requirement to present comprehensive income and all of its components (revenues, expenses, gains and losses) in a full set of financial statements, and this new statement must be displayed with the same prominence given other financial statements. Comprehensive income is defined as the change in equity (net assets) of a business enterprise during a period except those resulting from investments by owners and distributions to owners.

      SFAS No. 131
      CSW adopted SFAS No. 131 for fiscal year 1998. The statement requires disclosure of selected information about its reportable operating segments. Operating segments are components of an enterprise that engage in business activities that may earn revenues and incur expenses, for which discrete financial information is available and is evaluated regularly by the chief operating decision-maker within a company for making operating decisions and assessing performance. Segments may be based on products and services, geography, legal structure or management structure.

      SFAS No. 132
      SFAS No. 132 is effective for fiscal year 1998 and is reflected in NOTE 5. BENEFIT PLANS. This statement standardizes the disclosure requirements for pensions and OPEBs, requires additional information for changes in the benefit obligations and fair value of plan assets and eliminates certain disclosure requirements. Adoption of this statement did not have a material effect on the CSW's results of operations or financial condition.

      SOP No. 98-5
      SOP No. 98-5 is effective for fiscal years beginning after December 15, 1998. The statement requires entities to expense the costs of start-up activities as incurred. SOP No. 98-5 broadly defines start-up activities to include: (i) costs that are incurred before operations have begun; (ii) costs incurred after operations have begun but before full productive capacity has been reached; (iii) learning costs and non-recurring operating losses incurred before a project is fully operational; and (iv) one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory or with a new class of customer, and initiating a new process in an existing operation.

      CSW adopted SOP No. 98-5 in 1998. CSW Energy and CSW International expensed $4.5 million and $1.5 million, after tax, respectively, of start-up costs which had previously been capitalized.

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

      SFAS No. 133
      SFAS No. 133 is effective for fiscal years beginning after June 15, 1999 (January 1, 2000 for calendar year entities). This statement replaces existing pronouncements and practices with a single integrated accounting framework for derivatives and hedging activities and eliminates previous inconsistencies in generally accepted accounting principles. The statement expands the accounting definition of derivatives, which had focused on freestanding contracts (futures, forwards, options and swaps) to include embedded derivatives and many commodity contracts. All derivatives will be reported on the balance sheet either as an asset or liability measured at fair value. Changes in a derivative's fair value will be recognized currently in earnings unless specific hedge accounting criteria is met. CSW has not yet quantified the impacts of adopting SFAS No. 133 on its financial statements and has not determined the timing or method of adopting SFAS No. 133.

      EITF Issue 98-10
      In December 1998, the EITF reached consensus on Issue 98-10, Accounting for Contracts Involved in Energy Trading and Risk Management Activities. EITF Issue 98-10 is effective for fiscal years beginning after December 15, 1998. EITF Issue 98-10 requires energy trading contracts to be recorded at fair value on the balance sheet, with the changes in fair value included in earnings. In reaching its consensus, the EITF distinguished between energy contracts entered to generate a profit and energy contracts entered to provide for the physical delivery of a commodity. Generally, CSW's energy contracts are entered into for the physical delivery of energy. These contracts, therefore, do not meet the definition of "trading activities" addressed by EITF Issue 98-10. Therefore, adoption of EITF Issue 98-10 will not have a material impact on CSW's results of operations or financial condition.


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



19.   QUARTERLY INFORMATION (UNAUDITED)

      The following unaudited quarterly information includes, in the opinion of management all adjustments necessary for a fair presentation of such amounts. Information for quarterly periods is affected by seasonal variations in sales, rate changes, timing of fuel expense recovery and other factors.

        QUARTER ENDED                              1998         1997
        -----------------------------------------------------------------
        March 31
        Operating Revenues                         $1,257      $1,278
        Operating Income                              163         127
        Income from Continuing Operations              60          25
        Net Income for Common Stock                    60          25
        Basic and Diluted EPS from Continuing       $0.28       $0.12
        Operations
        Basic and Diluted EPS                       $0.28       $0.12
        June 30
        Operating Revenues                         $1,344      $1,184
        Operating Income                              214         169
        Income from Continuing Operations             107          83
        Net Income for Common Stock                   107          83
        Basic and Diluted EPS from Continuing       $0.50       $0.39
        Operations
        Basic and Diluted EPS                       $0.50       $0.39
        September 30
        Operating Revenues                         $1,581      $1,477
        Operating Income                              344         303
        Income from Continuing Operations             233         196
        Extraordinary Item                             --        (176)
        Net Income for Common Stock                   233          20
        Basic and Diluted EPS from Continuing       $1.10       $0.93
        Operations
        Basic and Diluted EPS from                   $--       $(0.83)
        Extraordinary Item
        Basic and Diluted EPS                       $1.10       $0.10
        December 31
        Operating Revenues                         $1,300      $1,329
        Operating Income                              145         136
        Income from Continuing Operations              40          25
        Net Income for Common Stock                    40          25
        Basic and Diluted EPS from Continuing       $0.19       $0.11
        Operations
        Basic and Diluted EPS                       $0.19       $0.11
        Total
        Operating Revenues                          $5,482      $5,268
        Operating Income                               866         735
        Income from Continuing Operations              440         329
        Extraordinary Item                              --        (176)
        Net Income for Common Stock                    440         153
        Basic and Diluted EPS from Continuing        $2.07       $1.55
        Operations
        Basic and Diluted EPS from                     $--      $(0.83)
        Extraordinary Item
        Basic and Diluted EPS                        $2.07       $0.72




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


20.   SUBSEQUENT EVENT

      Through December 31, 1998, CSW International has invested $80 million in Vale, a Brazilian electric distribution company, to obtain a 36% equity interest. CSW International also issued $100 million of debt to Vale, convertible to equity by the end of 1999. CSW International accounts for its $80 million investment in Vale on the equity method of accounting, and the $100 million as a loan.


      In mid-January 1999, amid market instability, the Brazilian government abandoned its policy of pegging the currency in a broad range against the dollar. This resulted in a 40% devaluation of the Brazilian Real by the end of January. Vale will be unfavorably impacted by the devaluation due primarily to the revaluation of foreign denominated debt.

      CSW International has a put option which requires that Vale purchase CSW International's shares, upon CSW International exercising the put, at a minimum of the purchase price paid for the shares ($80 million). As a result of the put option arrangement, management has reached a preliminary conclusion that CSW International's investment carrying amount will not be reduced below the put option value unless there is deemed to be a permanent impairment. CSW International views its investment in Vale as a long-term investment strategy and believes that the investment in Vale continues to have significant long-term value and is recoverable. Management will continue to closely evaluate the changes in the Brazilian economy, and its impact on CSW International's investment in Vale.


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


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Central and South West
Corporation:

      We have audited the accompanying consolidated balance sheets of Central and South West Corporation (a Delaware corporation) and subsidiary companies as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows, for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of CSW UK Finance Company (1998 and 1997 - which includes CSW Investments) and CSW Investments (1996), which statements reflect total assets and total revenues of 22 percent and 32 percent in 1998, 22 percent and 35 percent in 1997 and 36 percent of total revenues in 1996, respectively, of the consolidated totals. Those statements were audited by other auditors whose reports have been furnished to us and our opinion, insofar as it relates to the amounts included for those entities, is based solely on the reports of the other auditors.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

      In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Central and South West Corporation and subsidiary companies as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.






/s/ Arthur Andersen LLP
Arthur Andersen LLP

Dallas, Texas
February 12, 1999

AUDITOR'S REPORT TO THE MEMBERS OF CSW UK FINANCE COMPANY

      We have audited the consolidated balance sheets of CSW UK Finance Company and subsidiaries as of 31 December 1998 and 1997 and the related consolidated statement of earnings and statements of cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit

      We conducted our audit in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CSW UK Finance Company and subsidiaries at 31 December 1998 and 1997 and the results of their operations and cash flows for the years then ended in conformity with generally accepted accounting principles in the United Kingdom.

      Generally accepted accounting principles in the United Kingdom vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected results of operations and shareholders' equity as of and for the years ended 31 December 1998 and 1997 to the extent summarised in Note 23 to the consolidated financial statements.






/s/ KPMG Plc
KPMG Audit Plc
Chartered Accountants                                       London, England
Registered Auditor                                          18 January 1999

AUDITOR'S REPORT TO THE MEMBERS OF CSW INVESTMENTS

      We have audited the consolidated balance sheets of CSW Investments and subsidiaries as of 31 December 1996 and the related consolidated statement of earnings and statements of cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CSW Investments and subsidiaries at 31 December 1996 and the results of their operations and cash flows for the year then ended in conformity with generally accepted accounting principles in the United Kingdom.

      Generally accepted accounting principles in the United Kingdom vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected results of operations and shareholders' equity as of and for the year ended 31 December 1996 to the extent summarised in the notes to the consolidated financial statements.






/s/ KPMG Audit Plc
KPMG Audit Plc
Chartered Accountants                                       London, England
Registered Auditor                                          22 January 1997

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


REPORT OF MANAGEMENT

      Management is responsible for the preparation, integrity and objectivity of the consolidated financial statements of Central and South West Corporation and subsidiary companies as well as other information contained in this Annual Report. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and, in some cases, reflect amounts based on the best estimates and judgments of management giving due consideration to materiality. Financial information contained elsewhere in this Annual Report is consistent with that in the consolidated financial statements.

      The consolidated financial statements have been audited by CSW's independent public accountants who were given unrestricted access to all financial records and related data, including minutes of all meetings of stockholders, the board of directors and committees of the board. CSW and its subsidiaries believe that representations made to the independent public accountants during their audit were valid and appropriate. The reports of independent public accountants are presented elsewhere in this report.

      CSW, together with its subsidiary companies, maintains a system of internal controls to provide reasonable assurance that transactions are executed in accordance with management's authorization, that the consolidated financial statements are prepared in accordance with generally accepted accounting principles and that the assets of CSW and its subsidiaries are properly safeguarded against unauthorized acquisition, use or disposition. The system includes a documented organizational structure and division of responsibility, established policies and procedures including a policy on ethical standards which provides that the companies will maintain the highest legal and ethical standards, and the careful selection, training and development of our employees.

      Internal auditors continuously monitor the effectiveness of the internal control system following standards established by the Institute of Internal Auditors. Actions are taken by management to respond to deficiencies as they are identified. The board, operating through its audit committee, which is comprised entirely of directors who are not officers or employees of CSW or its subsidiaries, provides oversight to the financial reporting process.

      Due to the inherent limitations in the effectiveness of internal controls, no internal control system can provide absolute assurance that errors will not occur. However, management strives to maintain a balance, recognizing that the cost of such a system should not exceed the benefits derived.

      CSW and its subsidiaries believe that, in all material respects, its system of internal controls over financial reporting and over safeguarding of assets against unauthorized acquisition, use or disposition functioned effectively as of December 31, 1998.





/s/ E.R. Brooks          /s/ Glenn D. Rosilier           /s/ Lawrence B. Connors
    E. R. Brooks             Glenn D. Rosilier               Lawrence B. Connors
    Chairman and             Executive Vice President and    Controller
    Chief Executive Officer  Chief Financial Officer


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



GLOSSARY OF TERMS
The following abbreviations or acronyms used in this financial report are defined below:

Abbreviation or Acronym......Definition
AEP ....................American Electric Power Company, Inc.
AEP Merger .............Proposed Merger between AEP and CSW where CSW would become a wholly owned subsidiary of AEP
AFUDC ..................Allowance for funds used during construction
ALJ ....................Administrative Law Judge
Alpek ..................Alpek S.A. de C.V.
Anglo Iron..............Anglo Iron and Metal, Inc.
APBO ...................Accumulated Post-retirement Benefit Obligation
Arkansas Commission ....Arkansas Public Service Commission
Btu ....................British thermal unit
Burlington Northern ....Burlington Northern Railroad Company
C3 Communications ......C3 Communications, Inc., Austin, Texas (formerly CSW
                        Communications, Inc.)
Cajun ..................Cajun Electric Power Cooperative, Inc.
CERCLA .................Comprehensive Environmental Response, Compensation and
                        Liability Act of 1980
ChoiceCom ..............CSW/ICG ChoiceCom, L.P., a terminated joint venture between C3 Communications and ICG Communications, Inc.
CLECO ..................Central Louisiana Electric Company, Inc.
Court of Appeals .......Court of Appeals, Third District of Texas, Austin, Texas
CPL ....................Central Power and Light Company, Corpus Christi, Texas
CPL 1997 Final Order ...Final orders received from the Texas Commission in CPL's rate case Docket No, 14965, including both the order received on September 10, 1997 and the revised order received on October 16, 1997
CPL 1996 Fuel Agreement.Fuel settlement agreement entered into by CPL and other parties
CSW ....................Central and South West Corporation, Dallas, Texas
CSW Credit .............CSW Credit, Inc., Dallas, Texas
CSW Energy .............CSW Energy, Inc., Dallas, Texas
CSW Energy Services ....CSW Energy Services, Inc., Dallas, Texas
CSW International ......CSW International, Inc., Dallas, Texas
CSW Investments ........CSW Investments, an unlimited company organized in the
                        United Kingdom through which CSW International owns SEEBOARD
CSW Leasing ............CSW Leasing, Inc., Dallas, Texas
CSW Power Marketing ....CSW Power Marketing, Inc., Dallas, Texas
CSW Services ...........Central and South West Services, Inc., Dallas, Texas and
                        Tulsa, Oklahoma
CSW System .............CSW and its subsidiaries
CSW UK Finance Company .An unlimited company organized in the United Kingdom through which CSW International owns CSW Investments
CWIP ...................Construction work in progress
DGES ...................Director General of Electricity Supply
DHMV ...................Dolet Hills Mining Venture
Diversified Electric ...CSW Energy and CSW International
DOE ....................United States Department of Energy
ECOM ...................Excess cost over market
EITF....................Emerging Issues Task Force
EITF Issue 98-10........Accounting for Contracts Involved in Energy Trading and
                        Risk Management Activities
El Paso ................El Paso Electric Company
EnerACT.................Energy Aggregation and Control Technology
Energy Policy Act ......National Energy Policy Act of 1992
EnerShop ...............EnerShopsm Inc., Dallas, Texas
EPA ....................United States Environmental Protection Agency
EPS ....................Earnings per share of common stock
ERCOT ..................Electric Reliability Council of Texas
Exchange Act ...........Securities Exchange Act of 1934, as amended
EWG ....................Exempt Wholesale Generator
FERC ...................Federal Energy Regulatory Commission
FMB ....................First mortgage bond
FUCO ...................Foreign utility company as defined by the Holding
                        Company Act
HL&P ...................Houston Lighting & Power Company
Holding Company Act ....Public Utility Holding Company Act of 1935, as amended
IBEW ...................International Brotherhood of Electrical Workers
ISO ....................Independent system operator
ITC ....................Investment tax credit

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

GLOSSARY OF TERMS (continued)
The following abbreviations or acronyms used in this financial report are defined below:

Abbreviation or Acronym.......Definition
KWH ....................Kilowatt-hour
LIFO ...................Last-in first-out (inventory accounting method)
Louisiana Commission ...Louisiana Public Service Commission
LTIP ...................Long-Tern Incentive Plan
MD&A ...................Management's Discussion and Analysis of Financial
                        Condition and Results of Operations
MDEQ ...................Mississippi Department of Environmental Quality
MGP ....................Manufactured gas plant or coal gasification plant
Mirror CWIP ............Mirror construction work in progress
Mississippi Power ......Mississippi Power Company
MMbtu ..................Million Btu
MW .....................Megawatt
MWH ....................Megawatt-hour
National Grid ..........National Grid Group plc
NEIL ...................Nuclear Electric Insurance Limited
NLRB ...................National Labor Relations Board
NRC ....................Nuclear Regulatory Commission
OASIS ..................Open access same time information system
Oklahoma Commission ....Corporation Commission of the State of Oklahoma
Oklaunion ..............Oklaunion Power Station Unit No. I
OPEB ...................Other post-retirement benefits (other than pension)
PCB ....................Polychlorinated biphenyl
PowerShare .............CSW's PowerShareSM Dividend Reinvestment and Stock
                        Purchase Plan
PRP ....................Potentially responsible party
PSO ....................Public Service Company of Oklahoma, Tulsa, Oklahoma
PSO 1997 Rate Settlement
 Agreement..............Joint stipulation agreement reached by PSO and other parties to settle PSO's rate inquiry
PURPA ..................Public Utility Regulatory Policies Act of 1978
Retirement Plan ........CSW's tax-qualified Cash Balance Retirement Plan
Retirement Savings Plan.CSW's employee retirement savings plan
Rights Plan ............Stockholders Rights Agreement between CSW and CSW
                        Services, as Rights Agent
RUS ....................Rural Utilities Service of the federal government
SEC ....................United States Securities and Exchange Commission
SEEBOARD ...............SEEBOARD Group plc, Crawley, West Sussex, United Kingdom
SEEBOARD U.S.A..........CSW's investment in SEEBOARD consolidated and converted to U.S.Generally Accepted Accounting Principles
SFAS ...................Statement of Financial Accounting Standards
SFAS No. 52 ............Foreign Currency Translation
SFAS No. 71 ............Accounting for the Effects of Certain Types of
                        Regulation
SFAS No. 87 ............Employers' Accounting for Pensions
SFAS No. 106 ...........Employers' Accounting for Post-retirement Benefits Other than Pensions
SFAS No. 115 ...........Accounting for Certain Investments in Debt and Equity
                        Securities
SFAS No. 123 ...........Accounting for Stock-Based Compensation
SFAS No. 130 ...........Reporting Comprehensive Income
SFAS No. 131 ...........Disclosure about Segments of an Enterprise and Related
                        Information
SFAS No. 132 ...........Employers' Disclosures about Pensions and Other
                        Post-retirement Benefits
SFAS No. 133 ...........Accounting for Derivative Instruments and Hedging
                        Activities
SOP 98-5 ...............Statement of Position 98-5, Reporting on the Costs of
                        Start-up Activities
SPP ....................Southwest Power Pool
STP ....................South Texas Project nuclear electric generating station
STPNOC .................STP Nuclear Operating Company, a non-profit Texas corporation, jointly owned by CPL, HL&P, City of Austin, and City of San Antonio
SWEPCO .................Southwestern Electric Power Company, Shreveport,
                        Louisiana
SWEPCO Plan ............The amended plan of reorganization for Cajun filed by the Members Committee and SWEPCO on March 18, 1998 with the U.S. Bankruptcy Court for the Middle District of Louisiana
Tejas ..................Tejas Gas Corporation
Texas Commission .......Public Utility Commission of Texas
TNRCC ..................Texas Natural Resource Conservation Commission
Transok.................Transok, Inc. and subsidiaries
Trust Preferred
 Securities.............Collective term for securities issued by business trusts of CPL, PSO and SWEPCO classified on the balance sheet as "Certain Subsidiary (or CPL/PSO/SWEPCO)-obligated, mandatorily redeemable preferred securities of subsidiary trusts holding solely Junior Subordinated Debentures of such Subsidiaries (or CPL/PSO/SWEPCO)"

The following abbreviations or acronyms used in this financial report are defined below:

Abbreviation or Acronym.......Definition
U.K. Electric...........SEEBOARD U.S.A.
U.S. Electric Operating
 Companies or U.S.
 Electrics..............CPL, PSO, SWEPCO and WTU
Vale ...................Empresa De Electricidade Vale Paranapanema S/A, a
                        Brazilian Electric Distribution Company
Valero..................Valero Refining Company-Texas, Valero Refining Company
                        and Valero Energy Company
WTU ....................West Texas Utilities Company, Abilene, Texas
Yorkshire ..............Yorkshire plc, a regional electricity company in the
                        United Kingdom

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